   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1998
================================================================================
                                                      REGISTRATION NO. 333-59613

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            SIMONDS INDUSTRIES INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                       5995                   05-0484518
      (State or Other               (Primary Standard         (I.R.S. Employer
Jurisdiction of Incorporation   Industrial Classification    Identification No.)
     or Organization)                  Code Number)


                               135 INTERVALE ROAD
                         FITCHBURG, MASSACHUSETTS 01420
                                 (978) 343-3731
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               CHRISTINE M. MARX
                                EDWARDS & ANGELL
                          150 JOHN F. KENNEDY PARKWAY
                         SHORT HILLS, NEW JERSEY 07078
                                 (973) 376-7700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________


=============================================================================================================
                                                                                    PROPOSED
                                                                                    MAXIMUM
                                                                     AMOUNT         OFFERING       AMOUNT OF
                    TITLE OF EACH CLASS OF                            TO BE          PRICE       REGISTRATION
                  SECURITIES TO BE REGISTERED                      REGISTERED       PER UNIT          FEE
-------------------------------------------------------------------------------------------------------------
10 1/4% Senior Subordinated Notes due 2008.....................   $100,000,000        100%          $29,500
-------------------------------------------------------------------------------------------------------------
Guarantee of Notes of Armstrong Manufacturing Company, Inc.....        --              --             --
-------------------------------------------------------------------------------------------------------------
Guarantee of Notes of Simonds Holding Company, Inc.............        --              --             --
-------------------------------------------------------------------------------------------------------------
Guarantee of Notes of Simonds Industries FSC, Inc..............        --              --             --
=============================================================================================================


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

--------------------------------------------------------------------------------
 THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSTITUTE AN OFFER
  TO SELL OR THE SOLICITATION OF AN OFFER TO BUY. SUBJECT TO COMPLETION, DATED
                               SEPTEMBER 3, 1998
--------------------------------------------------------------------------------

PROSPECTUS

                            SIMONDS INDUSTRIES INC.

[LOGO]
                             OFFER TO EXCHANGE ITS
              10 1/4% SENIOR SUBORDINATED NOTES DUE JULY 1, 2008,
                      WHICH HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED,
                      FOR AN EQUAL PRINCIPAL AMOUNT OF ITS
              10 1/4% SENIOR SUBORDINATED NOTES DUE JULY 1, 2008,
                       WHICH HAVE NOT BEEN SO REGISTERED

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT
      5:00 P.M. NEW YORK CITY TIME, ON             , 1998, UNLESS EXTENDED

    Simonds Industries Inc., a Delaware corporation ("Simonds" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of its 10 1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2008 (the "Original Notes" and, together with the Exchange Notes, the "Notes"), which have not been so registered, from the holders thereof. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration rights relating to the Original Notes.

    The Company will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
         ,1998, unless extended (as so extended, the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange pursuant to the Exchange Offer. Pursuant to the Registration Agreement (as defined), the Exchange Offer will remain open for not less than 30 days (or longer if required by applicable law) after the date hereof. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

    Interest on the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999. The Exchange Notes are subject to redemption on or after July 1, 2003, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to July 1, 2001, the Company may, at its option, redeem up to an aggregate of 35% of the original principal amount of the Notes issued with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the Notes issued remain outstanding immediately after giving effect to any such redemption. In the event of a Change of Control (as defined), the Company will be obligated to make an offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. In addition, the Company will be obligated to make an offer to purchase Notes in the event of certain asset sales. See "Description of Exchange Notes."

    The Exchange Notes will be general unsecured obligations of the Company ranking subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Exchange Notes will be unconditionally guaranteed (the "Guarantees"), on a senior subordinated basis, jointly and severally, by each of the Company's Domestic Wholly Owned Restricted Subsidiary (as defined) (the "Guarantors"). The Guarantee of each Guarantor will be subordinate in right of payment to all Guarantor Senior Debt (as defined) of such Guarantor. As of June 27, 1998, on a pro forma basis, the Company and the Guarantors would have had no Senior Debt or Guarantor Senior Debt outstanding. In addition, the Exchange Notes will be effectively subordinated in right of payment to all liabilities, including indebtedness, of subsidiaries of the Company which are not Guarantors. As of June 27, 1998, on a pro forma basis, such subsidiaries would have had $14.4 million of total liabilities, including approximately $6.5 million of indebtedness.

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated July 7, 1998 (the "Registration Rights Agreement"), among the Company and the other signatories thereto. The Company believes that based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the ninetieth day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is                   , 1998.

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for interests in the Global Exchange Note only on the terms set forth in the Indenture dated as of July 7, 1998 (the "Indenture") among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). See "Description of Exchange Notes -- Book-Entry Transfer."

     Prior to this Exchange Offer, there has been no public market for the Original Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their face value. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

     Neither the Company nor any of its subsidiaries will receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE USED TO IDENTIFY FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THE COMPANY WISHES TO CAUTION READERS THAT ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "USE OF PROCEEDS," "SELECTED PRO FORMA FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD LOOKING STATEMENTS. ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY, WHICH ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR DISRUPTION ON SUPPLY SOURCES OF SPECIALTY STEELS; (4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL ON TERMS CONSIDERED REASONABLE BY MANAGEMENT; (6) ADVERSE STATE, FEDERAL OR FOREIGN

LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; AND (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY COMPETE AND FLUCTUATIONS IN DEMAND IN THE METAL PROCESSING AND PRIMARY WOOD INDUSTRIES. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement.

     The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, the Company has agreed that, until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) the Company shall file with the SEC and provide to the Trustee, the Initial Purchasers (as defined) and holders of Notes such annual reports and such information, documents and other reports to be filed with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, whether or not the Company is subject to such filing requirements so long as the SEC will accept such filings, and (b) the Company shall provide to the Trustee and the holders of the Notes, and make available to prospective purchasers of Notes, securities analysts and broker-dealers upon request, consolidated financial statements comparable to those required to appear in annual or quarterly reports. In addition, for so long as any of the Original Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Original Notes or beneficial owner of the Original Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     Any reports or documents filed by Simonds with the SEC (including the Exchange Offer Registration Statement) may be inspected and copied at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references to the "Company" are to Simonds Industries Inc. and its wholly owned subsidiaries. References herein to various financial information on a "pro forma basis" (i) give effect to the acquisitions of Armstrong Manufacturing Company ("Armstrong") and W. Notting Limited ("Notting") as if such transactions had been completed as of the first day of the related period and (ii) reflect certain adjustments described in "Selected Pro Forma Financial Data." This Prospectus includes product names and trademarks of the Company and of other organizations.

                                  THE COMPANY

GENERAL

     Simonds, with operations since 1832, is a leading global manufacturer and marketer of high quality industrial cutting tools. With facilities in North America and Europe, the Company sells its products into three distinct end user markets: metal (49% of 1997 net sales on a pro forma basis), wood (40%), and paper (11%). Management believes the Company holds a number one, two or three share position in each of the markets it serves. For the twelve months ended June 27, 1998, net sales and EBITDA (as defined) were $131.4 million and $19.5 million, respectively, on a pro forma basis.

     The Company manufactures saw blades, files, knives and steel rule that, when mounted on industrial machinery, cut, shape, bend and perforate metal, wood and paper. In addition, the Company manufactures and distributes machinery, including a complete line of filing room equipment used primarily in saw mills. Management believes that Simonds manufactures and markets the most technologically advanced industrial cutting tools available in the industry. The Company's more than 25,000 products are used in a wide variety of industrial applications. End users of Simonds' products range from large companies such as General Motors Corp. and Georgia Pacific Corp. to small businesses such as machine shops. The primary end users of the Company's metal cutting tools include aerospace, automotive, construction and home appliance manufacturers as well as steel service centers, forge shops and aluminum foundries. The Company's wood cutting products are used in saw mills, pulp and paper mills, furniture manufacturing facilities and wood chipping operations. Steel rule products produced by the Company are used in the die making and packaging industries. The products are consumable and require replacement many times per year. More than 85% of the Company's net sales are derived from sales of replacement products for use in the aftermarket. In addition, despite the significant value added by the Company's products in the processes in which they are used, these products add relatively little cost to end users' operations. These factors have contributed to the Company's historically stable revenue stream.

     Management believes that as a result of its long and successful history, Simonds has been able to create a loyal, knowledgeable and efficient distribution base. A substantial majority of the Company's products are marketed and sold to end users in each of its market segments worldwide through approximately 7,000 independent distributors. This distribution base provides the Company with a competitive advantage by allowing the Company to more easily sell its broad range of products, including new and sophisticated tools. In addition, through its independent distributors the Company is able to offer end users the highest quality customer service, including the resharpening and maintenance of its cutting tools. The Company complements its distribution base with a service oriented, highly trained and experienced sales force who spend most of their time with end users. The Company sells its products directly to over 12,000 distributors and end users with no single customer representing more than 2.1% of total net sales for 1997.

     Simonds' products are marketed and sold worldwide in 92 countries through facilities located in the United States, Canada, Germany, Spain and the United Kingdom. The Company has expanded its product sales outside of North America from 15% of net sales in 1991 to 24% in 1997 on a pro forma basis through acquisitions and internal growth. The Company intends to continue its international growth by broadening its

--------------------------------------------------------------------------------

product offerings in existing markets and entering new geographic areas. For the year ended December 27, 1997, the Company's net sales in the United States, Canada, Europe and the rest of the world represented approximately 62%, 14%, 17% and 7% of total Company net sales, respectively, on a pro forma basis.

     Simonds benefits from an experienced management team with a demonstrated track record of successfully implementing the Company's business strategy. The senior management team averages more than 20 years of industry experience. Management believes that this experience, in combination with the Company's 166 year history and superior product quality, has made Simonds a widely recognized brand name among its target customer base.

BUSINESS STRATEGY

     Management believes that Simonds is well positioned to maintain its current leadership position within the cutting tool industry. The Company's strategic objective is to continue to design, manufacture and sell superior cutting tools and equipment while leveraging its metallurgy and tooth edge geometry expertise. The Company focuses on end user markets where high product performance is valued and in geographic markets with a developed and large industrial base. The Company's objective is to continue to grow its sales and expand its operating margins by pursuing the following business strategy:

     Continued Margin Expansion Through Focus on Profitability. The Company's culture and organization focuses on consistently improving profitability. The Company's compensation structure creates incentives for all personnel to focus on profit margins. In each of the manufacturing facilities, all levels of employees from machine operators through plant managers receive bonuses tied to the profitability or productivity of their particular facility. The Company's corporate sales management and sales force receive incentive compensation based on achieving specific profit margins as well as sales targets. Senior management's incentive compensation is based on targeted levels of the Company's profitability. As a result of this cultural focus and emphasis on profitability, Simonds' EBITDA margin has grown from 10.4% of net sales in 1990 to 15.2% of net sales in 1997.

     Strategic Acquisitions. The Company intends to continue to pursue strategic acquisitions in the highly fragmented industrial cutting tool industry. Management believes that there are many attractive potential acquisition targets both domestically and internationally. Since 1989, the Company has completed eight acquisitions as described in the following table.

                                       MARKET                                                        YEAR
           ENTITY ACQUIRED             SEGMENT        PRODUCT TYPE               LOCATIONS         ACQUIRED
           ---------------             -------   -----------------------   ---------------------   --------
Michigan Knife Company                  Wood     - Industrial Knives       North America             1989
                                                 - Circular Saws

Mainland Manufacturing Inc.             Wood     - Wide Band Saws          Western Canada            1990
                                                 - Circular Saws
                                                 - Filing Room Equipment

A.H. Ralston Limited                    Metal    - Industrial Files        United Kingdom            1990
Wespa Metallsagenfabrik-Lorenz Weisel
  KG ("Wespa")                          Metal    - Band Saws               Germany                   1992
                                                 - Hack Saws

Strongridge Limited ("Strongridge")     Metal    - Sales & Marketing       North America             1996

Product line of Pacific Hoe Company     Wood     - Bits and Shanks         --                        1997

Armstrong                               Wood     - Filing Room Equipment   United States             1997

Notting                                 Paper    - Steel Rule              Europe, North America     1998


Each of these acquisitions has provided significant strategic opportunities for the Company by either expanding product offerings or geographic markets in which these products are sold. For example, Notting expanded the Company's steel rule product line, Armstrong expanded the Company's filing room equipment machinery, Strongridge provided access to smaller distributors, and Wespa further developed the metal band product line. The Company is presently evaluating certain acquisition opportunities and as part of its strategy will continue to do so in the future. There can be no assurance that the Company will consummate any such acquisitions or, if consummated, the timing thereof.

--------------------------------------------------------------------------------

     Emphasis on Product Innovation. Management believes that the Company is a leader in the development of innovative and technologically superior products. Throughout its history, the Company has often been first to introduce new product technologies, including bits and shanks, carbide tipped band saws, circular and band levelers, band tensioners, computerized saw control and narrow wood band technology. An even greater emphasis on product innovation was initiated in 1996 with the creation of a staff level position devoted to product development. Recent new products include (i) "Epic(R)," a state-of-the-art metal band saw line; (ii) automated band saws and circular saw levelers, revolutionary products which allow for automated tensioning and leveling of band saws and circular saws; (iii) "Red Streak(R)," a premier product for portable saw mill use that enables users to cut lumber in the forest, resulting in lower operating expenses; and (iv) "Dominator(R)," carbide tip bits which last significantly longer than high speed steel bits. Management estimates that the Company introduces approximately 10 to 25 new product innovations annually. New product innovations are important to the Company's independent distributors, providing them with the ability to expand their product lines, the opportunity to improve their margins and the ability to offer their customers enhanced products.

     Low Cost Manufacturing. The Company continues to focus on being a low cost producer of high value-added products within the cutting tool industry. The Company has continued to benefit from economies of scale in both purchasing and manufacturing. Management believes that the Company is able to purchase specialty steel, its primary raw material, more efficiently than many of its smaller competitors, generating significant savings. The Company has reduced its manufacturing costs and improved its consistency of product quality as a result of capital investment and process control programs. Capital investment of more than $10 million since 1995 in new and upgraded equipment such as electron beam welding, milling equipment, grinding equipment, heat treating equipment, and in-line process controls has resulted in productivity and quality gains. The Company's Fitchburg and Newcomerstown facilities received ISO 9002 certification in 1993 and 1997, respectively. As a measure of improved efficiency, the Company's sales per employee has increased from approximately $87,000 in 1989 to approximately $151,000 in 1997.

COMPANY HISTORY

     The Company has been in continuous operation selling cutting tools with headquarters in Fitchburg, Massachusetts since 1832. The Company originally manufactured agricultural cutting tools, evolving into an industry leader in the development of industrial cutting tools for metal, wood and paper. In 1995, the Company was acquired by Fleet Venture Resources, Inc. and certain of its affiliates ("Fleet") and management. The Company is incorporated in Delaware and maintains its principal executive offices at 135 Intervale Road, Fitchburg, Massachusetts 01420. Its phone number is (978) 343-3731.

     On July 7, 1998, the Company consummated the sale of the Original Notes in a transaction exempt from the registration requirements of the Securities Act (the "Original Offering").

                               THE EXCHANGE OFFER

The Exchange Offer............   Up to $100,000,000 aggregate principal amount
                                 of Exchange Notes are being offered in exchange for a like aggregate principal amount of Original Notes. The Company is making the
                                 Exchange Offer in order to satisfy its
                                 obligations under the Registration Rights
                                 Agreement relating to the Original Notes. For a description of the procedures for tendering
                                 Original Notes, see "The Exchange Offer --
                                 Procedures for Tendering."

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 1998, unless the Exchange Offer is extended (in which case the Expiration Date will be the latest date and time to which the Exchange
                                 Offer is extended). See "The Exchange Offer --
                                 Terms of the Exchange Offer."

Conditions of the Exchange
 Offer........................   The Exchange Offer is subject to the condition
                                 that the Exchange Offer does not violate applicable law or SEC staff interpretation. If the Company determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer. The Exchange
                                 Offer is not conditioned upon any minimum principal amount of Original Notes being tendered. See "The Exchange Offer -- Conditions of the Exchange Offer."

Resale of the Exchange
 Notes........................   Based on an interpretation by the staff of the
                                 SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange
                                 Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original
                                 Notes directly from the Company for resale pursuant to Rule 144A ("Rule 144A") or any other available exemption under the Securities
                                 Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes.
                                 Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange
                                 Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The
                                 Company does not assume or indemnify holders of Exchange Notes against such liability, although the Company does not believe that any such liability should exist. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange
                                 Notes. Although such broker-dealer may be an "underwriter" within the

--------------------------------------------------------------------------------

                                 meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                                 All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

                                 The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Procedures for Tendering
 Notes........................   Each holder of Original Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal or a facsimile hereof, as the case may be, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that such holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The
                                 Exchange Offer -- Procedures for Tendering."

Special Procedures for
 Beneficial Owners............   Any beneficial owner whose Original Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer --
                                 Procedures for Tendering."

Guaranteed Delivery
 Procedures...................   Holders of Original Notes who wish to tender
                                 their Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal, as the case may be, to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must


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                                        5

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                                 tender their Original Notes according to the
                                 guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Untendered Notes..............   Following the consummation of the Exchange
                                 Offer, holders of Original Notes eligible to participate but who do not tender their Original Notes will not have any further exchange rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected by the Exchange Offer.

Consequences of Failure to
 Exchange.....................   The Original Notes that are not exchanged
                                 pursuant to the Exchange Offer will remain restricted securities. Accordingly, such
                                 Original Notes may be resold only (i) to the Company, (ii) to a qualified institutional buyer pursuant to Rule 144A or pursuant to Rule
                                 144 under the Securities Act, (iii) in an offshore transaction pursuant to the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) to an institutional accredited investor pursuant to an exemption under the Securities Act, or
                                 (v) pursuant to an effective registration statement under the Securities Act. See "The
                                 Exchange Offer -- Consequences of Failure to
                                 Exchange."

Shelf Registration
 Statement....................   If (i) the Company is not permitted to effect
                                 the Exchange Offer as contemplated hereby because the Exchange Offer is not permitted by applicable law or SEC policy, (ii) any holder of Original Notes notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer or such holder may not resell the Exchange Notes to the public without delivering a Prospectus and the prospectus contained in the Exchange Offer
                                 Registration Statement is not appropriate or available for such resales by such holder or
                                 (B) it is a broker-dealer and owns Original
                                 Notes acquired directly from the Company or an affiliate of the Company, the Company has agreed pursuant to the Registration Rights
                                 Agreement to register the Original Notes issued by it on a shelf registration statement (the
                                 "Shelf Registration Statement") and use its reasonable best efforts to cause it to be declared effective by the SEC, as promptly as practicable after the filing thereof, and if applicable, use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the Issue Date.

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

Acceptance of Original Notes
 and Delivery of Exchange
  Notes.......................   The Company will accept for exchange any and
                                 all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                                 York City time, on the Expiration Date. The
                                 Exchange Notes issued pursuant to the Exchange
                                 Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer --
                                 Terms of the Exchange Offer."


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                                        6

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Federal Income Tax
 Consequences.................   The exchange pursuant to the Exchange Offer
                                 will generally not be a taxable event for federal income tax purposes. See "Certain
                                 Federal Income Tax Consequences."

Use of Proceeds...............   There will be no cash proceeds to the Company
                                 from the exchange pursuant to the Exchange
                                 Offer.

Exchange Agent................   State Street Bank and Trust Company.


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                                        7

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                               THE EXCHANGE NOTES

Issuer........................   Simonds Industries Inc.

Securities Offered............   $100 million aggregate principal amount of
                                 10 1/4% Senior Subordinated Notes due 2008 registered under the Securities Act.

Maturity Date.................   July 1, 2008

Interest......................   The Exchange Notes will bear interest at a rate
                                 of 10 1/4% per annum, payable semi-annually on January 1 and July 1 commencing January 1,
                                 1999.

Guarantees....................   The Exchange Notes will be unconditionally
                                 guaranteed, on a senior subordinated basis, jointly and severally, by each of the Company's existing Domestic Wholly Owned Restricted
                                 Subsidiaries and by certain of the Company's future subsidiaries as described under
                                 "Description of Exchange Notes -- Guarantees" and "Description of Exchange Notes -- Certain
                                 Covenants -- Issuance of Subsidiary
                                 Guarantees."

Ranking.......................   The Exchange Notes will be unsecured
                                 obligations of the Company ranking subordinate in right of payment with all existing and future Senior Debt of the Company. Each
                                 Guarantee will be an unsecured obligation of the applicable Guarantor ranking subordinate in right of payment to all Guarantor Senior Debt of such Guarantor. As of June 27, 1998, on a pro forma basis, the Company and the Guarantors would have had no Senior Debt or Guarantor
                                 Senior Debt outstanding. In addition, the Notes will be effectively subordinated in right of payment to all liabilities, including indebtedness, of subsidiaries of the Company which are not Guarantors. As of June 27, 1998, on a pro forma basis, such subsidiaries would have had approximately $14.4 million of total liabilities, including $6.5 million of indebtedness.

Optional Redemption...........   Except as provided below, the Exchange Notes
                                 are not redeemable at the Company's option prior to July 1, 2003. Thereafter, the Exchange
                                 Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, prior to July 1, 2001, the Company may, at its option, redeem up to an aggregate of 35% of the principal amount of Exchange
                                 Notes issued with the net proceeds from one or more Public Equity Offerings at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption; provided that 65% of the Exchange Notes issued remain outstanding immediately after giving effect to any such redemption. See "Description of Exchange Notes -- Redemption."

Change of Control.............   In the event of a Change of Control, the
                                 Company will be obligated to make an offer to purchase all of the outstanding Exchange Notes at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of Exchange Notes -- Change of Control."


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                                        8

--------------------------------------------------------------------------------

Asset Sales...................   The Company will be required in certain
                                 circumstances to make an offer to purchase
                                 Exchange Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, with the net cash proceeds of certain asset sales.
                                 See "Description of Exchange Notes -- Certain
                                 Covenants -- Limitation on Asset Sales."

Certain Covenants.............   The Indenture contains covenants, including,
                                 but not limited to, covenants with respect to limitations on the following matters: (i) incurrence of additional indebtedness, (ii) issuance of preferred stock by subsidiaries,
                                 (iii) creation of liens, (iv) restricted payments, (v) sales of assets and subsidiary stock, (vi) incurrence of other senior subordinated indebtedness, (vii) mergers and consolidations, (viii) payment restrictions affecting subsidiaries, and (ix) transactions with affiliates. See "Description of Exchange
                                 Notes -- Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 11 for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.



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                                        9

--------------------------------------------------------------------------------

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                               YEAR ENDED DECEMBER                  SIX MONTHS ENDED JUNE
                                    -----------------------------------------   ------------------------------   PRO FORMA TWELVE
                                                                    PRO FORMA                        PRO FORMA     MONTHS ENDED
                                    1995(1)     1996       1997      1997(2)     1997       1998      1998(2)    JUNE 27, 1998(2)
                                    --------   -------   --------   ---------   -------   --------   ---------   ----------------
OPERATING DATA:
  Net sales.......................  $101,144   $98,661   $114,182   $131,808    $55,376   $ 62,641   $ 66,290        $131,440
  Cost of goods sold..............    71,455    69,828     78,798     89,892     38,247     42,281     44,940          89,539
                                    --------   -------   --------   --------    -------   --------   --------        --------
    Gross profit..................    29,689    28,833     35,384     41,916     17,129     20,360     21,350          41,901
  Selling, general and
    administrative expense........    17,594    17,135     21,149     26,913      9,944     11,961     13,165          26,340
  Special compensation expense....     7,920        --         --         --         --         --         --              --
                                    --------   -------   --------   --------    -------   --------   --------        --------
    Operating income..............     4,175    11,698     14,235     15,003      7,185      8,399      8,185          15,561
  Interest expense................     3,530     4,399      4,963     11,549      2,394      2,477      5,822          11,620
  Other expense (income), net.....      (484)      245        520        543        172        167         49             389
                                    --------   -------   --------   --------    -------   --------   --------        --------
    Income before income taxes....     1,129     7,054      8,752      2,911      4,619      5,755      2,314           3,552
  Income taxes....................       469     3,071      3,751      1,375      1,971      2,441      1,180           1,852
                                    --------   -------   --------   --------    -------   --------   --------        --------
    Net income....................  $    660   $ 3,983   $  5,001   $  1,536    $ 2,648   $  3,314   $  1,134        $  1,700
                                    ========   =======   ========   ========    =======   ========   ========        ========

OTHER DATA:
  EBITDA(3).......................  $ 14,782   $14,026   $ 17,299   $ 18,785    $ 8,555   $ 10,246   $ 10,205        $ 19,528
  Depreciation and
    amortization(4)...............     2,687     2,328      3,064      3,782      1,370      1,847      2,020           3,967
  Capital expenditures............     2,640     3,638      3,708      4,105      1,542      2,085      2,224           4,714
  Ratio of EBITDA to interest
    expense(5)....................                                                                                       1.8x
  Ratio of total debt to EBITDA...                                                                                       5.5x

BALANCE SHEET DATA:(6)
  Working capital......................................................................   $ 23,726   $ 32,671
  Total assets.........................................................................    108,594    114,827
  Total debt...........................................................................     59,882    106,497
  Shareholders' equity(deficit)........................................................     24,704    (13,525)

---------------

(1) The 1995 results and data include the five months ended May 26, 1995 for the Predecessor and seven months ended December 30, 1995 for the Company. The Predecessor's results include a $7,920 special compensation expense as described in Note 2 of Notes to Consolidated Financial Statements.
(2) The pro forma operating data presented gives effect to the acquisitions of Armstrong and Notting and the Original Offering as if they had occurred on January 1, 1997.
(3) EBITDA is defined as operating income plus depreciation, amortization (other than amortization of debt discount and deferred financing costs) and special compensation expense. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient to meet cash requirements.
(4) Depreciation and amortization excludes amortization of deferred financing costs and debt discount.
(5) For the purpose of calculating the ratio of EBITDA to interest expense, interest expense does not include amortization of deferred financing costs.
(6) The pro forma balance sheet gives effect to the Original Offering and the use of proceeds therefrom as if they had occurred on June 27, 1998.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to the other information set forth in this Prospectus before making an investment in the Notes.

SUBSTANTIAL LEVERAGE

     As of June 27, 1998, on a pro forma basis, the Company would have had $106.5 million of consolidated indebtedness and consolidated stockholders' deficit of $13.5 million.

     The Company's indebtedness will have several important consequences for the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, to refinance other indebtedness or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and (iv) the Company's ability to capitalize on significant business opportunities may be limited.

     The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Senior Credit Facility (as defined), will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture restricts the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. In addition, the Senior Credit Facility contains other and more restrictive covenants. The Senior Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Senior Credit Facility. In an event of default under the Senior Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Senior Credit Facility could terminate all commitments thereunder. If such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes. See "Description of Senior Debt" and "Description of Exchange Notes -- Certain Covenants."

SUBORDINATION OF NOTES AND GUARANTEES

     The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including all amounts owing or guaranteed under the Senior Credit Facility. The Guarantees will be similarly subordinated to Guarantor Senior Debt. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or a Guarantor, assets of the Company or such Guarantor will be available to pay obligations on the Notes or Guarantees only after all Senior Debt of the Company or Guarantor Senior Debt of such Guarantor, as applicable, has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on any or all of the Notes. In addition, neither the Company nor any Guarantor may pay principal, premium, interest or other amounts on account of the Notes or any Guarantee in the event of a payment default (or, with respect to a non-payment default on Designated Senior Debt (as defined), for a specified period) in respect of Senior Debt. See "Description of Exchange Notes -- Subordination." As of June 27, 1998, on a pro forma basis, the Company and the Guarantors would have had no Senior Debt or Guarantor Senior Debt outstanding. In addition, the Notes will be effectively subordinated in right of payment to all liabilities, including indebtedness, of subsidiaries of the Company which are not Guarantors. As of June 27, 1998, on a pro forma basis, such subsidiaries would have had $14.4 million of total liabilities, including $6.5 million of indebtedness.

DEPENDENCE ON KEY INDIVIDUALS

     The success of the Company is largely dependent on the experience and knowledge of certain key executive officers. The loss of the services of one or more of these individuals and the Company's inability to attract and retain other key members of the Company's management could have a material adverse effect upon the Company.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company operates manufacturing, sales and service facilities in Germany, the United Kingdom, Spain and Canada. In 1997, sales of its products in foreign countries accounted for approximately 38% of the Company's net sales. As a result, the Company is subject to risks associated with operations in foreign countries, including fluctuations in currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries and imposition or increase of investment, subjection to certain foreign labor laws and other restrictions by foreign governments. Fluctuations in currency exchange rates have had an impact on the Company's operations in the past, and historically the Company has hedged some of its foreign currency risks. No assurance can be given that the risks associated with operating in foreign countries will not have a material adverse effect on the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON SPECIALTY STEELS; RELIANCE ON LIMITED SOURCES OF SUPPLY

     The principal raw material used by the Company is specialty steels. The Company relies on limited sources for its supply of specialty steels. The loss of any such source, or any major disruption in such source's business or failure by it to meet the Company's needs on a timely basis could cause shortages in the Company's supply of specialty steels that could have a material adverse effect on the Company's business and financial condition.

     The steel industry is highly cyclical in nature and steel prices are influenced by numerous factors beyond the control of the Company, including general economic conditions, labor costs, molybdenum and chrome costs, competition, import duties, tariffs and currency exchange rates. If the Company is unable to pass some or all of future steel price increases to its customers, the Company could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials."

RELIANCE ON METAL PROCESSING AND PRIMARY WOOD INDUSTRIES

     Demand for the Company's metal and wood products generally follows movements in the metal processing and primary wood industries. The metal processing and primary wood industries are both cyclical in nature and are affected by global and national economic conditions. A material change in either industry or general economic conditions could have a material adverse effect on the Company's business and financial condition.

UNION CONTRACTS

     The Company's facilities at Fitchburg and Newcomerstown employ members of the United Steel Workers of America Union. The current contracts at these facilities expire in 2000 and 2001, respectively. Although the Company considers its relations with the unions to be good, there can be no assurance that the contracts with the unions will be timely renewed without work stoppages. Work stoppages could have a material adverse effect on the Company's business and financial condition.

COMPETITION

     The industrial cutting tool market is fragmented with numerous participants. Although there is no one company which competes with the Company in all three of the market sectors which the Company serves and there is no one company which is dominant in any of such market sectors, there can be no assurance that the Company's products will be able to compete successfully with those of its competitors. See "Business -- Competition."

ACQUISITION STRATEGY

     The Company has pursued and intends to continue to pursue acquisitions as an important component of its strategy. No assurance can be given that in the future other suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of additional debt and contingent liabilities which could materially adversely affect the Company's business, operating results and financial condition. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired business into the Company's. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired businesses. See "Business -- Business Strategy."

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and waste materials. While the Company believes that it is currently in material compliance with those laws and regulations, there can be no assurance that the Company will not incur significant costs to remediate violations thereof or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's business, financial condition or results of operations. See
"Business -- Environmental Matters."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. In addition, the occurrence of a Change of Control will constitute an Event of Default under the Senior Credit Facility. The Senior Credit Facility will prohibit the purchase of the Notes unless and until such time as the indebtedness under the Senior Credit Facility is paid in full. There can be no assurance that the Company will have the financial resources to repay amounts due under the Senior Credit Facility, or to repurchase or redeem the Notes. If the

Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture. See "-- Substantial Leverage."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under the applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company or any Guarantor, at the time it issues the Notes or incurs a Guarantee, as the case may be, (a)(i) was or is insolvent or rendered insolvent by reason of such issuance or incurrence, as the case may be, (ii) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor, as the case may be, constituted unreasonably small capital or (iii) intended or intends to incur, or believed or believes that it would incur, debt beyond its ability to pay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of the Company under the Notes or such Guarantor under its Guarantee, as the case may be, could be avoided or claims in respect of the Notes or such Guarantee, as the case may be, could be subordinated to all other debts of the Company or such Guarantor, as the case may be. Among other things, a legal challenge of the Notes or a Guarantee, as the case may be, on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Company or such Guarantor, as the case may be, as a result of the issuance of the Notes or the incurrence of a Guarantee, as the case may be. To the extent that the Notes or any Guarantee was a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the Company, in the case of the Notes, or in respect of a Guarantor whose Guarantee was avoided or held unenforceable. In such event, the claims of the holders of the Notes would be subject to the prior payment of all liabilities of the Company, in the case of the Notes, or the Guarantor whose Guarantee was avoided. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portion of the Notes or a Guarantee.

     Each Guarantor has agreed, jointly and severally with the other Guarantors, to contribute to the obligation of any Guarantor under a Guarantee of the Notes. Further, the Guarantee of each Guarantor provides that it is limited to an amount that would not render the Guarantor thereunder insolvent. The Company believes that it and the Guarantors received equivalent value at the time the indebtedness was incurred under the Notes and the Guarantees. In addition, the Company believes that neither it nor any of the Guarantors is or was insolvent or is or was engaged in a business or transaction for which its remaining assets constitute unreasonably small capital and that neither it nor any of the Guarantors have intended or will intend to incur debts beyond its ability to pay such debts as they mature. Since each of the components of the question of whether the Notes or a Guarantee is a fraudulent conveyance is inherently fact based and fact specific, there can be no assurance that a court passing on such questions would agree with the Company.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON RESALE

     The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, Simonds.

                                USE OF PROCEEDS

     The Company will receive no proceeds from the issuance of the Exchange
Notes.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the capitalization of the Company at June 27, 1998 and after giving effect to the Original Offering and the acquisition of Notting. This table should be read in conjunction with the Company's historical financial statements and "Selected Pro Forma Financial Data" and the respective notes thereto included elsewhere in this Prospectus.

                                                         ACTUAL     PRO FORMA
                                                        --------    ---------
Indebtedness (including current portion):
  Senior Credit Facility(1)...........................  $     --     $    --
  Foreign debt(2).....................................     2,697       2,697
  Note payable(3).....................................     3,800       3,800
  Original Notes......................................    53,385     100,000
                                                        --------     -------
          Total debt..................................    59,882     106,497
                                                        --------     -------
Shareholders' Equity..................................    24,704     (13,525)
                                                        --------     -------
          Total capitalization........................  $ 84,586     $92,972
                                                        ========     =======

---------------
(1) In connection with the consummation of the Original Offering, the Company entered into a new Senior Credit Facility which provides for borrowing in an outstanding principal amount of $30,000.

(2) Includes the Company's retained foreign credit facility and term loan.

(3) Note issued to partially fund the acquisition of Notting; the note matures in May 1999 and debt assumed in the acquisition of Notting.

                       SELECTED PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The Company completed the acquisitions of Armstrong and Notting on August 1, 1997 and May 8, 1998, respectively. The following pro forma statements of operations are presented as if such acquisitions and the Original Offering had occurred and the Senior Credit Facility was in place on January 1, 1997. The following pro forma balance sheet gives effect to the Original Offering and the use of proceeds therefrom as if they had occurred on June 27, 1998.

     The accompanying selected pro forma financial data have been prepared utilizing a preliminary purchase price allocation for Notting. The preliminary purchase price allocation of Notting is subject to refinement until all pertinent information regarding the acquisition is obtained and, accordingly, the amounts presented herein are subject to change. The actual results of operations presented for both Armstrong and Notting are unaudited. In addition, the pro forma adjustments presented in both the pro forma statements of operations and the pro forma balance sheet have not been audited.

     The accompanying pro forma information is presented for illustrative purposes and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the above transactions been in effect during the periods presented or which may be reported in the future. The results of operations for the six months ended June 27, 1998 are not necessarily indicative of the results of operations to be expected for the full year.

                       PRO FORMA STATEMENT OF OPERATIONS

                                                           YEAR ENDED DECEMBER 1997
                             -------------------------------------------------------------------------------------
                                        7 MONTHS
                                        ARMSTRONG    ARMSTRONG     NOTTING      NOTTING      OFFERING       PRO
                              ACTUAL    ACTUAL(a)   ADJUSTMENTS   ACTUAL(b)   ADJUSTMENTS   ADJUSTMENTS    FORMA
                             --------   ---------   -----------   ---------   -----------   -----------   --------
Net sales..................  $114,182    $5,720           --       $11,906          --             --     $131,808
Cost of goods sold.........    78,798     3,764           --         7,330          --             --       89,892
                             --------    ------        -----       -------       -----        -------     --------
  Gross profit.............    35,384     1,956           --         4,576          --             --       41,916
Selling, general and
  administrative expense...    21,149     1,608          154(c)      3,955          47(c)          --       26,913
                             --------    ------        -----       -------       -----        -------     --------
  Operating income
    (loss).................    14,235       348         (154)          621         (47)            --       15,003
Interest expense...........     4,963        --          390(d)        198         723(d)       5,275(d)    11,549
Other expense (income).....       520        35           --           (12)         --             --          543
                             --------    ------        -----       -------       -----        -------     --------
  Income (loss) before
    income taxes...........     8,752       313         (544)          435        (770)        (5,275)       2,911
Income taxes...............     3,751       110         (196)(e)       109        (289)(e)     (2,110)(e)    1,375
                             --------    ------        -----       -------       -----        -------     --------
Net income (loss)..........  $  5,001    $  203        $(348)      $   326       $(481)       $(3,165)    $  1,536
                             ========    ======        =====       =======       =====        =======     ========
EBITDA(f)..................                                                                               $ 18,785
                                                                                                          ========

              See Notes to the Selected Pro Forma Financial Data.

                                                        SIX MONTHS ENDED JUNE 1998
                                       -------------------------------------------------------------
                                                   NOTTING       NOTTING       OFFERING        PRO
                                       ACTUAL     ACTUAL(b)    ADJUSTMENTS    ADJUSTMENTS     FORMA
                                       -------    ---------    -----------    -----------    -------
Net sales............................  $62,641     $3,649         $  --         $    --      $66,290
Cost of goods sold...................   42,281      2,659            --              --       44,940
                                       -------     ------         -----         -------      -------
  Gross profit.......................   20,360        990            --              --       21,350
Selling, general and administrative
  expense............................   11,961      1,188            16(c)           --       13,165
                                       -------     ------         -----         -------      -------
  Operating income (loss)............    8,399       (198)          (16)             --        8,185
Interest expense.....................    2,477         71           241(d)        3,033(d)     5,822
Other expense........................      167       (118)           --              --           49
                                       -------     ------         -----         -------      -------
  Income (loss) before income
     taxes...........................    5,755       (151)         (257)         (3,033)       2,314
Income taxes.........................    2,441         48           (96)(e)      (1,213)(e)    1,180
                                       -------     ------         -----         -------      -------
Net income (loss)....................  $ 3,314     $ (199)        $(161)        $(1,820)     $ 1,134
                                       =======     ======         =====         =======      =======
EBITDA(f)............................                                                        $10,205
                                                                                             =======
                                                       TWELVE MONTHS ENDED JUNE 1998
                          ----------------------------------------------------------------------------------------
                                     ARMSTRONG    ARMSTRONG      NOTTING      NOTTING       OFFERING        PRO
                           ACTUAL    ACTUAL(a)   ADJUSTMENTS    ACTUAL(b)   ADJUSTMENTS    ADJUSTMENTS     FORMA
                          --------   ---------   -----------    ---------   -----------    -----------    --------
Net sales...............  $121,447     $844         $ --         $9,149        $  --         $    --      $131,440
Cost of goods sold......    82,832      544           --          6,163           --              --        89,539
                          --------     ----         ----         ------        -----         -------      --------
  Gross profit..........    38,615      300           --          2,986           --              --        41,901
Selling, general and
  administrative
  expense...............    23,166      239           22(c)       2,874           39(c)           --        26,340
                          --------     ----         ----         ------        -----         -------      --------
  Operating income
    (loss)..............    15,449       61          (22)           112          (39)             --        15,561
Interest expense........     5,046       --           54(d)         176          603(d)        5,741(d)     11,620
Other expense
  (income)..............       515       (8)          --           (118)          --              --           389
                          --------     ----         ----         ------        -----         -------      --------
  Income (loss) before
    income taxes........     9,888       69          (76)            54         (642)         (5,741)        3,552
Income taxes............     4,221       72          (28)(e)        124         (241)(e)      (2,296)(e)     1,852
                          --------     ----         ----         ------        -----         -------      --------
Net income (loss).......  $  5,667     $ (3)        $(48)        $  (70)       $(401)        $(3,445)     $  1,700
                          ========     ====         ====         ======        =====         =======      ========
EBITDA(f)...............                                                                                  $ 19,528
                                                                                                          ========

              See Notes to the Selected Pro Forma Financial Data.

                            PRO FORMA BALANCE SHEET

                                                                     AS OF JUNE 27, 1998
                                                             ------------------------------------
                                                                         OFFERING
                                                              ACTUAL    ADJUSTMENTS     PRO FORMA
                                                             --------   -----------     ---------

ASSETS
Cash.......................................................  $    835    $  1,955(g)    $  2,790
Accounts receivable........................................    18,842          --         18,842
Inventories, net...........................................    28,697          --         28,697
Other current assets.......................................     3,568          --          3,568
                                                             --------    --------       --------
     Total current assets..................................    51,942       1,955         53,897
Property, plant and equipment, net.........................    32,956          --         32,956
Goodwill, net of accumulated amortization..................    22,065          --         22,065
Deferred financing costs, net of accumulated
  amortization.............................................       722       4,278(h)       5,000
Other assets...............................................       909          --            909
                                                             --------    --------       --------
          Total assets.....................................  $108,594    $  6,233       $114,827
                                                             ========    ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Overdraft facilities.......................................  $    150    $     --       $    150
Bank Loans.................................................        --          --             --
Notes payable..............................................     5,802      (1,786)(i)      4,016
Current portion of long-term debt..........................     5,255      (3,051)(i)      2,204
Accounts payable...........................................     6,578          --          6,578
Accrued payroll and employee benefits......................     3,693          --          3,693
Other accrued liabilities..................................     4,088      (2,153)(j)      1,935
Currently deferred income taxes............................     2,650          --          2,650
                                                             --------    --------       --------
     Total current liabilities.............................    28,216      (6,990)        21,226
Deferred income taxes......................................     4,386          --          4,386
Other long-term liabilities................................       933          --            933
Long-term pension expense..................................     1,530          --          1,530
Long-term debt, net of current portion.....................    48,825     (48,548)(i)        277
Notes......................................................        --     100,000        100,000
                                                             --------    --------       --------
     Total liabilities.....................................    83,890      44,462        128,352
Common stock...............................................         1          --              1
Additional paid-in capital.................................    10,553     (35,000)(k)    (24,447)
Retained earnings..........................................    15,173      (3,229)(k)     11,944
Cumulative translation adjustment..........................      (976)         --           (976)
Treasury stock, at cost....................................       (47)         --            (47)
                                                             --------    --------       --------
     Total shareholders' equity (deficit)..................    24,704     (38,229)       (13,525)
                                                             --------    --------       --------
          Total liabilities and shareholders' equity
            (deficit)......................................  $108,594    $  6,233       $114,827
                                                             ========    ========       ========

              See Notes to the Selected Pro Forma Financial Data.

                   NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(a) The Company acquired Armstrong on August 1, 1997. Reflects actual 1997 historical results of Armstrong prior to acquisition.

(b) The Company acquired Notting on May 8, 1998. For purposes of determining 1997 pro forma results, Notting's statement of operations is for its fiscal year ended September 30, 1997. For purposes of calculating pro forma results for the periods ended June 27, 1998, the statement of operations reflects actual historical results of Notting prior to acquisition.

(c) Reflects adjustments related to amortization of non-compete agreement and additional goodwill as shown below:

                                                                            6 MONTHS       TWELVE MONTHS
                                                           YEAR ENDED         ENDED            ENDED
                                                          DECEMBER 27,      JUNE 27,         JUNE 27,
                                                              1997            1998             1998
                                                          ------------    -------------    -------------
Armstrong non-compete (5 year life).....................      $101              --              $15
Armstrong goodwill (40 year life).......................        53              --                8
                                                              ----             ---              ---
        Total...........................................      $154              --              $23
                                                              ====             ===              ===
Notting goodwill (40 year life).........................      $ 47             $16              $39
                                                              ====             ===              ===

(d) Reflects the net increase in interest expense attributed to the increased indebtedness resulting from the acquisitions of Armstrong and Notting and the Original Offering as if they had occurred and the Senior Credit Facility as if it had been in place on the first day of the periods indicated.

(e) Reflects the impact on income taxes of the increase in interest expense and the amortization of the non-compete agreement.

(f) EBITDA is defined as operating income plus depreciation and amortization (other than amortization of debt discount and deferred financing costs). The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient to meet cash requirements.

(g)  Reflects excess cash resulting from the Original Offering.

(h) Reflects estimated increase in deferred financing fees related to the Original Offering and the Senior Credit Facility and the estimated write-off of deferred financing costs related to the repaid indebtedness. The write-off was recorded as an extraordinary loss on the extinguishment of debt, net of tax, in the month the Original Offering closed.

(i) Represents estimated repayment of the Company's existing domestic indebtedness.

(j) Reflects decrease in income taxes payable resulting from a benefit attributed to a compensation charge of $4,500 incurred in connection with the repurchase of all outstanding stock options of the Company with proceeds from the Original Offering. The compensation charge was reflected in the Company's operating results in July 1998 when the Original Offering was closed. In addition, reflects decrease in income taxes payable from a benefit resulting from the write-offs of unamortized debt discount and deferred financing costs totalling $882.

(k) Reflects decrease in shareholders' investment resulting from the Recapitalization (as defined) distribution paid to existing securityholders, including the repurchase of stock options, and the write-off of deferred financing costs, net of tax.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The selected consolidated operating and balance sheet data for and as of the seven months ended December 30, 1995 and the years ended December 28, 1996 and December 27, 1997 are derived from the Company's audited consolidated financial statements included elsewhere herein. The selected consolidated operating and balance sheet data as of and for the years ended January 1, 1994 and December 31, 1994 and the five months ended May 26, 1995 are derived from the Predecessor's audited consolidated financial statements. The selected consolidated operating and balance sheet data for the six months ended June 28, 1997 and June 27, 1998, and as of the end of such periods, have been derived from the Company's unaudited condensed consolidated financial statements included elsewhere herein which reflect, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. The results of operations for the six months ended June 27, 1998 are not necessarily indicative of the results of operations to be expected for the full year. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Offering Memorandum.

                                                   PREDECESSOR                                 COMPANY
                                           ----------------------------   --------------------------------------------------
                                                                                                           SIX MONTHS ENDED
                                              YEAR ENDED       5 MONTHS   7 MONTHS       YEAR ENDED              JUNE
                                           -----------------    ENDED      ENDED     ------------------   ------------------
                                            1993      1994     5/26/95    12/30/95    1996       1997      1997       1998
                                           -------   -------   --------   --------   -------   --------   -------   --------
  OPERATING DATA:
  Net sales..............................  $86,528   $95,284   $42,212    $58,932    $98,661   $114,182   $55,376   $ 62,641
  Cost of goods sold.....................   62,263    68,537    30,102     41,353     69,828     78,798    38,247     42,281
                                           -------   -------   -------    -------    -------   --------   -------   --------
         Gross profit....................   24,265    26,747    12,110     17,579     28,833     35,384    17,129     20,360
  Selling, general and administrative
    expense..............................   16,513    17,028     7,418     10,176     17,135     21,149     9,944     11,961
  Special compensation expense...........       --        --     7,920         --         --         --        --         --
                                           -------   -------   -------    -------    -------   --------   -------   --------
         Operating income (loss).........    7,752     9,719    (3,228)     7,403     11,698     14,235     7,185      8,399
  Interest expense.......................    1,978     1,623       650      2,880      4,399      4,963     2,394      2,477
  Other expense (income), net............      149      (432)     (276)      (208)       245        520       172        167
                                           -------   -------   -------    -------    -------   --------   -------   --------
         Income (loss) before income
           taxes.........................    5,625     8,528    (3,602)     4,731      7,054      8,752     4,619      5,755
  Income taxes...........................    2,413     3,491    (1,387)     1,856      3,071      3,751     1,971      2,441
                                           -------   -------   -------    -------    -------   --------   -------   --------
         Net income (loss)...............  $ 3,212   $ 5,037   $(2,215)   $ 2,875    $ 3,983   $  5,001   $ 2,648   $  3,314
                                           =======   =======   =======    =======    =======   ========   =======   ========
OTHER DATA:
  EBITDA from operations(1)..............  $10,723   $12,964   $ 6,109    $ 8,673    $14,026   $ 17,299   $ 8,555   $ 10,246
  Depreciation and amortization..........    3,079     3,307     1,498      1,500      2,712      3,459     1,552      2,023
  Capital expenditures...................    2,091     2,377       745      1,895      3,638      3,708     1,542      2,085
  Ratio of income to fixed charges(2)....     3.6x      5.7x        --       2.6x       2.5x       2.7x      2.8x       3.2x

BALANCE SHEET DATA:
  Working capital........................  $14,386   $17,753   $16,033    $21,786    $22,209   $ 21,651   $23,260   $ 23,726
  Total assets...........................   56,172    56,931    62,413     77,728     82,620     95,343    89,620    108,594
  Total debt.............................   21,484    16,278    14,899     46,809     46,175     51,692    52,016     59,882
  Shareholders' equity...................   19,866    24,986    24,608     13,185     17,198     21,615    17,882     24,704


---------------
(1) EBITDA is defined as operating income plus depreciation, amortization (other than amortization of debt discount and deferred financing costs) and special compensation expense. The Company believes that EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient to meet cash requirements.

(2) For purposes of calculating this ratio, "income" consists of income before provision for income taxes and fixed charges. "Fixed charges" consists of interest expense and the estimated interest portion of rental payments on operating leases. Such income was insufficient to cover fixed charges by approximately $2,100 for the five months ended May 26, 1995.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and notes thereto, as well as the selected financial information, all appearing elsewhere herein.

GENERAL

     Simonds has been in continuous operation selling cutting tools for 166 years. In May 1995, the Company was acquired by Fleet and senior management. The acquisition enabled the Company to continue to implement its business strategy, including pursuing strategic acquisitions. Since 1995, the Company has completed four acquisitions, including Strongridge in October 1996, the bit and shank product line of Pacific Hoe Company in January 1997, Armstrong in August 1997, and Notting on May 5, 1998. The Company's results of operations for the periods 1995-1997 and the six months ending June 27, 1998 reflect the impact of all of the acquisitions. In particular, the Company benefited from three months in 1996 and a full year in 1997 of operations of Strongridge, five months of operations of Armstrong in 1997 and two months of operations of Notting in 1998. Results for the year ended December 30, 1995 contain a one-time compensation expense related to the acquisition of the Company. See Note 2 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, the percentage which such results bears to net sales.

                                                               PERCENTAGE OF NET SALES
                                                    ---------------------------------------------
                                                                                 SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER             JUNE
                                                    -------------------------    ----------------
                                                    1995(a)    1996     1997      1997      1998
                                                    -------    -----    -----    ------    ------
Net sales.........................................   100.0%    100.0%   100.0%   100.0%    100.0%
Cost of goods sold................................    70.6      70.8     69.0     69.1      67.5
                                                     -----     -----    -----    -----     -----
          Gross profit............................    29.4      29.2     31.0     30.9      32.5
Selling, general and administrative expense.......    17.4      17.4     18.5     18.0      19.1
Special compensation expense......................     7.8        --       --       --        --
                                                     -----     -----    -----    -----     -----
          Operating income........................     4.2      11.8     12.5     12.9      13.4
Interest expense..................................     3.5       4.5      4.3      4.3       4.0
Other expense (income), net.......................    (0.5)      0.2      0.5      0.3       0.3
                                                     -----     -----    -----    -----     -----
          Income before income taxes..............     1.2       7.1      7.7      8.3       9.1
Income taxes......................................     0.5       3.1      3.3      3.6       3.9
                                                     -----     -----    -----    -----     -----
          Net income..............................     0.7%      4.0%     4.4%     4.7%      5.2%
                                                     =====     =====    =====    =====     =====

---------------
(a) The year ended 1995 includes the five months ended May 26, 1997 of the Predecessor and seven months ended December 30, 1995 of the Company.

  Six Months Ended June 27, 1998 Compared To Six Months Ended June 28, 1998

     Net Sales: Net sales increased 13.1% to $62,641 for the first half of 1998 from $55,376 for the same period in 1997. This increase was primarily the result of increased wood product sales of $4,917 in the first half of 1998 from the acquisition of Armstrong which was completed on August 1, 1997 and, to a lesser extent, from increased sales of carbide tip bits and Red Streak(R) bands. Additionally, 1998 sales included $1,727 due to the recent acquisition of W. Notting Limited, effective May 1, 1998. Changes in foreign currency exchange rates in the first half of 1998 (primarily the weaker Canadian dollar and German
Mark) negatively impacted the Company's net sales by $886 when compared to the corresponding period last year.

     Gross Profit Margin: Gross profit as a percentage of net sales for 1998 was 32.5% compared to 30.9% for the comparable period in 1997. Favorable raw material prices for Red Streak(R) bands, carbide tips, and the majority of the Company's knife steel along with higher production levels without significant increases in fixed expenses are the main reasons for margin improvements. In addition, the gross profit of Armstrong in the first six months of 1998 and of Notting for May and June of 1998 increased gross profit for the reported period.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses as a percent of net sales were 19.1% for the first six months of 1998 and 18.0% for the comparable period a year ago. The higher level of expenses in 1998 as compared to 1997 was primarily due to the addition of Armstrong and Notting in 1998.

     Operating Income: As a result of the aforementioned factors, operating income increased 16.9% to $8,399 or 13.4% of net sales in 1998 from $7,185 or 12.9% in 1997.

     Interest Expense: Interest expense was higher in 1998 compared to the corresponding period in 1997 as a result of higher debt balances primarily due to the above mentioned acquisitions of Armstrong and Notting.

     Income Taxes: The Company's effective tax rate in 1998 decreased to 42.4% from 42.7% in 1997. Improved profitability in the United Kingdom, which has a lower tax rate, has affected the consolidated effective tax rate.

     Net Income: As a result of the foregoing, net income increased 25.2% to $3,314 in 1998 from $2,648 in 1997.

  Year Ended December 27, 1997 Compared To Year Ended December 28, 1996

     Net Sales: Net sales increased 15.7% to $114,182 for 1997 from $98,661 for 1996. Of this increase, $3,457 resulted from the contribution of five months of Armstrong and $4,647 from a full year of results of Strongridge in 1997 as compared to three months in 1996. In addition, the Company benefited from the acquisition of the bit and shank business from Pacific Hoe Company. The remaining increase in net sales was due to increased demand from the wood and metal markets in the United States and Canada, which was reflected in increased sales of levelers and tensioners, Red Streak(R) and waferizer knives as well as increased sales of metal band saws and files.

     Gross Profit Margin: Gross profit as a percentage of net sales increased to 31.0% in 1997 compared to 29.2% in 1996. This increase was primarily due to lower costs of raw materials, other manufacturing efficiencies and the addition of higher gross profit margin products at Armstrong.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased as a percent of net sales to 18.5% in 1997 from 17.4% in 1996. This was partly due to additional bonus accruals, commissions, and marketing incentive plans resulting from the Company exceeding incentive targets. In addition, the increase resulted from the inclusion of Strongridge and Armstrong, which have higher percentages of selling, general and administrative expenses to net sales than the Company.

     Operating Income: As a result of the aforementioned factors, operating income increased 21.7% to $14,235 or 12.5% of net sales in 1997 from $11,698 or 11.9% in 1996.

     Interest Expense: Interest expense increased to $4,963 in 1997 from $4,399 in 1996 as a result of borrowings to finance acquisitions.

     Income Taxes: The Company's effective tax rate decreased to 42.9% in 1997 from 43.5% in 1996. The income tax rates principally differed from the statutory U.S. rate of 34% as a result of state income tax provisions, nondeductible amortization expense (for tax purposes), the change in tax valuation reserves and the effect of foreign income tax on foreign source income.

     Net Income: As a result of the foregoing, net income increased 25.6% to $5,001 in 1997 from $3,983 in 1996.

  Year Ended December 28, 1996 Compared To Year Ended December 30, 1995

     Net Sales: Net sales decreased 2.5% to $98,661 in 1996 from $101,144 in 1995. This reduction was primarily attributable to reduced demand for the Company's wood cutting products. Demand was impacted by a softening in new home sales, a drop in lumber consumption and a corresponding decrease in lumber prices. Lumber prices began to fall in the latter part of 1995 and continued into 1996, resulting in the lumber mills cutting back production and postponing capital investment in new filing room equipment. The majority of the decrease was in filing room equipment and knife grinders.

     Gross Profit Margin: Gross profit as a percentage of net sales remained relatively stable at 29.2% in 1996 compared to 29.4% in 1995.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses remained flat at 17.4% of net sales in 1996 compared to 1995.

     Special Compensation Expense: In 1995 the Predecessor incurred a one-time compensation expense totaling $7,920 related to the acquisition of Simonds.

     Operating Income: As a result of the aforementioned factors, excluding the special compensation expense, operating income decreased 3.3% to $11,698 or 11.9% of net sales in 1996 from $12,095 or 11.9% of net sales in 1995.

     Interest Expense: Interest expense increased $869 in 1996 from 1995 as a result of the acquisition of Simonds in May 1995.

     Other Expense (Income), net: Other expense (income), net was ($484) in 1995 and $245 in 1996 due to a foreign exchange gain in 1995 and a foreign exchange loss in 1996.

     Income Taxes: The Company's effective tax rate increased to 43.5% in 1996 from 41.5% in 1995. The Company's 1996 effective tax rate was impacted by increased profit in its German operations, where there is a higher tax rate.

     Net Income: As a result of the foregoing, net income increased to $3,983 in 1996 as compared to $660 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are to fund working capital needs, meet required debt payments, and to complete planned maintenance and manufacturing improvements.

     During 1995, 1996, 1997 and the six months ended June 27, 1998, net cash provided by operations was $7,097, $6,665, $13,046 and $2,700, respectively. During 1995, 1996, 1997 and for the six months ended June 27, 1998, net cash used in investing activities was $47,193, $4,788, $17,304 and $8,809, respectively, consisting primarily of capital expenditures and acquisitions. In 1995, $44,620 was used to acquire the Predecessor. In 1997, approximately $14,000 was used for the acquisitions of Armstrong and the bit and shank product line of Pacific Hoe Company. During 1995, 1996, 1997 and for the six months ended June 27, 1998, net cash provided (used) by financing activities was $40,373, ($2,526), $4,299 and $5,814. In 1995, $35,800 was provided from the proceeds of the issuance of long-term debt, which was used to pay off $9,710 in existing debt, and to finance the acquisition of the Predecessor.

     In connection with the Original Offering, the Company entered into an agreement with a group of bank lenders to provide the Senior Credit Facility. The Senior Credit Facility provides a $30,000 line of credit to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. Borrowings under the Senior Credit Facility bear interest at a fluctuating rate based on, at the Company's option, either the lender's alternate base rate, as defined, or LIBOR plus the applicable margin. A commitment fee calculated based upon the unused portion of the revolving credit facility is payable quarterly in arrears.

     The Company believes that future cash flows from operations, together with the borrowings available under the Senior Credit Facility will provide the Company with sufficient liquidity and financial resources to finance its growth and satisfy its working capital requirements for the foreseeable future. The Company may not be able to generate sufficient cash flows from operations to pay the entire principal amount of the Notes when due in 2008. In such event, the Company would be required to refinance the Notes. However, there can be no assurance that the Company will be able to obtain financing acceptable terms. See "Risk Factors -- Substantial Leverage."

  Seasonality

     Historically, the Company's business has not been subject to seasonality in any material respect. The Company's third quarter, which includes July through September, is typically lower due to customers' and plant vacation shutdowns.

  Inflation

     Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although the Company to date has been able to offset inflationary cost increases through operating efficiencies, there can be no assurance that the Company will be able to offset any future inflationary cost increases through similar efficiencies.

YEAR 2000

     The Company has a formal Year 2000 Compliance Plan which it began to implement in 1996 to ensure that its hardware, operating systems and software will function properly with respect to dates in the year 2000 and thereafter.

     The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers does not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

                                    BUSINESS

GENERAL

     Simonds, with operations since 1832, is a leading global manufacturer and marketer of high quality industrial cutting tools. With facilities in North America and Europe, the Company sells its products into three distinct end user markets: metal (49% of 1997 net sales on a pro forma basis), wood (40%), and paper (11%). Management believes the Company holds a number one, two or three share position in each of the markets it serves. For the twelve months ended June 27, 1998, net sales and EBITDA were $131.4 million and $19.5 million, respectively, on a pro forma basis.

     The Company manufactures saw blades, files, knives and steel rule that, when mounted on industrial machinery, cut, shape, bend and perforate metal, wood and paper. In addition, the Company manufactures and distributes machinery, including a complete line of filing room equipment used primarily in saw mills. Management believes that Simonds manufactures and markets the most technologically advanced industrial cutting tools available in the industry. The Company's more than 25,000 products are used in a wide variety of industrial applications. End users of Simonds' products range from large companies such as General Motors Corporation and Georgia-Pacific Corporation to small businesses such as machine shops. The primary end users of the Company's metal cutting tools include aerospace, automotive, construction and home appliance manufacturers as well as steel service centers, forge shops and aluminum foundries. The Company's wood cutting products are used in saw mills, pulp and paper mills, furniture manufacturing facilities and wood chipping operations. Steel rule products produced by the Company are used in the die making and packaging industries. The products are consumable and require replacement many times per year. More than 85% of the Company's net sales are derived from sales of replacement products for use in the aftermarket. In addition, despite the significant value added by the Company's products in the processes in which they are used, these products add relatively little cost to end users' operations. These factors have contributed to the Company's historically stable revenue stream.

     Management believes that as a result of its long and successful history, Simonds has been able to create a loyal, knowledgeable and efficient distribution base. A substantial majority of the Company's products are marketed and sold to end users in each of its market segments worldwide through approximately 7,000 independent distributors. This distribution base provides the Company with a competitive advantage by allowing the Company to more easily sell its broad range of products, including new and sophisticated tools. In addition, through its independent distributors the Company is able to offer end users the highest quality customer service, including the resharpening and maintenance of its cutting tools. The Company complements its distribution base with a service oriented, highly trained and experienced sales force who spend most of their time with end users. The Company sells its products directly to over 12,000 distributors and end users with no single customer representing more than 2.1% of total net sales for 1997.

     Simonds' products are marketed and sold worldwide in 92 countries through facilities located in the United States, Canada, Germany, Spain and the United Kingdom. The Company has expanded its product sales outside of North America from 15% of net sales in 1991 to 24% in 1997 on a pro forma basis through acquisitions and internal growth. The Company intends to continue its international growth by broadening its product offerings in existing markets and entering new geographic areas. For the year ended December 27, 1997, the Company's net sales in the United States, Canada, Europe and the rest of the world represented approximately 62%, 14%, 17% and 7% of total Company net sales, respectively, on a pro forma basis.

     Simonds benefits from an experienced management team with a demonstrated track record of successfully implementing the Company's business strategy. The senior management team averages more than 20 years of industry experience. Management believes that this experience, in combination with the Company's 166 year history and superior product quality, has made Simonds a widely recognized brand name among its target customer base.

BUSINESS STRATEGY

     Management believes that Simonds is well positioned to maintain its current leadership position within the cutting tool industry. The Company's strategic objective is to continue to design, manufacture and sell superior cutting tools and equipment while leveraging its metallurgy and tooth edge geometry expertise. The Company focuses on end user markets where high product performance is valued and in geographic markets with a developed and large industrial base. The Company's objective is to continue to grow its sales and expand its operating margins by pursuing the following business strategy:

     Continued Margin Expansion Through Focus on Profitability. The Company's culture and organization focuses on consistently improving profitability. The Company's compensation structure creates incentives for all personnel to focus on profit margins. In each of the manufacturing facilities, all levels of employees from machine operators through plant managers receive bonuses tied to the profitability or productivity of their particular facility. The Company's corporate sales management and sales force receive incentive compensation based on achieving specific profit margins as well as sales targets. Senior management's incentive compensation is based on targeted levels of the Company's profitability. As a result of this cultural focus and emphasis on profitability, Simonds' EBITDA margin has grown from 10.4% of net sales in 1990 to 15.2% of net sales in 1997.

     Strategic Acquisitions. The Company intends to continue to pursue strategic acquisitions in the highly fragmented industrial cutting tool industry. Management believes that there are many attractive potential acquisition targets both domestically and internationally. Since 1989, the Company has completed eight acquisitions as described in the following table.

                                       MARKET                                                        YEAR
ENTITY ACQUIRED                        SEGMENT        PRODUCT TYPE               LOCATIONS         ACQUIRED
---------------                        -------   -----------------------   ---------------------   --------
Michigan Knife Company                  Wood     - Industrial Knives       North America             1989
                                                 - Circular Saws

Mainland Manufacturing Inc.             Wood     - Wide Band Saws          Western Canada            1990
                                                 - Circular Saws
                                                 - Filing Room Equipment

A.H. Ralston Limited                    Metal    - Industrial Files        United Kingdom            1990

Wespa                                   Metal    - Band Saws               Germany                   1992
                                                 - Hack Saws

Strongridge                             Metal    - Sales & Marketing       North America             1996

Product line of Pacific Hoe Company     Wood     - Bits and Shanks         --                        1997

Armstrong                               Wood     - Filing Room Equipment   United States             1997

Notting                                 Paper    - Steel Rule              Europe, North America     1998


Each of these acquisitions has provided significant strategic opportunities for the Company by either expanding product offerings or geographic markets in which these products are sold. For example, Notting expanded the Company's steel rule product line, Armstrong expanded the Company's filing room equipment machinery, Strongridge provided access to smaller distributors, and Wespa further developed the metal band product line. The Company is presently evaluating certain acquisition opportunities and as part of its strategy will continue to do so in the future. There can be no assurance that the Company will consummate any such acquisitions or, if consummated, the timing thereof.

     Emphasis on Product Innovation. Management believes that the Company is a leader in the development of innovative and technologically superior products. Throughout its history, the Company has often been first to introduce new product technologies, including bits and shanks, carbide tipped band saws, circular and band levelers, band tensioners, computerized saw control and narrow wood band technology. An even greater emphasis on product innovation was initiated in 1996 with the creation of a staff level position devoted to product development. Recent new products include (i) Epic(R), a state-of-the-art metal band saw line; (ii) automated band saws and circular saw levelers, revolutionary products which allow for automated tensioning and leveling of band saws and circular saws; (iii) Red Streak(R), a premier product for portable saw mill use that enables users to cut lumber in the forest, resulting in lower operating expenses; and

(iv) Dominator(R), carbide tip bits which last significantly longer than high speed steel bits. Management estimates that the Company introduces approximately 10 to 25 new product innovations annually. New product innovations are important to the Company's independent distributors, providing them with the ability to expand their product lines, the opportunity to improve their margins and the ability to offer their customers enhanced products.

     Low Cost Manufacturing. The Company continues to focus on being a low cost producer of high value-added products within the cutting tool industry. The Company has continued to benefit from economies of scale in both purchasing and manufacturing. Management believes that the Company is able to purchase specialty steel, its primary raw material, more efficiently than many of its smaller competitors, generating significant savings. The Company has reduced its manufacturing costs and improved its consistency of product quality as a result of capital investment and process control programs. Capital investment of more than $10 million since 1995 in new and upgraded equipment such as electron beam welding, milling equipment, grinding equipment, heat treating equipment, and in-line process controls has resulted in productivity and quality gains. The Company's Fitchburg and Newcomerstown facilities received ISO 9002 certification in 1993 and 1997, respectively. As a measure of improved efficiency, the Company's sales per employee has increased from approximately $87,000 in 1989 to approximately $151,000 in 1997.

PRODUCTS AND MARKET

     Simonds produces an array of world-class industrial cutting tools for a wide variety of end user markets. The Company's products can be segmented into three major market sectors: metal (49% of 1997 net sales on a pro forma basis); wood (40%); and paper (11%).

  Metal Cutting Products

     The Company is a world leader in the manufacture and marketing of metal cutting products with 1997 pro forma net sales of $64.3 million. The Company's products primarily include metal band saw blades and files for use in industrial/commercial applications. In addition, the Company manufactures and markets other products for similar applications. Simonds is one of only two companies with a significant presence in both the band saw and file markets. This combined presence creates significant synergies at the distributor and end user levels. In addition, management believes that the Company is a technological innovator in a business where a premium is placed on such innovation.

     Band Saw Blades (62% of Metal Cutting Products Pro Forma Net
Sales). Management believes that Simonds is the second largest manufacturer of metal band saw blades both globally and in North America. Management believes the Company markets the world's most technologically advanced and complete metal band saw blade product line with three broad varieties distributed for portable and stationary band saws. The three varieties include bi-metal, carbide tip and carbon blades sold under brand names including EPIC(R), Si-Clone(R), Bundle Band(R), Si-Namic(R) and XL. These products are used on a variety of OEM vertical and horizontal machines which are generally used in cut-off, profile/contour and friction cutting applications. In cut-off applications, the Company's products cut steel and non-ferrous bars from long to shorter lengths which are ultimately used in finished products. This type of cutting is most often found in steel mills, steel warehouses and manufacturing plants. Profile/contour cutting involves the Company's narrower width blades, usually one-half inch or less, which are used to saw arcs or curves in a wide variety of materials ranging from sheet metal to tool steel, plastics and wood. Friction cutting is a method of removing seams and other size overages created by metal casting using a silicon carbon steel bandsaw blade, running at extremely high speeds.

     The Company's metal band products have a large number of industrial applications. The largest consumers of these products include the automotive, construction, home appliance and aerospace industries. Other important end user markets, particularly in the United States, include specialty manufacturers, maintenance shops, tool and die shops, machine shops, metal fabricators, aluminum foundries and steel service centers. End users include General Motors Corporation, Ford Motor Company, The Boeing Company and The Stanley Works. Purchasing criteria vary by end user market but generally center around performance, durability and speed, resulting in effective cost per cut. Management believes the Company offers the highest quality products resulting in the most effective cost per cut.

     The Company continues to expand its comprehensive metal band saw line with product innovations and designs. End user needs have become more specialized with demand for particular applications. In 1998, the Company intends to introduce additional new products, including an improved friction blade for the investment casting industry with high volume usage applications, and new carbide tipped products designed for aluminum foundries and for cutting high temperature alloys.

     File Products (31% of Metal Cutting Products Pro Forma Net
Sales). Management believes that Simonds is the second largest manufacturer of industrial file products in North America and the third largest worldwide. The Company's files are precision hand tools made from forged, hardened steel, and are generally used to debur and shape metals and wood. These files are also used to sharpen many types of cutting blades. In general, the Company sells its file products under various brand names, including Red Tang(R), Black Maxi-Sharp(R), Ralston and SI. The Company believes the Simonds' name itself is widely recognized by industrial/ commercial users as a leader in the manufacture of high quality files.

     The Company's files are sold into two primary end user markets: industrial and consumer. Industrial end users consist of machinists, millwrights, welders, gunsmiths, plumbers, electricians, tool and die makers, watchmakers, automobile body repair and manufacturing as well as many non-ferrous end user applications such as filing copper, brass and aluminum. Industrial end users of the Company's file products include General Motors Corporation, Chrysler Corporation, Ford Motor Company and Jaguar Cars. The consumer end user market, a growing area for the Company, primarily consists of do-it-yourself users. The Company manufactures a rapidly expanding line of files which are sold to retail chains and specialty suppliers such as Sears, Roebuck & Co. (Craftsman), The Stanley Works and Fiskars under private label brand names. In addition, there are several niche commercial markets, such as the farrier and formica markets, that are also important to the Company. Purchasing criteria vary by end user market but generally center around product availability, design, performance, durability, and price.

     Management believes that the Company's pursuit of innovative new products and markets complemented by the quality, durability and reliability associated with the Simonds' Red Tang(R) file will continue to provide excellent opportunities. The Company introduced four new products in 1997 which address specific needs within the end user markets: the Spot Welders Tip File, which enables the user to dress and maintain the tip, thereby maximizing efficiency and tip life; the MIG Welder Nozzle File, a self-cleaning hollow copper nozzle; and the Diamond Needle and Diamond Escapement Files, specialty files that are used on hardened steel.

  Wood Cutting Products

     The Company believes it is the North American leader in the manufacture of wood cutting products with net sales of $52.9 million in 1997 on a pro forma basis. The Company offers a broad array of wood cutting tools, including bandsaw blades, wood cutting knives, bits and shanks for inserted tooth saws, and large diameter circular saws. The Company's products are generally used to cut and shape logs into dimensional lumber and chip lumber for the pulp and paper industry. In addition, the Company manufactures and sells a complete line of filing room equipment used primarily in saw mills.

     The Company markets its cutting and sawing tools and associated products to the primary wood industry, including saw mills, pulp mills, wood pallet producers and plywood, wafer board and particle board plants. End users of the Company's products include Georgia-Pacific Corporation, International Paper Company, Louisiana-Pacific Corporation and Weyerhaeuser Company. Purchasing criteria vary by end user market but generally center around performance, durability, and effective cost per cut.

     The Company continues to build on its breadth of wood cutting products and accessories. The Company's wood products are designed to minimize kerf loss, which reduces saw dust, and to maximize log yield. To address these objectives, the Company has recently introduced automatic saw leveling and tensioning machines as well as computerized systems to control the feed and speed of saw mill carriages. These machines enable saw mills to reduce operating costs by reducing manpower and lowering maintenance costs. In addition, the Company's Red Streak(R) product offers a narrow kerf band which, when used in portable saw mills, increases log yield and reduces operating costs.

  Paper Products

     The Company is a leading producer of precision steel rules used primarily in the die making and packaging industries with net sales of $14.5 million in 1997 on a pro forma basis. Manufactured from hardened and beveled steel, rule products are used to fold, cut and perforate paper, cardboard and other packaging materials in addition to stamping and bending various types and grades of sheet metal. The Company's paper products include flat, rotary and perforated steel rule. Rule products purchasing criteria vary by end user but generally center around performance, durability and cost.

     Paper processors are particularly focused on products that are more easily formed, maintain sharpness, minimize "dusting" and maximize tool life. Over the past three years, the Company has introduced new steel rule products that address each of these concerns, including Mirror Edge(R), Hard Edge and Micro Perf II. In addition, in May 1998, the Company acquired Notting, a steel rule products company headquartered in the United Kingdom. This acquisition expands the Company's steel rule product line and its geographic market penetration.

MARKETING, SALES AND DISTRIBUTION

     Management believes that the Company has one of the most extensive and efficient distribution bases in the industry. The Company's products are marketed and sold worldwide through an extensive distributor base serviced by its subsidiaries located in the United States, Canada, Germany, Spain and the United Kingdom. More than 85% of the Company's sales are through its extensive independent distributor base. Direct end user shipments and agent channels are also employed by the Company as dictated by private label programs, specific geographic markets, industry practice and competition. The Company employs separate independent distributors for its metal, wood and paper products in North America and internationally. The Company's marketing and sales functions are divided geographically between North America and the rest of the world.

     The Company's distribution effort is comprised of three major components:
(i) independent distributors, (ii) the Company's field sales force, and (iii) the Company's customer service representatives.

     The Company's sales and distribution base encompasses approximately 3,800 metal products, 1,300 wood products and 200 paper products distributors in North America and 1,300 metal products, 150 wood products and 200 paper products distributors internationally. These distributors include mill supply houses, saw shops, catalog houses, OEMs, welding suppliers and other manufacturers. Because it offers high quality products and extensive training, service, and technical support, the Company attracts and retains the industry's most highly coveted distributors.

     The Company's independent distributors are supported by 27 metal product and 26 wood product representatives in North America and 21 and two, respectively, internationally. The Company's field sales professionals provide technical service, in-house formal training and on-going field training to both distributors and end users.

     The Company's 23 customer service representatives in North America and eight internationally are a critical element of the Company's distribution and service leadership. By responding to and processing many orders from different points and providing tailored, real-time service, this group provides a user-friendly interface with the distributors and end users. Each distributor and field sales professional is assigned a customer service representative who is trained in service techniques and has extensive product knowledge.

     Steel rule products are marketed through the Notting direct sales force, independent specialized distributors and Myersco Limited, an independent representative agency. In addition to this effort, the Company maintains a team of customer service representatives to market the rule products to smaller accounts.

     The Company distributes private label products directly to retailers, including Sears, Roebuck & Co., catalog houses such as McMaster-Carr, and industrial products marketers such as The Stanley Works and Matco through a dedicated private label sales manager, supported by the Company's customer service organization.

     The Company distributes certain industrial products through its wholly owned subsidiary, Strongridge Limited, located in Brampton, Ontario, Canada. Since its acquisition in 1996, Strongridge has been operating as a separate division with a separate identity in the industrial market place. The primary focus of Strongridge has been to sell metal products to the small and mid-size industrial and contractor distributors. Weld centers and warehouse locations in Ontario, Canada, Texas, Ohio, California, North Carolina and Georgia provide local service support to these distributors.

RAW MATERIALS

     The primary raw material for the Company's products is specialty steels. In order to take advantage of volume price discounts, the Company pursues a "primary" sourcing strategy through which most of the Company's strip steel is purchased. Designated "primary" sources of steel inventory are supported by identified secondary sources of raw materials. See "Risk Factors -- Dependence on Specialty Steels; Reliance on Limited Sources of Supply." Each production facility is responsible for coordinating and executing the materials for their respective inventory needs. A purchasing manager at each facility oversees these purchases.

MANUFACTURING FACILITIES

     The following table provides information on the Company's facilities and the products produced at these locations.

                              MARKET                                        OWNED/      SIZE
LOCATION                      SEGMENT             PRODUCT TYPES             LEASED    (SQ. FT)    EMPLOYEES
--------                      -------    -------------------------------    ------    --------    ---------

Fitchburg, MA...............  Metal      - Weld Edged Bandsaw Blades        Owned     401,000        340
                                         - Carbide Tipped Bandsaw Blades
                                         - Carbon Bandsaw Blades

                              Wood       - Bits & Shanks
                                         - Red Streak(R) Bandsaw Blades

                              Paper      - Perforating
                                         - Flat
                                         - Rotary

Big Rapids, MI..............  Wood       - Circular Saws                    Owned     127,500        105
                                         - Knives
                                         - Inserted Tooth Saws

Newcomerstown, OH...........  Metal      - Files                            Owned     208,000        130

Springfield, OR.............  Wood       - Wide Bandsaw Blades              Owned      28,400         30

Portland, OR................  Wood       - Filing Room Equipment            Owned      40,000         98

Riverside, CA...............  Paper      - Perforating                      Leased     19,200         24

Tottenham, UK...............  Paper      - Flat                             Owned      30,000         42
                                         - Perforating

Barcelona, Spain............  Paper      - Rule                             Leased      4,040          9

Spangenberg, Germany........  Metal      - Carbon Bandsaw Blades            Owned      57,000         89
                                         - Bi-Metal Bandsaw Blades
                                         - Hacksaw Blades

     Since 1996, the Company has made substantial investments in its manufacturing equipment and processes and instituted operational improvements that have generated significant cost savings and productivity increases. The Company's focused capital spending programs have targeted improvements in technology, quality control, information systems and manufacturing efficiencies.

EMPLOYEES

     At July 25, 1998, the Company had 938 full-time employees. Of such employees, 729 were located in the United States, 48 were located in Canada, 87 were located in Germany, 9 were located in Spain and 65 were located in the United Kingdom. The Company considers its relations with these employees to be good.

     The Fitchburg and Newcomerstown facilities employ members of the United Steel Workers of America ("USWA") Union. Their contracts with the USWA expire in 2000 and 2001, respectively. The Company considers its relations with the unions to be good. See "Risk Factors -- Union Contracts."

COMPETITION

     The cutting tool market is highly fragmented with numerous participants. The Company is a leader in the global cutting tools market and is consistently among the top three competitors in the metal cutting saw blade, file, wood cutting product and rule product markets. Competition is principally on the basis of price, service, delivery, quality and technical expertise. The Company's competitors vary in each of the market sectors it serves. There is no one company which competes with the Company in all three of the market sectors served by the Company and there is no one company which is dominant in any of such market sectors. The Company believes that its reputation over its long history for quality products, extensive sales and service network and its in-depth product knowledge provide it with a competitive advantage in all of the market sectors it services.

ENVIRONMENTAL MATTERS

     As with most industrial companies, the Company's facilities and operations are required to comply with and are subject to a wide variety of federal, state, local and foreign environment and worker health and safety laws, regulations and ordinances, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal ("Environmental Laws"). Certain of these Environmental Laws hold owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products. Compliance with Environmental Laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The nature of the Company's operations, the long history of industrial uses at some of its current or former facilities, and the operations of predecessor owners or operators of certain of the businesses expose the Company to risk of liabilities or claims with respect to environmental and worker health and safety matters. There can be no assurance that material costs or liabilities will not be incurred in connection with such liabilities or claims.

     In 1992 the Company's property in Ashburnham, Massachusetts, was identified as having groundwater contamination. The Company has been indemnified from such liability by prior owners and there is currently $2.7 million held in escrow to cover such liability. Based on current estimates, management believes that the amounts held in escrow will be sufficient to cover these environmental liabilities, although there can be no assurance that such amounts will be sufficient. In addition, environmental issues were previously identified at the Company's Fitchburg, Massachusetts, and Newcomerstown, Ohio, properties which have since been remediated. However, the state of Ohio has not yet issued its certification to that effect with respect to the Newcomerstown site. The prior owner has agreed to indemnify the Company for any post-closure care expenses at the Newcomerstown site. See "Risk Factors -- Environmental Matters."

LITIGATION

     The Company is party to a lawsuit that was litigated in China involving a Chinese joint venture established by the Company's predecessor. This case was filed by a Chinese joint venture company against the Company and its predecessor, alleging breach of a sales agreement. Judgment was entered in 1993 against the Company in the approximate amount of $410,000. The plaintiff has made no effort to enforce its foreign judgment in the U.S. If and when it does so, the Company will interpose defenses of denial of due process in the Chinese court, as well as other substantive defenses provided under the Massachusetts General Laws. Management believes the lawsuit to be without merit. In addition, the Company is a party to other lawsuits arising in the normal course of business. In the opinion of management, the final resolutions of these lawsuits are not expected to materially affect the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company. Directors serve for a term of one year or until their successors are elected and qualified.

NAME                      AGE    POSITION
----                      ---    --------

Ross George.............  65     President, Chief Executive Officer and Director
Joseph Sylvia...........  53     Executive Vice President, Chief Financial
                                   Officer and Director
Robert Deedrick.........  55     Vice President -- Manufacturing
Roland Richard..........  56     Vice President -- Sales and Marketing, Wood
                                   Products
James Palmer............  57     Vice President -- Sales and Marketing, Metal
                                   Products
Harry Rogers............  57     Vice President -- International and Rule
                                   Products
Peter Hopper............  47     Vice President -- Product Development
F.A. DeVilling III......  56     Vice President and General Manager --
                                   Strongridge
Ron Owens...............  52     Vice President -- Business Development
Habib Gorgi.............  41     Director
Bernard Buonanno III....  32     Director

     Ross George: Mr. George has been President, Chief Operating Officer and member of the Board of Directors since 1988 and was made Chief Executive Officer in 1995. Mr. George previously served as acting President and Vice President of Operations at Simonds Cutting Tools -- Division of Household Manufacturing. Mr. George joined Simonds in 1983. From 1980 to 1983, he was Vice President and General Manager of the New England Carbide division of Wallace Murray Corp. Prior to 1980 he held various positions at Johnson & Johnson and Texas Instruments.

     Joseph Sylvia: Mr. Sylvia has been Chief Financial Officer since 1988 and is a member of the Board of Directors of Simonds. He was promoted to Executive Vice President in 1995. Mr. Sylvia formerly held the position of Division Controller of Simonds Cutting Tools -- Division of Household Manufacturing. He joined Simonds in 1970 as Senior Programmer Analyst and held various management positions in Information Services from 1972 to 1982. From 1982 to 1987, Mr. Sylvia was Director of Finance and Information Services.

     Robert Deedrick: Mr. Deedrick has been Vice President of Manufacturing since 1991. He managed the Fitchburg plant from 1984 to 1991 and the Newcomerstown operations from 1981 to 1984. Mr. Deedrick joined Simonds in 1973 as an Engineer, progressing through Production and Inventory Control and Production Management positions.

     Roland Richard: Mr. Richard has been Vice President of Sales and Marketing -- Wood Products since 1991. He previously held the position of Director of Corporate Development from 1989 to 1991 and was Corporate Sales Manager of the acquired Michigan Knife Company from 1987 to 1989. Mr. Richard originally joined Simonds in 1961, progressing through sales, sales management, product management, and became a Strategic Business Unit Manager in 1980.

     James Palmer: Mr. Palmer has been Vice President of Sales and Marketing for Metal Products since 1995. He was Vice President of Sales of Milford Products for 10 years. Mr. Palmer joined Milford Products in 1982. Prior to 1982, Mr. Palmer held various sales and management positions with a variety of companies in the machine tool and cutting tool industries over a period of approximately 16 years.

     Harry Rogers: Mr. Rogers has been Vice President of International and Rule Products since 1990. He previously held the position of General Sales Manager. Since joining Simonds in 1971 as a salesman, he has held key positions in sales and marketing management.

     Peter Hopper: Mr. Hopper has been Vice President of Product Development since 1996. He has held positions of increasing responsibility with Crucible Specialty Metals from 1976 to 1983. He held research, metallurgy and quality control positions with Milford Products Corporation from 1983 to 1991. From 1991 to

1996 he served in various product development and design positions with Milwaukee Electric Tool Corporation.

     F.A. "Skip" DeVilling III: Mr. DeVilling joined Simonds as Vice President of Business Development in 1995. In 1996, Mr. DeVilling became Vice President and General Manager of Strongridge Limited, a wholly owned Canadian subsidiary of Simonds. Mr. DeVilling was formerly Vice President of Sales and Marketing for Columbus McKinnon Corporation from 1992 to 1995 and Vice President of Sales and Marketing for National Twist Drill Division of Regal Beloit Corporation from 1986 to 1992. Prior to 1986, Mr. DeVilling worked for the Baystate Abrasives Division of Dresser Industries in various sales and marketing management positions, including National Sales Manager form 1979 to 1985.

     Ron Owens: Mr. Owens joined Simonds in 1998 as Vice President of Business Development. In 1990 Mr. Owens formed "SAWELL, INC", a manufacturing business that produced jigsaw and recip blades for their own brand, as well as private label product for all major brands. Black and Decker purchased "SAWELL, INC" in late 1994 and Mr. Owens was President of the subsidiary until October 1996. Mr. Owens was Vice President of Operations at Allen Industrial from 1965 to 1978; Executive Vice President of Mid State Industrial from 1978 to 1982; and owned a sales rep agency in Tampa, Florida prior to starting "SAWELL, INC".

     Habib Gorgi: Mr. Gorgi has been a member of the Board of Directors since 1995. Since 1995, Mr. Gorgi has been President of each of (i) Fleet Ventures Resources, Inc., (ii) Fleet Growth Resources II, Inc., a general partner of Fleet Equity Partners VI, L.P., and (iii) Silverado III, Corp., the general partner of Silverado III, L.P., the general partner of Chisholm Partners III, L.P. Mr. Gorgi is also managing general partner of Kennedy Plaza Partners. Since 1986, Mr. Gorgi has held various management positions with Fleet Equity Partners and its affiliates. Prior to 1986, he had worked in the Mergers, Acquisitions and Leveraged Buyouts Group of BankAmerica. Mr. Gorgi serves on the Board of Directors of several Fleet Equity Partners' portfolio companies.

     Bernard Buonanno: Mr. Buonanno has been a member of the Board of Directors since 1995. Since 1998, Mr. Buonanno has been Senior Vice President of each of
(i) Fleet Venture Resources, Inc., (ii) Fleet Growth Resources, Inc., a general partner of Fleet Equity Partners VI, L.P., and (iii) Silverado III, Corp., the general partner of Silverado III, L.P., the general partner of Chisholm Partners III, L.P. Mr. Buonanno is also general partner of Kennedy Plaza Partners. Mr. Buonanno has held various positions with Fleet Equity Partners and its affiliates since 1993. Prior to joining Fleet Equity Partners in 1993, Mr. Buonanno worked in the Mergers and Acquisitions Department of Prudential-Bache Capital Funding. Mr. Buonanno serves on the Board of Directors of several Fleet Equity Partners' portfolio companies.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Each non-employee director currently receives fees of $25,000 per year plus reimbursement of out-of-pocket expenses. Directors who are employees receive no additional compensation for serving as a director.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation earned in 1997 by the Company's Chief Executive Officer and each of the four most highly compensated executive officers whose remuneration exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION              ALL OTHER
                                              --------------------    ---------------------------
NAME AND POSITION                              SALARY      BONUS      OTHER(1)    COMPENSATION(2)
-----------------                             --------    --------    --------    ---------------

Ross George.................................  $262,080    $262,080    $20,895         $17,102
  Chief Executive Officer, President

Joseph Sylvia...............................  $178,605    $142,884    $16,958         $11,324
  Executive Vice President, CFO

Robert Deedrick.............................  $126,200    $ 75,720    $ 8,206         $ 8,683
  Vice President -- Manufacturing

James Palmer................................  $120,935    $ 47,013    $ 7,553         $ 8,829
  Vice President -- Sales & Marketing,
  Metal Products

Roland Richard..............................  $116,844    $ 70,106    $ 7,617         $ 8,667
  Vice President -- Sales & Marketing,
  Wood Products


---------------
(1) Consists of amounts reimbursed during the year for the payment of taxes relating to company vehicles, tax preparation and club memberships.

(2) Consists of the Company's contributions to the 401(k) Plan (Messrs. George and Sylvia, $4,750; Mr. Deedrick, $3,786; Mr. Palmer, $3,628; and Mr. Richard, $3,505) and the profit-sharing plan (Messrs. George and Sylvia, $4,800; Mr. Deedrick, $3,786; Mr. Palmer, $3,628; and Mr. Richard, $3,505),
    and group insurance payments (Mr. George, $7,552; Mr. Sylvia, $1,774; Mr. Deedrick $1,111; Mr. Palmer, $1,573; and Mr. Richard, $1,656).

  Options

     No options were granted in the year ended December 27, 1997 to the Named Executives. The following table sets forth certain information with respect to unexercised options to purchase the Company's Common Stock which were granted in connection with the acquisition of the Company in May 1995. These options, which were immediately exercisable at $400 per share, were repurchased by the Company at a value of $458.52 per share less the exercise price in connection with the Recapitalization. See "Certain Transactions."

                              FY-END OPTION VALUES

                                                                              VALUE OF UNEXERCISED
                                         NO. OF SECURITIES UNDERLYING             IN-THE-MONEY
                                         UNEXERCISED OPTIONS AT FY-END        OPTIONS AT FY-END(1)
                                         -----------------------------    -----------------------------
NAME                                     EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                                     -----------     -------------    -----------     -------------

Ross George............................   12,301.79            0          $719,900.75           0
Joseph Sylvia..........................    8,201.20            0          $479,934.22           0
Robert Deedrick........................    2,050.30            0          $119,983.55           0
James Palmer...........................    2,050.30            0          $119,983.55           0
Roland Richard.........................    2,050.30            0          $119,983.55           0


---------------
(1) Based on the equity value per share being paid in connection with the Recapitalization ($458.52).

     The Company adopted the Amended and Restated 1998 Stock Incentive Plan in July 1998 pursuant to which key employees (including officers who are also directors of the Company) will be eligible for discretionary awards of stock options at the discretion of the Board of Directors. The terms and prices of options granted will be in the discretion of the Board. Messrs. George and Sylvia were granted options in July 1998 to purchase 351.13 and 222.45 shares, respectively, of Common Stock at a price of $458.52 per share.

  Employment Contracts

     Messrs. George and Sylvia each entered into employment agreements with the Company which expire May 26, 2000, subject to extension. The employment agreements provide for base salaries and bonuses as determined by the Board of Directors. In addition, the agreements provide that in the event of termination of employment by the Company for any reason other than cause, the officer is entitled to receive all salary and bonuses earned through the termination date plus the remaining base salary for one year.

     Messrs. Deedrick, Palmer, Richard and Rogers have also entered into employment agreements with the Company which provide for one year's notice of termination from the Company, and 90 days notice of termination from the employee, except in the case of cause, in which event the agreement is terminable on 30 days notice from the Company. The agreements provide that the officers' base salary and bonuses will be determined by the Board. Each of these agreements contains a covenant not to compete for two years after termination of employment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting Common Stock (i) by each person known to the Company to own more than 5% of the Company's voting Common Stock and (ii) by each director of the Company, each of the executive officers of the Company listed under "Management" and the directors and executive officers of the Company as a group.

                                                             SHARES BENEFICIALLY OWNED(1)
                                                            ------------------------------
                                                            NUMBER OF SHARES    % OF CLASS
                                                            ----------------    ----------

Fleet Venture Resources, Inc.(2)..........................     22,118.93           31.3
Fleet Equity Partners VI, L.P.(2).........................      9,479.54           13.4
Chisholm Partners III, L.P.(2)............................      8,014.92           11.4
Kennedy Plaza Partners....................................        461.20              *
Private Market Fund, L.P. ................................      8,723.72           12.7
Ross George...............................................      6,348.69            7.3
Joseph Sylvia.............................................      4,039.09            5.9
Robert Deedrick...........................................        436.19              *
Roland Richard............................................      1,090.46            1.6
James Palmer..............................................        381.66              *
Harry Rogers..............................................      1,090.46            1.6
Peter Hopper..............................................        163.57              *
F.A. DeVilling............................................        218.09              *
Ron Owens.................................................            --             --
Habib Gorgi(2)............................................     40,074.59           56.7
Bernard Buonanno(2).......................................     40,074.59           56.7
All directors and executive officers as a group, including
  the above named persons(2)..............................     53,842.79           75.6


---------------
 *  Less than 1%

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security or the sole or shared power to dispose, or direct the disposition of, a security, and includes options and warrants exercisable within 60 days.

(2) Fleet Venture Resources, Inc. ("FVR"), Fleet Equity Partners VI, L.P. ("FEP"), Chisholm Partners III ("Chisholm") and Kennedy Plaza Partners ("Kennedy") are affiliated entities. As a result, they may be deemed to have shared voting and investment power of the shares held by each of the other entities. FVR and FEP are also affiliates of Fleet Financial Group, Inc. ("FFG"). As a result, FFG may be deemed to have shared voting and investment power of the shares held by such entities. Mr. Gorgi is President of FVR and of the corporate general partners of FEP and Chisholm, and a managing general partner of Kennedy. As a result, he may be deemed to have shared voting and investment power of the shares held by such entities. Mr. Buonanno is Senior Vice President of FVR and of the corporate general partners of FEP and Chisholm, and a general partner of Kennedy. As a result, he may be deemed to have shared voting and investment power of the shares held by such entities. Messrs. Gorgi and Buonanno disclaim beneficial ownership for all shares held directly by these entities.

                              CERTAIN TRANSACTIONS

     The Original Offering was made in connection with a recapitalization (the "Recapitalization") of the Company pursuant to which (i) the Company repurchased certain of its outstanding equity securities for an aggregate purchase price of $58.9 million (or $458.52 per share of Common Stock and equivalents) (the "Recapitalization Consideration"), (ii) the Company issued new shares of voting and non-voting Common Stock to certain existing stockholders and new investors with aggregate proceeds to the Company of $19.4 million (or $458.52 per share) (the "New Shares"), (iii) the Company issued certain warrants and options to certain existing stockholders and new investors, and (iv) certain of the Company's existing stockholders retained voting Common Stock with an aggregate value (based on per share value of $458.52) of approximately $15.6 million (the "Retained Shares").

     Fleet (i) received approximately $39.0 million of the Recapitalization Consideration, (ii) purchased approximately $7.8 million of the New Shares and
(iii) retained approximately $9.6 million of the Retained Shares. In addition, Fleet received (a) warrants to purchase 2,180.93 shares of Common Stock at a price of $458.52 per share and (b) warrants to purchase 1,357.73 shares of Common Stock at a price of $458.52 per share which will be exercisable in full upon the occurrence of a sale of the Company or an initial public offering of its stock ("Liquidity Events") if Fleet does not earn a specified return on its cash investment in the Company.

     Management of the Company (i) received approximately $16.0 million of the Recapitalization Consideration, (ii) purchased approximately $0.9 million of the New Shares and (iii) retained approximately $5.8 million of the Retained Shares. Messrs. George, Sylvia, Deedrick and Richard (or members of their respective families) received approximately $7.0 million, $3.4 million, $0.9 million and $1.2 million, respectively, of such Recapitalization Consideration. Mr. Palmer purchased approximately $0.2 million of such New Shares, and Messrs. George, Sylvia, Deedrick and Richard retained approximately $2.8 million, $1.8 million, $0.2 million and $0.5 million, respectively, of such Retained Shares. In addition, Messrs. George and Sylvia were granted options to purchase 351.13 and
222.45 shares, respectively, of Common Stock at a price of $458.52 per share.

     First Union Investors, Inc., an affiliate of First Union Capital Partners, one of the Initial Purchasers, and First Union National Bank, the principal lender under the Senior Credit Facility, acquired 3,373.75 voting and 7,530.90 non-voting New Shares for approximately $5 million and also received warrants to purchase 391.57 shares of Common Stock at a price of $458.52 per share which will be exercisable in full upon the occurrence of certain Liquidity Events if the holder does not earn a specified return on its cash investment in the Company. The Private Market Fund, L.P. received warrants to purchase 313.26 shares of Common Stock at a price of $458.52 per share which will be exercisable in full upon the occurrence of certain Liquidity Events if the holder does not earn a specified return on its cash investment in the Company.

                           DESCRIPTION OF SENIOR DEBT

     The following is a summary of certain Senior Debt of the Company. To the extent such summary contains descriptions of the Senior Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from the Company.

SENIOR CREDIT FACILITY

     On July 7, 1998, the Company entered into an agreement with First Union National Bank (the "Bank") providing for a revolving credit facility (the "Senior Credit Facility") to the Company for up to $30.0 million of revolving loans. Borrowings under the Senior Credit Facility are available for permitted acquisitions and working capital, including letters of credit. The Senior Credit Facility is secured by first priority liens on all tangible and intangible personal property and real property assets of the Company and its subsidiaries.

     The Senior Credit Facility expires in 2003, unless extended. The interest rate per annum applicable to the Senior Credit Facility is, at the Company's option, either LIBOR or the greater of the prime rate or the overnight federal funds rate plus 0.50%, in each case plus 0.125% to 2.375% depending on the Company's financial leverage (the "Applicable Margin"). The Company is required to pay certain fees in connection with the Senior Credit Facility, including a commitment fee of 0.50% initially and thereafter at a per annum rate equal to the Applicable Margin on the unutilized portion of the revolver.

     The Senior Credit Facility also contains certain other terms and conditions, covenants and events of default.

FOREIGN DEBT

     The Company's German subsidiary has a term loan in the principal amount of DM 4.2 million and a working capital line facility with a maximum aggregate limit of DM 5.5 million. The term loan expires and the working capital line terminates on December 31, 1999. Interest rates on both the term loan and the working capital line are based on the Frankfurt Interbank Offer Rate. The term loan may be prepaid without premium or penalty in minimum multiples of DM 100,000 upon one month's advance notice.

     Simonds UK Holdings Ltd., a British subsidiary of the Company, issued a series of promissory notes in the aggregate principal amount of L1,000,000 (the "UK Notes") in favor of the former shareholders of Notting as a portion of the purchase price. The UK Notes, which mature April 30, 1999, bear interest at a rate of 8.5% per annum. The payment of the UK Notes is guaranteed by the Company.

     The Company's Notting subsidiary has the following outstanding indebtedness: (i) a business development loan with National Westminster Bank in the amount of L44,139 as of July 31, 1998 bearing interest at 10% per annum and maturing June 7, 1999; (ii) a demand note with National Westminster Bank in the amount of L200,000 bearing interest at 2 1/2% above the bank's base rate and maturing December 31, 1998; (iii) a revolving line of credit with Wells Fargo Bank in the amount of $1.2 million bearing interest at 1% above the bank's prime rate and maturing March 31, 1999; (iv) a credit facility with Banco Sabadell of Spain in the amount of 26 million pesetas bearing interest at rates ranging from 6.35% to 10%; (v) an overdraft line with Central Hispano Bank of Spain in the amount of 5 million pesetas bearing interest at a rate of MIBOR plus 1.5%; and
(vi) a loan with National Westminster Bank in the amount of L26,709 for the purchase of fixed assets bearing interest at 2 1/2% above the bank's base rate and maturing August 1, 2000.

                         DESCRIPTION OF EXCHANGE NOTES

     The Exchange Notes will be issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Simonds Industries Inc. and not its Subsidiaries.

     The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of the Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $150,000,000, of which $100,000,000 will be issued on the Issue Date, and will mature on July 1, 2008. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semiannually in cash on each January 1 and July 1 commencing on January 1, 1999, to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

     YEAR                                                     PERCENTAGE
     ----                                                     ----------
     2003.................................................     105.125%
     2004.................................................     103.417%
     2005.................................................     101.708%
     2006 and thereafter..................................     100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to July 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the Notes issued at a redemption price equal to 110.250% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of redemption; provided that at least 65% of the principal amount of Notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any

Public Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Exchange Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for such Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"),then, unless and until all events of default with respect to such Designated Senior Debt have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for such Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the Default Notice was delivered to the Trustee and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not after a period of 360 consecutive days, unless such event of default shall have been cured or waived or ceased to exist for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions of the Designated Senior Debt under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

GUARANTEES

     The Exchange Notes will be guaranteed by each of the Company's Domestic Wholly Owned Restricted Subsidiaries on the Issue Date and by certain of the Company's Restricted Subsidiaries formed or acquired after the Issue Date. See "Certain Covenants -- Issuance of Subsidiary Guarantees." The Guarantee of each Guarantor will be subordinated to all Guarantor Senior Debt of such Guarantor to the same extent as the Notes are subordinated to all Senior Debt. In the event all of the Capital Stock of a Guarantor owned by the Company and the Restricted Subsidiaries is sold by the Company and/or one or more Restricted Subsidiaries or all or substantially all of the assets of a Guarantor are sold by such Guarantor and the sale complies with the provisions set forth under "Certain Covenants -- Limitation on Asset Sales," such Guarantor's Guarantee will be released.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Exchange Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Exchange Notes pursuant to the provisions described below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

     If a Change of Control Offer is required to be made, there can be no assurance that the Company will be permitted by the terms of its Senior Debt to make such a Change of Control Offer or that it have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by

Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to require the purchase of Exchange Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transactions, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and the Restricted Subsidiaries may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including without limitation, Indebtedness under the Credit Agreement pursuant to clause (ii) of the definition of Permitted Indebtedness).

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary), (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary) or (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purpose, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or of other securities converted to Qualified Capital Stock of the Company; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the fair market value of the aggregate net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus (z) an amount equal to the lesser of (A) the sum of the fair market value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and/or the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company and each Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries" or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock (or options therefor) of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $1.0 million in any year; (4) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $5.0 million; and
(5) Restricted Payments made on the Issue Date in connection with the Recapitalization Distribution. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
(2), (3) and (4) shall be included in such calculation.

     Limitation on Asset Sales. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to acquire Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales or deemed Asset Sales(at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value (as determined in good faith by the Board of Directors of the Company) of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Net Proceeds Offer Amount, Exchange Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encum-brance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date; (7) any instrument governing Indebtedness of a Foreign Restricted Subsidiary; provided that after giving effect to the imposition of such encumbrance or restriction, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness"; (8) customary restrictions on the transfer of any property or assets arising under a security agreement governing a Lien permitted under the Indenture; (9) any agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (7) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (7); and
(10) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions pending such sale or disposition.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt; (C) Liens securing the Notes and any Guarantees; (D) Liens in favor of the Company or a Guarantor; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which Refinancing Indebtedness has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness"; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant; and (v) the Company shall have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate

Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors); (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (iii) consulting fees paid by the Company consistent with past practice; (iv) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and (v) Restricted Payments or Permitted Investments permitted by the Indenture.

     Issuance of Subsidiary Guarantees. If (a) any Domestic Wholly Owned Restricted Subsidiary incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) or (b) any Restricted Subsidiary (including any Foreign Restricted Subsidiary) guarantees any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) of the Company or any of its Restricted Subsidiaries (other than a Subsidiary of such Restricted Subsidiary) then, in either case, the Company shall cause such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be. Thereafter, such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.

     Conduct of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any businesses which are not either: (i) the same, similar or related to the businesses in which the Company or any of the Restricted Subsidiaries are engaged on the Issue Date; (ii) Permitted Investments; or (iii) businesses acquired through an acquisition after the Issue Date which are not material to the Company and the Restricted Subsidiaries, taken as a whole.

     Payments for Consent. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid to all Holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (i) the fair market value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (ii) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

          (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary ("Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

          (a) no Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by an officers' certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provision of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Asset," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days), aggregates $7.5 million;

          (v) one or more judgments in an aggregate amount in excess of $7.5 million not covered by adequate insurance shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (vi) certain events of bankruptcy affecting the Company or any of the Significant Subsidiaries; or

          (vii) any Guarantee ceases to be in full force and effect or any Guarantee is declared to be null and void and unenforceable or any Guarantee is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vi) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and (if given by the Holders) the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,
(iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacing mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date of payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies and other changes so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;
(vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; (viii) modify the provisions of "-- Certain Covenants -- Payments for Consent" in any manner adverse to a Holder of Notes; or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," or (iii) any Restricted Payment made in accordance with the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Blockage Period" has the meaning set forth under "-- Subordination."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (iii) any Person or Group (other than the Permitted Holder(s)) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or taxes attributable to Asset Sales outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter period and (ii) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income" attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person,
(f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date or any such restorations which do not exceed $500,000 in the aggregate in any four fiscal quarter period, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and First Union National Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agree-ments and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "-- Certain
Covenants -- Limitation on Incurrence of Additional Indebtedness" (including the definition of Permitted Indebtedness)) or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Default Notice" has the meaning set forth under "-- Subordination."

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $10,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable, or is exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

     "Domestic Wholly Owned Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof, the District of Columbia or any territory or possession of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantee" has the meaning set forth under "-- Certain
Covenants -- Issuance of Subsidiary Guarantees."

     "Guarantor" means (i) each Domestic Wholly Owned Restricted Subsidiary of the Company as of the Issue Date and (ii) each other Person that in the future executes a Guarantee pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means, with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company or any Guarantor with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor owing to a Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence on Additional Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchasers" means Salomon Brothers Inc, First Union Capital Markets and Schroder & Co. Inc.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or (ii) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the "Referent Subsidiary") such that, after giving effect to any such sale or disposition the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" had the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means (i) Fleet Venture Resources, Inc., Fleet Equity Partners VI-B, L.P., Chisholm Partners III, L.P., Kennedy Plaza Partners, Habib
Y. Gorgi, Bernard V. Buonanno III, Ross B. George and Joseph L. Sylvia and (ii) any Person "controlled" (as defined in the definition of "Affiliate") by one or more of the Persons identified in clause (i) of this definition.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes, the Indenture and any Guarantees not to exceed $100,000,000 in aggregate principal amount;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $30.0 million and (y) the sum of (A) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries less (C) the amount of Indebtedness outstanding pursuant to clause (xiii) of this definition reduced in the case of (x) by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (iii) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary is unsecured and (b) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (ix) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Refinancing Indebtedness;

          (xi) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

          (xii) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed $10.0 million at any one time outstanding; and

          (xiii) Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $25.0 million or (b) the sum of (x) 85% of the net book value of accounts receivable of the Foreign Restricted Subsidiaries that are not Guarantors and (y) 50% of the net book value of the inventory of the Foreign Restricted Subsidiaries that are not Guarantors.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary; (ii) investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales"; (viii) Investments in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date not to exceed $10.0 million at any one time outstanding; and (ix) Investments in the Notes.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related purchase money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing the purchase money Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary; and

          (xiv) Liens securing Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Restricted Subsidiaries that are not Guarantors.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Public Equity Offerings."

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the fair market value of such property or such purchase price or cost.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Reference Date" has the meaning set forth under "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Refinance" means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (ii), (iv), (v), (vi), (vii),
(viii), (ix), (xi), (xii) and (xiii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if such Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or Guarantors.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchasers.

     "Replacement Assets" means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto (including Capital Stock of a Person which becomes a Restricted Subsidiary if such Person is engaged in businesses which comply with the covenant described under "-- Certain Covenants -- Conduct of Business").

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Restricted Subsidiary or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary (including without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed by the Company, (vi) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness,"
(vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date the making of such payment.

     "Wholly Owned Restricted Subsidiary" of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Restricted Subsidiary.

                               THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Original Notes who are able to make certain representations the opportunity to exchange their Original Notes for Exchange Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or
(ii) any holder of Original Notes notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the SEC the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined) by the holders thereof. The Company will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Notes" means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which said Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under existing SEC interpretations, the Transfer Restricted Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Original Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an

"affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will file an Exchange Offer Registration Statement with the SEC on or prior to 60 days after the date of original issuance of the Original Notes (the "Closing Date"), (ii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company will commence the Exchange Offer and use reasonable efforts to issue, on or prior to 20 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Original Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement the Company will file the Shelf Registration Statement prior to the later of (x) 60 days after the Closing Date or (y) 30 days after such filing obligation arises, and use its best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to the later of (x) 120 days after the Closing Date and (y) 90 days after such obligation arises; provided that if the Company has not consummated the Exchange Offer within 150 days of the Closing Date, then the Company will, upon the request of any holder of Original Notes, file the Shelf Registration Statement with the SEC on or prior to the 151st day after the Closing Date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Closing Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date with respect to the Exchange Offer Registration Statement") or (c) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.50% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

     The summary herein of certain provisions of the Registration Rights Agreement is a description of the material provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

     Except as set forth herein, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Agreement. See "--Consequences of Failure to Exchange," and "-- Resales of the Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Original Notes which are not exchanged for Exchange Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain Transfer Restricted Notes. Accordingly, such Original Notes may not be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that the Company or any affiliate of the Company was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance to Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Notes with a purchase price of $500,000, or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to the Company and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act and that it is acquiring such securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, the form of which is included as Exhibit 99.1 to the Registration Statement of which this Prospectus is a part, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the applicable Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Notes will not be entitled to rights under the Registration Rights Agreement (except under certain limited circumstances). The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

     Solely for reasons of administration (and for no other purpose) the Company
has fixed the close of business on                     ,1998 as the record date
for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for purposes of receiving the Exchange Notes.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1998, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of its Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the applicable Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the applicable Expiration Date.

     The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

     THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Discount Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If a Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes, with signature guaranteed by an Eligible Institution.

     If a Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the issuer's acceptance of which would, in the opinion of counsel for such issuer, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes issued by it, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Notes, as soon as practicable following the applicable Expiration Date.

     By tendering Original Notes in the Exchange Offer, each registered holder will represent to the issuer of such Original Notes that, among other things,
(i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of such Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s) for such holder's own account, for investment and not with a view to or for sale in connection with any distribution of the Exchange Notes, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under "-- Resales of the Exchange Notes," and (y) any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to an Exchange Offer, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such Exchange Notes (see "Plan of Distribution") but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,
(iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offer, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

          (1) The tender is made through an Eligible Institution;

          (2) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of the Original Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal together with the certificate(s) representing the Original Notes (or a Book-Entry Confirmation) and any other documents required by the applicable Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

          (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes pursuant to an Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the applicable Exchange Offer, at any time prior to the Expiration Date of that Exchange Offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole respective discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the applicable Expiration Date.

     Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC. If there has been a change in SEC policy such that there is a substantial question whether the Exchange Offer is permitted by applicable federal law, the Company has agreed to seek a no-action letter or other favorable decision from the SEC allowing the Company to consummate the Exchange Offer.

     If the Company determines that the Exchange Offer is not permitted by applicable Federal law, it may terminate the Exchange Offer. In connection therewith the Company may (i) refuse to accept any Original Notes and return any Original Notes that have been tendered by the holders thereof, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Notes to withdraw their tendered Original Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as "Exchange Agent" for the Exchange Offer. Questions and requests for assistance, requests for additional copies of the Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail or Hand or Overnight Delivery:

     State Street Bank and Trust Company
     Two International Place
     Fourth Floor
     Boston, MA 02110
     Attention: Kellie Mullen, Corporate Trust Department
     Facsimile Transmissions: 617-664-3290
     Confirm by Telephone: 617-664-5587
(ELIGIBLE INSTITUTIONS ONLY)

     Delivery to other than the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
$      . Such expenses include fees and expenses of the Exchange Agent and the
Trustee under the Indenture, accounting and legal fees and printing costs, among others. The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The carrying values of the Original Notes are not expected to be materially different from the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALES OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

     Based on no-action letters issued by the staff of the SEC to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability.

     All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

     Each affiliate of the Company must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Notes by holders who exchange Original Notes for the Exchange Notes. The following summary assumes that the issue price of the Exchange Notes is equal to the principal amount. The summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Exchange Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U. S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Exchange Notes as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary also does not describe any tax consequences under state, local, or foreign tax laws.

     The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes which are different from those discussed herein.

     HOLDERS WHO EXCHANGE ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

     The exchange of an Original Note by a holder for an Exchange Note should not constitute a taxable exchange of the Original Note. As a result, a holder will not recognize taxable gain or loss upon receipt of an Exchange Note, such holder's holding period for an Exchange Note will include the holding period for the

Original Note so exchanged and such holder's adjusted tax basis in an Exchange Note will be the same as such holder's adjusted tax basis in the Original Note so exchanged.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     In general, a U.S. Holder is: (i) a citizen or resident (as defined for United States federal income tax purposes) of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or a political subdivision thereof; (iii) an estate the income of which is subject to United States federal taxation regardless of its source; or (iv) a trust if and only if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States trustees have the authority to control all substantial decisions of the trust.

     Taxation of Stated Interest. In general, U.S. Holders of the Exchange Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Sale or Other Taxable Disposition of the Exchange Notes. The sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note will in general result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Exchange Note.

     Any gain or loss on the sale or other taxable disposition of an Exchange Note generally will be capital gain or loss and will be long-term capital gain or loss if the Exchange Note had been held for more than one year and otherwise will be short-term capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     Backup Withholding. In October 1997, the Treasury Department issued final regulations relating to information and back-up withholding that unify current certification procedures and forms and clarify reliance standards. These new regulations will be effective on January 1, 1999. The following description of the backup withholding rules are applicable to payments made before January 1, 1999.

     The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Exchange Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Exchange Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount on an Exchange Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     This section discusses special rules applicable to a Non-U.S. Holder of Exchange Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder or the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. For purposes hereof, a "Non-U.S. Holder" is any person that is not a U.S. Holder.

     Interest. Interest that is paid to a Non-U.S. Holder on an Exchange Note will not be subject to U.S. income or withholding tax if the interest qualified as "portfolio interest." Generally, interest on the Exchange Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes,
(iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (x) the beneficial owner of the Exchange Note provides the Company or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Exchange Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Note or a qualifying intermediary and furnishes the payor a copy thereof.

     Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed above will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001.

     Sale, Exchange or Retirement of Exchange Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Exchange Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements, or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens, resident aliens, and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances.

     U.S. Information Reporting and Backup Withholding Tax. Back-up withholding and information reporting generally will not apply to an Exchange Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in " -- Certain Federal Income Tax Consequences to Non-U.S. Holders -- Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually on Form 1042-S to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

     If payments of principal and interest are made to the beneficial owner of an Exchange Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Exchange Notes are made to the beneficial owner of an Exchange Note through a foreign office of a "broker" (as defined in the pertinent Treasury Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period; unless the broker has in its records documentary evidence that the holder is not a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

     The IRS released Treasury Regulations in October 1997 that revise the procedures for withholding tax, and the associated backup withholding and information reporting rules described above for payments of interest and gross proceeds made after December 31, 1998. By Notice 98-16, the IRS delayed effectiveness of these regulations to payments made after December 31, 1999. The regulations modify the requirements imposed on a Non-U.S. Holder or certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from withholding and backup withholding. In particular, the regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the ninetieth day after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until                  , 1998, all dealers
effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the

Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any broker or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes offered hereby are being passed upon for the Company by Wellesley Law Associates, Wellesley Hills, Massachusetts, and Edwards & Angell, LLP, Providence, Rhode Island, counsel for the Company.

                                    EXPERTS

     The audited consolidated financial statements of Simonds Industries Inc. and its subsidiaries as of December 28, 1996 and December 27, 1997, and for the five months ended May 26, 1995 and seven months ended December 30, 1995 and the years ended December 28, 1996 and December 27, 1997 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

Report of Independent Public Accountants..................................  F-2

Consolidated Balance Sheets as of December 28, 1996, December 27, 1997
  and June 27, 1998 (unaudited)...........................................  F-3

Consolidated Statements of Operations for each of the periods -- Five
  Months ended May 26, 1995, Seven Months ended December 30, 1995, Years ended December 28, 1996 and December 27, 1997, and the Six Months ended
  June 28, 1997 (unaudited) and June 27, 1998 (unaudited).................  F-4

Consolidated Statements of Cash Flows for each of the periods -- Five
  Months ended May 26, 1995, Seven Months ended December 30, 1995, Years ended December 28, 1996 and December 27, 1997, and the Six Months
  ended June 28, 1997 (unaudited) and June 27, 1998 (unaudited)...........  F-5

Consolidated Statements of Shareholders' Equity for each of the periods
  -- Five Months ended May 26, 1995, Seven Months ended December 30,
  1995, Fiscal Years ended December 28, 1996 and December 27, 1997, and the Six Months ended June 27, 1998 (unaudited)..........................  F-6

Notes to Consolidated Financial Statements................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Simonds Industries Inc:

     We have audited the consolidated balance sheets of Simonds Industries Inc. (the Company), formerly known as SI Holding Corporation, as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the seven months ended December 30, 1995, and each of the two years ended December 27, 1997. We have also audited the consolidated statements of operations, shareholders' equity and cash flows of Simonds Industries Inc. (Predecessor Company) for the five months ended May 26, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Simonds Industries Inc. at December 28, 1996 and December 27, 1997, and the consolidated results of its operations and cash flows for the seven months ended December 30, 1995, and each of the two years ended December 27, 1997, and the consolidated results of operations and cash flows of the Predecessor Company for the five months ended May 26, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 11, 1998

                            SIMONDS INDUSTRIES INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              FISCAL YEARS ENDED
                                                              ------------------     JUNE 27,
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 1,255    $ 1,255     $    835
  Accounts receivable, net of reserves of $798,
    $806 and $866...........................................   14,113     16,185       18,842
  Inventories...............................................   23,235     22,576       28,697
  Other current assets......................................    3,260      3,160        3,467
  Refundable income taxes...................................      141        101          101
                                                              -------    -------     --------
        Total current assets................................   42,004     43,277       51,942
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................    2,029      2,324        2,315
  Buildings and improvements................................    9,669     10,557       11,747
  Machinery and equipment...................................   15,283     21,735       23,658
  Construction-in-progress..................................    1,675        348        1,891
                                                              -------    -------     --------
                                                               28,656     34,964       39,611
  Less -- Accumulated depreciation..........................    2,999      5,308        6,655
                                                              -------    -------     --------
      Net property, plant and equipment.....................   25,657     29,656       32,956
OTHER ASSETS:
  Goodwill, net of accumulated amortization of
    $537, $1,026 and $1,152.................................   13,714     20,613       22,065
  Deferred financing costs, net of accumulated
    amortization of $553, $909 and $988.....................    1,099        880          722
  Other.....................................................      146        917          909
                                                              -------    -------     --------
        Total other assets..................................   14,959     22,410       23,696
                                                              -------    -------     --------
        Total assets........................................  $82,620    $95,343     $108,594
                                                              =======    =======     ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Overdraft facilities......................................  $   788    $   249     $    150
  Notes payable.............................................    2,390      1,481        5,802
  Current portion of long-term debt.........................    4,197      4,925        5,255
  Accounts payable..........................................    4,930      4,797        6,578
  Accrued payroll and employee benefits.....................    3,287      4,827        3,693
  Other accrued liabilities.................................    1,445      2,691        4,088
  Currently deferred income taxes...........................    2,758      2,656        2,650
                                                              -------    -------     --------
        Total current liabilities...........................   19,795     21,626       28,216
LONG-TERM DEBT, net of current portion......................   39,588     45,286       48,825
DEFERRED INCOME TAXES.......................................    3,320      4,321        4,386
ACCRUED PENSION LIABILITY...................................    1,735      1,550        1,530
OTHER NONCURRENT LIABILITIES................................      984        945          933
COMMITMENTS AND CONTINGENCIES (NOTE 7)......................       --         --           --
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value -- Authorized -- 200,000
    shares Issued and outstanding -- 148,037,
    148,371 and 148,371.....................................        1          1            1
  Capital in excess of par value............................   10,520     10,553       10,553
  Retained earnings.........................................    6,858     11,859       15,173
  Cumulative translation adjustment.........................     (181)      (798)        (976)
  Treasury stock, at cost...................................                              (47)
                                                              -------    -------     --------
        Total shareholders' equity..........................   17,198     21,615       24,704
                                                              -------    -------     --------
        Total liabilities and shareholders' equity..........  $82,620    $95,343     $108,594
                                                              =======    =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            SIMONDS INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                  PREDECESSOR                             THE COMPANY
                                  -----------   ----------------------------------------------------------------
                                                                                                 SIX MONTHS
                                   5 MONTHS       7 MONTHS         YEAR           YEAR       -------------------
                                     ENDED         ENDED          ENDED          ENDED        ENDED      ENDED
                                    MAY 26,     DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   JUNE 28,   JUNE 27,
                                     1995           1995           1996           1997         1997       1998
                                  -----------   ------------   ------------   ------------   --------   --------
                                                                                                 (UNAUDITED)
Net sales.......................    $42,212       $58,932        $98,661        $114,182     $55,376    $62,641
Cost of goods sold..............     30,102        41,353         69,828          78,798      38,247     42,281
                                    -------       -------        -------        --------     -------    -------
          Gross profit..........     12,110        17,579         28,833          35,384      17,129     20,360
Selling, general and
  administrative expense........     15,338        10,176         17,135          21,149       9,944     11,961
                                    -------       -------        -------        --------     -------    -------
          Operating income
            (loss)..............     (3,228)        7,403         11,698          14,235       7,185      8,399
Other expenses (income):
  Interest expense..............        650         2,880          4,399           4,963       2,394      2,477
  Other, net....................       (276)         (208)           245             520         172        167
                                    -------       -------        -------        --------     -------    -------
          Income (loss) before
            income taxes........     (3,602)        4,731          7,054           8,752       4,619      5,755
Provision (benefit) for income
  taxes.........................     (1,387)        1,856          3,071           3,751       1,971      2,441
                                    -------       -------        -------        --------     -------    -------
          Net income (loss).....    $(2,215)      $ 2,875        $ 3,983        $  5,001     $ 2,648    $ 3,314
                                    =======       =======        =======        ========     =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            SIMONDS INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   PREDECESSOR                             THE COMPANY
                                                   -----------   ----------------------------------------------------------------
                                                                                                                  SIX MONTHS
                                                   FIVE MONTHS   SEVEN MONTHS       YEAR           YEAR       -------------------
                                                      ENDED         ENDED          ENDED          ENDED        ENDED      ENDED
                                                     MAY 26,     DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   JUNE 28,   JUNE 27,
                                                      1995           1995           1996           1997         1997       1998
                                                   -----------   ------------   ------------   ------------   --------   --------
                                                                                                                  (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $(2,215)      $  2,875       $ 3,983        $  5,001     $ 2,648    $ 3,314
  Adjustment to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization................      1,498          1,500         2,712           3,459       1,552      2,023
    Bonus paid in common stock...................      1,449             --            --              --          --         --
    Gain on asset sales..........................        (41)            (9)          (11)            (16)         (5)       (33)
    Provision (benefit) for deferred income
      taxes......................................       (104)         1,612         1,322             258         990        754
    Changes in assets and liabilities, net of
      acquisitions:
      Accounts receivable........................       (878)         1,560          (350)           (927)     (1,221)       100
      Inventories................................     (3,088)         3,030           686           2,902        (145)    (2,423)
      Income tax refunds receivable..............         --             --            --              40          40         --
      Other current and non-current assets.......     (2,329)         2,104          (818)            602         298       (134)
      Accounts payable...........................      1,793         (1,711)          168            (346)        284        150
      Accrued expenses...........................      5,396         (4,743)         (979)          2,297         717     (1,019)
      Other non-current liabilities..............        (28)          (574)          (48)           (224)       (182)       (32)
                                                     -------       --------       -------        --------     -------    -------
    Net cash provided by operating activities....      1,453          5,644         6,665          13,046       4,976      2,700
                                                     -------       --------       -------        --------     -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment...         45             22            35             107          38         57
  Purchases of equipment.........................       (745)        (1,895)       (3,638)         (3,708)     (1,542)    (2,085)
  Acquisition of Simonds, net of cash acquired...         --        (44,620)           --              --          --         --
  Acquisition of Pacific Hoe Company assets......         --             --            --          (5,578)     (5,578)        --
  Acquisition of Strongridge Limited.............         --             --        (1,185)             --          --         --
  Acquisition of Armstrong Manufacturing, net of
    cash acquired................................         --             --            --          (8,125)         --         --
  Acquisition of W. Notting Ltd., net of cash
    $51..........................................         --             --            --              --          --     (6,781)
                                                     -------       --------       -------        --------     -------    -------
    Net cash used by investing activities........       (700)       (46,493)       (4,788)        (17,304)     (7,082)    (8,809)
                                                     -------       --------       -------        --------     -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in overdrafts.......................        149            124           319            (539)       (290)       (99)
  Net proceeds under revolving credit............       (247)         5,053          (197)         (1,445)       (585)     6,802
  Proceeds from issuance of long-term debt.......         --         35,800            --           7,700       6,000         --
  Principal payments of long-term debt...........     (1,132)        (8,777)       (2,530)         (1,312)     (3,362)    (2,316)
  Proceeds from issuance of notes payable........         --             --            --              --          --      1,474
  Issuance of common stock.......................         --         11,000            --              33          33         --
  Fees paid for debt financing...................         --         (1,534)         (118)           (138)        (32)        --
  Expenses of capitalization.....................         --            (63)           --              --          --         --
  Purchase of treasury stock.....................         --             --            --              --          --        (47)
                                                     -------       --------       -------        --------     -------    -------
    Net cash (used in) provided by financing
      activities.................................     (1,230)        41,603        (2,526)          4,299       1,764      5,814
                                                     -------       --------       -------        --------     -------    -------
EFFECT OF EXCHANGE RATE..........................       (189)             8           360             (41)        (33)      (125)
                                                     -------       --------       -------        --------     -------    -------
NET INCREASE (DECREASE) IN CASH..................       (666)           762          (289)             --        (375)      (420)
CASH AT BEGINNING OF PERIOD......................      1,448            782         1,544           1,255       1,255      1,255
                                                     -------       --------       -------        --------     -------    -------
CASH AT END OF PERIOD............................    $   782       $  1,544       $ 1,255        $  1,255     $   880    $   835
                                                     =======       ========       =======        ========     =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            SIMONDS INDUSTRIES INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  CAPITAL IN               CUMULATIVE                   TOTAL
                             COMMON     COMMON      EXCESS      RETAINED   TRANSLATION   TREASURY   SHAREHOLDERS'   COMPREHENSIVE
                             SHARES     STOCK    OF PAR VALUE   EARNINGS   ADJUSTMENT     STOCK        EQUITY       INCOME(LOSS)
                            ---------   ------   ------------   --------   -----------   --------   -------------   -------------

SIMONDS INDUSTRIES INC.
  (Predecessor)
Balance at December 31,
  1994....................  3,461,777    $35       $ 6,574      $19,267       $(651)     $  (239)      $24,986         $    --
  Net loss................         --     --            --       (2,215)         --           --        (2,215)         (2,215)
  Foreign currency
    translation
    adjustment............         --     --            --           --         386           --           386             386
  Stock bonus.............    125,732      2         1,447           --          --           --         1,449              --
                            ---------    ---       -------      -------       -----      -------       -------         -------
Balance at May 26, 1995...  3,587,509    $37       $ 8,021      $17,052       $(265)     $  (239)      $24,606         $(1,829)
                            =========    ===       =======      =======       =====      =======       =======         =======
SIMONDS INDUSTRIES INC.
Balance at May 26, 1995...         --    $--       $    --      $    --       $  --      $    --       $    --         $    --
  Issuance of common stock
    for cash..............    110,000      1        10,999           --          --           --        11,000              --
  Issuance of common stock
    in exchange for stock
    of Predecessor........     38,037     --         1,252           --          --           --         1,252              --
  Cash distribution to
    shareholders..........         --     --        (2,001)          --          --           --        (2,001)             --
  Issuance of common stock
    warrants..............         --     --           270           --          --           --           270              --
  Net income..............         --     --            --        2,875          --           --         2,875           2,875
  Foreign currency
    translation
    adjustment............         --     --            --           --        (211)          --          (211)           (211)
                            ---------    ---       -------      -------       -----      -------       -------         -------
Balance at December 30,
  1995....................    148,037      1        10,520        2,875        (211)          --        13,185           2,664
                                                                                                                       =======
  Net income..............         --     --            --        3,983          --           --         3,983           3,983
  Foreign currency
    translation
    adjustment............         --     --            --           --          30           --            30              30
                            ---------    ---       -------      -------       -----      -------       -------         -------
Balance at December 28,
  1996....................    148,037      1        10,520        6,858        (181)          --        17,198           4,013
                                                                                                                       =======
  Net income..............         --     --            --        5,001          --           --         5,001           5,001
  Foreign currency
    translation
    adjustment............         --     --            --           --        (617)          --          (617)           (617)
  Stock options
    exercised.............        334     --            33           --          --           --            33              --
                            ---------    ---       -------      -------       -----      -------       -------         -------
Balance at December 27,
  1997....................    148,371      1        10,553       11,859        (798)          --        21,615           4,384
                                                                                                                       =======
  Net income..............         --     --            --        3,314          --           --         3,314           3,314
  Foreign currency
    translation
    adjustment............         --     --            --           --        (178)          --          (178)           (178)
  Acquisition of treasury
    stock.................         --     --            --           --          --          (47)          (47)             --
                            ---------    ---       -------      -------       -----      -------       -------         -------
Balance at June 27, 1998
  (unaudited).............    148,371    $ 1       $10,553      $15,173       $(976))    $   (47)      $24,704         $ 3,136
                            =========    ===       =======      =======       =====      =======       =======         =======

Comprehensive income for the six months ended June 28, 1997 was $2,139.

  The accompanying notes are an integral part of these consolidated financial statements.

                            SIMONDS INDUSTRIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS
                           EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Effective June 11, 1998, SI Holding Corporation changed its name to Simonds Industries Inc., and merged with its wholly owned operating subsidiary. Simonds Industries Inc. (Simonds or the Company), a Delaware corporation, manufactures and is a worldwide distributor of industrial cutting tools. The primary products manufactured by Simonds include metal band and wood saws, industrial knives and rule, files and band saw equipment. Simonds' principal manufacturing operations are located in Fitchburg, Massachusetts; Newcomerstown, Ohio; Big Rapids, Michigan; Portland and Springfield, Oregon; and Spangenberg, Germany. Simonds also has sales subsidiaries in the United Kingdom and Canada.

  (a)  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Simonds Industries Inc. and its subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

  (b)  Disclosures About Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of their short-term nature. The fair value of long-term indebtedness approximate the amount on the Company's consolidated balance sheets because the vast majority of the debt has variable interest rates.

  (c)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (d)  Fiscal Year

     The Company's fiscal year ends on the Saturday closest to December 31. As a result, the fiscal period for the five months ended May 26, 1995, seven months ended December 30, 1995, and years ended December 28, 1996 and December 27, 1995 include 21, 31, 52, and 52 weeks, respectively. The six months ended June 28, 1997 and June 27, 1998 each include 26 weeks.

  (e)  Inventories

     Approximately 67% and 62% of inventories at December 28, 1996 and December 27, 1997, respectively, are valued at the lower of cost (last-in, first-out
(LIFO) method) or market. All other inventories are valued at the lower of cost (first-in, first-out (FIFO) method) or market. Inventory costs include labor and manufacturing overhead.

                            SIMONDS INDUSTRIES INC.

  (f)  Property, Plant and Equipment

     Depreciation is computed using the straight-line method based on the following estimated useful lives:

                                                                 ESTIMATED
                                                                USEFUL LIVES
                                                                ------------
Buildings and improvements..................................    20-40 years
Machinery and equipment.....................................     3-12 years
Furniture and fixtures......................................        8 years

     Maintenance and repairs are expensed as incurred.

  (g)  Goodwill

     Goodwill represents the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is being amortized on a straight-line method over 40 years. Amortization charged to operations amounted to $10, $202, $335 and $489 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended 1996 and 1997, respectively. At each balance sheet date, the Company evaluated the realizability of goodwill based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based on its most recent analysis, the Company believes that no material impairment of goodwill exists at December 27, 1997.

  (h)  Foreign Currency Translation

     The assets and liabilities of the Company's foreign subsidiaries are translated at year-end rates of exchange, and statement of operations accounts are translated at weighted average rates of exchange. The resulting translation adjustments are excluded from net income and are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in income or expense in the period in which the transaction occurs.

     The effect of foreign currency transaction gains or losses included in the determination of results for the periods ended May 26, 1995, December 30, 1995, December 28, 1996 and December 27, 1997 have not been material.

  (i)  Sales Recognition

     The Company recognizes sales upon the shipment of its products net of applicable provisions for discounts and allowances.

  (j)  Income Taxes

     The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 utilizes the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities at currently enacted tax laws and rates.

  (k)  Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) issued No. 131, Disclosures About Segments of an Enterprise and Related Information which will be effective for the Company's financial statements for the 1998 fiscal year. This statement established standards for reporting information about segments in annual and interim financial statements. This statement introduces a new model for segment reporting, called the "management approach." The management approach is based on the way the chief

                            SIMONDS INDUSTRIES INC.

operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure and management structure.

(2)  ORGANIZATION AND ACQUISITIONS

     In May 1995, Fleet Equity Partners VI, L.P., Fleet Venture Resources, Inc., and other affiliated entities (Fleet) and certain officers of Simonds Industries Inc. (Predecessor) formed SI Holding Corporation for the purpose of acquiring 100% of the Predecessor's outstanding stock and warrants. The Company received cash proceeds through the issuance of 110,000 shares of common stock to Fleet of $11,000 and debt proceeds amounting to $46,033 (see Note 6). In addition, as discussed below, certain members of management exchanged $3,803 aggregate fair value of options and stock awards for 38,037 shares of the Company's common stock. In connection therewith, the Company incurred $63 of organizational costs, which are being amortized over a five-year period, and approximately $1,534 in professional fees related to the debt financing, which are being amortized over the lives of the underlying respective debt agreements using the effective interest rate method. These amounts are included in other assets in the accompanying consolidated balance sheets, net of accumulated amortization at December 28, 1996 and December 27, 1997 of approximately $20 and $33, respectively, for the organizational costs and $553 and $909, respectively, for the debt financing costs.

     On May 26, 1995, the Company purchased the outstanding common stock and warrants of the Predecessor for $44,620, including acquisition expenses of $436. Of this amount, $3,250 was placed into an escrow account to satisfy certain environmental and other contingent liabilities in accordance with the escrow agreement.

     Prior to the acquisition, the Predecessor granted stock awards with a fair value of approximately $1,449 to certain officers and purchased the Predecessor's outstanding stock options for $2,354, representing the difference between the fair value of the underlying stock and the exercise price of the options. In connection with the acquisition, the officers exchanged the $3,803 aggregate fair value of these awards and option payments for 38,037 shares of the Company's common stock. The exchange was recorded at $1,252, an amount equal to the officers' basis in the Predecessor prior to the acquisition (i.e., the carryover basis). Cash of $2,001 paid to these officers to purchase other shares of the Predecessor's stock held by them was recorded as a cash distribution to shareholders. The transactions and the acquisition were accounted for as a purchase in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and Emerging Issues Task Force Issue No. 88-16, Basis in Leveraged Buyout Transactions.

     The stock awards and purchase of stock options discussed in the preceding paragraph resulted in a compensation charge to the Predecessor's selling, general and administrative expense of $3,803 for the 5 months ended May 26, 1995. The Predecessor also accrued additional compensation costs of $4,117 for the five months ended May 26, 1995 representing certain bonuses to the Predecessor's management and the buyout of stock options held by management that terminated employment on the closing date. Accordingly, the Predecessor's selling, general and administrative expense includes approximately $7,920 of unusual compensation costs.

     For financial reporting purposes, the purchase price was allocated to assets acquired and liabilities assumed based on the fair market value at the date of acquisition, except for the portion of assets and liabilities in which ownership in the Company was retained by the Predecessor's management. This portion was recorded using Simonds' predecessor/carryover basis. The excess of purchase price over fair market value of net assets acquired (as adjusted for the predecessor basis) is reflected in the accompanying consolidated balance sheets as goodwill.

     For income tax purposes, the transaction was treated as an acquisition of stock. As a result, the tax bases of assets and liabilities carry over from amounts previously reported for income tax purposes. Deferred taxes

                            SIMONDS INDUSTRIES INC.

have been provided in the accompanying consolidated balance sheets for the temporary differences between the tax and financial reporting bases of the assets acquired and liabilities assumed.

     On October 1, 1996, the Company's wholly owned Canadian subsidiary acquired 100% of the outstanding stock of Strongridge Limited (a Canadian company) for approximately $1,185. The acquisition has been accounted for as a purchase, with the purchase price in excess of the fair value of net assets acquired, $932, being amortized on a straight-line basis over 40 years. Results of operations of Strongridge Limited are included in the accompanying consolidated financial statements subsequent to October 1, 1996.

     On January 27, 1997, the Company purchased certain assets, mainly inventory and equipment, for $5,578 from Pacific Hoe Company. Purchase price in excess of fair value of assets acquired, $3,831, is being amortized on a straight-line basis over 40 years.

     On August 1, 1997, the Company acquired 100% of the outstanding stock of Armstrong Manufacturing Company (Armstrong) for $9,000, which includes cash acquired of $875. The acquisition has been accounted for as a purchase, with the purchase price in excess of the fair value of net assets acquired, $3,601, being amortized on a straight-line basis over 40 years. To fund the acquisition, the Company amended its credit agreement with Heller Financial Inc. (Note 6). Results of operations of Armstrong are included in the accompanying consolidated financial statements subsequent to August 1, 1997.

     Pro forma results for 1996 and 1997 have not been reported because they would not be materially different from the financial statements presented.

(3)  INVENTORIES

     Inventories at December 28, 1996 and December 27, 1997 were as follows:

                                                            1996       1997
                                                           -------    -------
Raw materials............................................  $ 4,526    $ 4,176
Work-in-process..........................................    6,108      6,740
Finished goods...........................................   12,601     11,660
                                                           -------    -------
          Total inventories..............................  $23,235    $22,576
                                                           =======    =======

     U.S. inventories of $15,497 and $14,190 at December 28, 1996 and December 27, 1997, respectively, were valued using the LIFO method. The replacement cost of these inventories would have been higher by approximately $1,053 and $704 in 1996 and 1997, respectively.

(4)  WARRANTS

     In connection with the 1995 issuance of a $3,300 secured subordinated note (see Note 6), the Company issued warrants to purchase, for $46.56 per share, 5,052 shares of the Company's common stock. The difference between the $100 fair value per common share at the grant date and the exercise price has been credited to capital in excess of par value.

(5)  RETIREMENT PLANS

     The Company has a combined defined-contribution profit sharing and 401(k) retirement plan covering all domestic salaried and certain hourly employees. Contributions to the profit sharing plan are determined by the Board of Directors. The profit sharing cost of this plan was approximately $157, $231, $390 and $399 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996 and December 27, 1997, respectively. In the 401(k) portion of the plan, the Company matches at a rate of 50% on the first 6% of an employee's salary contribution. Company 401(k) matching

                            SIMONDS INDUSTRIES INC.

contributions amounted to approximately $141, $183, $283 and $302 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996 and December 27, 1997, respectively.

     Certain of the Company's hourly employees participate in a union-sponsored, multiemployer defined-benefit retirement plan. The cost of this plan was approximately $151, $213, $378 and $392 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996 and December 27, 1997, respectively. Contributions are based on wages earned and are paid monthly to the pension administrator.

     All other domestic hourly employees are covered by a defined-contribution plan. Contributions are based on a union contract as a percentage of wages earned and are paid annually. The cost of this plan was approximately $52, $85, $140 and $151 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996 and December 27, 1997, respectively.

     In connection with the acquisition of Armstrong, the Company acquired a defined benefit plan to cover all employees of Armstrong. The defined benefit plan was frozen as of December 27, 1997. The fair value of plan assets exceeded the projected benefit obligation for services rendered as of December 27, 1997. The plan officially will terminate in 1998, at which time all plan assets will be fully distributed to plan participants. All Participants of this plan were eligible to participate in the Company's 401(k) retirement plan, effective January 1, 1998 and based on eligibility, as defined.

     In addition to the defined benefit plan, employees of Armstrong are also covered under a profit sharing plan. The plan merged with the Company's 401(k) retirement plan effective January 1, 1998. Contributions to the Armstrong profit sharing plan are determined by the Board of Directors. The profit sharing cost of this plan was approximately $260 in 1997.

     Certain foreign employees are covered under defined-contribution plans. Total costs for these plans amounted to approximately $53, $88, $136 and $148 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996 and December 27, 1997, respectively.

     Certain employees of one of Simonds' subsidiaries, Wespa
Metallsagenfabrik -- Simonds Industries GmbH (Wespa), are covered by an unfunded defined-benefit plan. The following table sets forth the plan's funded status and the amount recognized in the Company's accompanying consolidated balance sheets at December 28, 1996 and December 27, 1997:

                                                              1996      1997
                                                             ------    ------

Actuarial present value of accumulated plan benefits --
  Vested...................................................  $1,430    $1,259
  Nonvested................................................      26         4
                                                             ------    ------
          Accumulated benefit obligation...................   1,456     1,263
Effect of projected future compensation increases..........     280       287
                                                             ------    ------
          Projected benefit obligation for service
            rendered to date...............................   1,736     1,550
                                                             ------    ------
Plan assets at fair value..................................      --        --
                                                             ------    ------
          Accrued pension liability........................  $1,736    $1,550
                                                             ======    ======

                            SIMONDS INDUSTRIES INC.

     Net periodic pension expense for the year ended December 28, 1996 and December 27, 1997 includes the following components:

                                     PREDECESSOR                    THE COMPANY
                                     -----------    --------------------------------------------
                                      5 MONTHS        7 MONTHS          YEAR            YEAR
                                        ENDED          ENDED           ENDED           ENDED
                                       MAY 26,      DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                        1995            1995            1996            1997
                                     -----------    ------------    ------------    ------------

Service costs (benefits earned
  during the period)...............      $12            $16             $ 23            $ 18
Interest cost on projected benefit
  obligation.......................       53             74              102              84
                                         ---            ---             ----            ----
     Net periodic pension
       expense.....................      $65            $90             $125            $102
                                         ===            ===             ====            ====

     The discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were 7.0% and 4.0%, respectively, for the five months ended May 26, 1995 and seven months ended December 30, 1995. The discount rate and rate of increase used for the years ended December 28, 1996 and December 27, 1997, were 7.0% and 6.5%, respectively.

(6)  DEBT

     Debt consists of the following at December 28, 1996 and December 27, 1997:

                                                            1996       1997
                                                           -------    -------
Revolving credit facility loan.........................    $10,743    $12,945
Term notes payable.....................................     28,600     33,375
Line-of-credit facility for German subsidiary..........      2,390      1,481
Term loan payable by German subsidiary.................      1,351        761
Subordinated notes payable.............................      3,091      3,130
                                                           -------    -------
                                                            46,175     51,692
Less -- Current maturities.............................      6,587      6,406
                                                           -------    -------
                                                           $39,588    $45,286
                                                           =======    =======

  (a)  Revolving Credit and Term Loans

     The Company has a credit agreement (the Agreement) with a syndicate of lenders, including Heller Financial Inc., which is also the agent for the lenders. The Agreement provides for secured borrowings consisting of a revolving credit facility up to $20,000 and term loans of $34,500. The Agreement provides that the Company may borrow amounts under the revolving credit line up to the sum of 85% of eligible accounts receivable plus 60% of eligible inventory, less any outstanding letters of credit issued by the lenders on behalf of the Company. At December 27, 1997, approximately $18,316 is available under the formula, of which $12,945 is borrowed and outstanding. Outstanding letters of credit issued by the lenders amount to approximately $100 at December 27, 1997. Principal payments are due in full on June 30, 2003, the termination date of the Agreement. Mandatory principal prepayments are required upon the occurrence of certain transactions resulting in cash proceeds to the Company, including asset dispositions greater than $250 and issuance of capital stock.

     Beginning on September 30, 1997 and continuing through June 30, 2003, principal repayments on the term loans are due on the last day of each September, December, March and June. The payments per quarter are in varying amounts set forth in the respective underlying promissory notes.

                            SIMONDS INDUSTRIES INC.

     Borrowings under the Senior Debt are secured by substantially all of the assets of the Company. During the period ended December 27, 1997, and at the option of the Company, term and revolver advances bear interest at either the prime rate (8.5% at December 27, 1997) plus 1% or the LIBOR rate (5.97% at December 27, 1997) plus 2.5%. Subsequent to December 27, 1997, loans will bear interest at one of the above rates based on the ratio of the total outstanding amount of Senior Debt to the Company's operating cash flow. Interest on the prime-based loans is payable quarterly in arrears on the first day of each June, September, December and March. Interest on the LIBOR-based loans is payable at the end of each respective loan period, except for those loans with periods in excess of three months, which require interest payments in arrears on the last day of each three-month interval. The average daily unused line bears a commitment fee of .5% per annum payable quarterly.

     The Company is required to comply with a number of affirmative and negative covenants under the Agreement. Among other things, the Company is required to satisfy certain financial tests and ratios (including debt service coverage, leverage ratio and minimum net worth) and is restricted as to additional borrowings, the payment of cash dividends and the retirement of outstanding common stock or warrants. The Company is in compliance with these covenants at December 27, 1997.

  (b)  German Subsidiary Debt

     Wespa, the Company's German subsidiary, has a line of credit with a bank for approximately $3,100. The line-of-credit agreement bears interest at varying rates and is due on demand by the bank. The $1,481 outstanding principal at December 27, 1997 is reflected as a short-term revolving credit loan in the accompanying consolidated balance sheets.

     Wespa has a term loan payable to a bank with an outstanding balance at December 28, 1996 and December 27, 1997 of $1,351 and $761, respectively. Principal payments are due in equal quarterly installments of approximately $85, with a final payment due on December 31, 1999. The loan bears interest at the French Interbank Offering Rate (FIBOR) (3.7% at December 27, 1997) plus 2.5% and is secured by substantially all assets of Wespa and a guarantee by the Company.

  (c)  Subordinated Debt

     On May 26, 1995, the Company entered into a Note and Warranty Purchase Agreement (the Subordinated Agreement) with Massachusetts Capital Resource Company (MCRC), under which MCRC provided cash of $3,300 in exchange for a $3,300 subordinated note and warrants to purchase 5,052 shares of common stock. The proceeds were used in combination with the Senior Debt to fund the acquisition described in Note 2. This debt is subordinate to the Senior Debt and bears interest at a rate of 12% per annum. Interest is payable quarterly in arrears. Principal payments of $412.5 are due on each of September 30, December 31, March 31 and June 30 beginning on September 30, 2000 and continuing through June 30, 2002. Upon full satisfaction of the Senior Debt, the Company may make optional prepayments in the amount of $330 for each of the years ending June 30, 1999 through June 30, 2001 without penalty. Principal payments occurring prior to the year ending June 30, 1999, or in amounts in excess of the optional and mandatory payments discussed above, will be subject to a penalty ranging from 2% to 12% of the principal amount being redeemed. The $33 fee charged by MCRC in connection with the issuance of this loan to the Company is included in other assets in the accompanying consolidated balance sheets and is being amortized over the life of the loan.

     The warrants to purchase 5,052 shares of the Company's common stock are exercisable at $46.56 per share. The difference between the $100 fair value per share at the grant date and the exercise price has been credited to capital in excess of par value. At December 27, 1997, approximately $170, net of $99 accumulated amortization, is treated as a debt discount and is reflected as a reduction of the debt in the accompanying consolidated balance sheets. This discount is being amortized using the effective interest method over the life of the Subordinated Debt, which results in an effective per annum interest rate of 14.02%.

                            SIMONDS INDUSTRIES INC.

     The Subordinated Agreement contains certain covenants that, among other things, require the Company to satisfy certain financial tests and ratios (including debt service coverage and leverage ratio) and is restrictive as to additional borrowings. The Company is in compliance with these covenants at December 27, 1997.

     The following is a summary of maturities of all of the Company's debt obligations due after December 27, 1997:

FISCAL YEAR                                          AMOUNT
-----------                                          -------
1998.............................................    $ 6,406
1999.............................................      5,551
2000.............................................      6,621
2001.............................................      7,861
2002.............................................      7,559
Thereafter.......................................     17,694
                                                     -------
                                                     $51,692
                                                     =======

(7)  COMMITMENTS AND CONTINGENCIES

  (a)  Commitments under Operating Leases

     Certain of the Company's operations are conducted from facilities rented under operating leases that expire over the next 10 years. The Company also has operating leases covering certain office equipment. Substantially all leases provide for the Company to pay operating expenses in addition to basic rent. Rent expense was approximately $307, $375, $676 and $710 for the five months ended May 26, 1995, seven months ended December 30, 1995, and fiscal years ended December 28, 1996, and December 27, 1997, respectively.

     Future minimum annual rentals on noncancelable leases in effect at December 27, 1997, which have initial or remaining terms of more than one year, are as follows:

FISCAL YEAR                                             AMOUNT
-----------                                             ------
1998................................................     $226
1999................................................      130
2000................................................      119
2001................................................       88
2002................................................       73
Thereafter..........................................       66
                                                         ----
                                                         $702
                                                         ====

  (b)  Commitments under Joint Venture

     The Company owns 50% of a domestic joint venture that has a 50% investment in a file manufacturing facility in the People's Republic of China. Previously, the Company had committed to purchase from the file manufacturing facility all of the Company's requirements for certain types of files. However, the manufacturing facility in China is no longer in operation. The Company has secured alternative sources for these products.

                            SIMONDS INDUSTRIES INC.

  (c)  Litigation

     The Company is party to a lawsuit that was litigated in China involving the Chinese joint venture established by the Company's predecessor. This case was filed by a Chinese joint venture company against Household and the Company, alleging breach of a 1984 Sales Agreement. Judgment was entered against the Company in the approximate amount of US$410. The plaintiff has made no effort to enforce its foreign judgment in the United States. If and when it does so, the Company will interpose defenses of denial of due process in the Chinese court, as well as other substantive defenses under the Massachusetts General Laws. Company management believes the lawsuit to be without merit. In addition, the Company is a party to other lawsuits that arose in the normal course of business. In the opinion of management, the final resolutions of these lawsuits are not expected to materially affect the financial condition or results of operations of the Company.

  (d)  Letters of Credit

     In the normal course of its business activities, the Company is required under certain contracts to provide letters of credit that may be drawn down in the event that the Company fails to perform under the contracts. As of December 27, 1997, the Company has issued or agreed to issue letters of credit totaling approximately $100.

  (e)  Employment Contracts

     In connection with the acquisition (discussed in Note 2) on May 26, 1995, the Company entered into employment and noncompetition agreements with two key officers. The employment agreements provide for an employment term through May 26, 2000. Should employment be terminated by the Company for any reason other than cause (as defined in the employment agreement), the officers shall be entitled to receive all salary and bonuses earned through the termination date, plus the remaining base salary for the period, through the expiration of the agreement.

(8)  INCOME TAXES

     Components of Income (loss) before income taxes are as follows:

                           PREDECESSOR                     THE COMPANY
                           ------------    --------------------------------------------
                           FIVE MONTHS     SEVEN MONTHS        YEAR            YEAR
                              ENDED           ENDED           ENDED           ENDED
                             MAY 26,       DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                               1995            1995            1996            1997
                           ------------    ------------    ------------    ------------
Domestic.................    $(4,517)         $3,493          $5,254          $6,441
Foreign..................        915           1,238           1,800           2,311
                             -------          ------          ------          ------
          Total..........    $(3,602)         $4,731          $7,054          $8,752
                             =======          ======          ======          ======

                            SIMONDS INDUSTRIES INC.

     The provision (benefit) for income taxes consists of the following components for the periods ended:

                                      PREDECESSOR                       THE COMPANY
                             ------------------------------    -----------------------------
                                   FIVE MONTHS ENDED                SEVEN MONTHS ENDED
                                      MAY 26, 1995                   DECEMBER 30, 1995
                             ------------------------------    -----------------------------
                             CURRENT    DEFERRED     TOTAL     CURRENT    DEFERRED    TOTAL
                             -------    --------    -------    -------    --------    ------
Domestic --
  Federal..................  $(1,476)    $ 102      $(1,374)    $ --       $1,107     $1,107
  State....................     (413)       29         (384)     (54)         214        160
Foreign....................      606      (235)         371      298          291        589
                             -------     -----      -------     ----       ------     ------
          Total............  $(1,283)    $(104)     $(1,387)    $244       $1,612     $1,856
                             =======     =====      =======     ====       ======     ======

                                                       THE COMPANY
                             ----------------------------------------------------------------
                                       YEAR ENDED                        YEAR ENDED
                                    DECEMBER 28, 1996                 DECEMBER 27, 1997
                             -------------------------------    -----------------------------
                             CURRENT     DEFERRED     TOTAL     CURRENT    DEFERRED    TOTAL
                             -------    ----------    ------    -------    --------    ------
Domestic --
  Federal..................  $  889       $  876      $1,765    $2,153       $ 57      $2,210
  State....................     129          273         402       487         18         505
Foreign....................     731          173         904       853        183       1,036
                             ------       ------      ------    ------       ----      ------
          Total............  $1,749       $1,322      $3,071    $3,493       $258      $3,751
                             ======       ======      ======    ======       ====      ======


     An income tax rate reconciliation of the difference between actual and statutory effective tax rates is as follows:


                                  PREDECESSOR                      THE COMPANY
                                  ------------    ---------------------------------------------
                                  FIVE MONTHS     SEVEN MONTHS         YEAR            YEAR
                                     ENDED            ENDED           ENDED           ENDED
                                    MAY 26,       DECEMBER 30,     DECEMBER 28,    DECEMBER 27,
                                      1995            1995             1996            1997
                                  ------------    -------------    ------------    ------------
Provision (benefit) for income
  taxes at the federal statutory
  rate..........................    $(1,225)         $1,608           $2,398          $2,976
State taxes, net of federal tax
  effect........................       (227)            298              445             552
Goodwill amortization not
  deductible for tax purposes...         30             114              156             166
Higher foreign tax rates........         15              70               70              89
Other, net......................         20            (234)               2             (32)
                                    -------          ------           ------          ------
Recorded provision (benefit)....    $(1,387)         $1,856           $3,071          $3,751
                                    =======          ======           ======          ======

                            SIMONDS INDUSTRIES INC.

     Deferred taxes are recorded based on the differences between the financial statement and tax bases of assets and liabilities. The tax effect of the temporary differences that give rise to a significant portion of deferred tax liabilities is as follows at December 28, 1996 and December 27, 1997:

                                                               1996      1997
                                                              ------    -------

Tax assets --
  Reserves and accruals not yet deductible for tax
     purposes...............................................  $ (948)   $(1,383)
  Other.....................................................     (35)        --
                                                              ------    -------
          Total tax assets..................................    (983)    (1,383)
                                                              ------    -------
Tax liabilities --
  Property-basis differences................................   3,576      4,523
  Inventory-basis differences...............................   2,480      2,671
  Other current assets-basis differences....................   1,005        863
  Other.....................................................      --        303
                                                              ------    -------
          Total tax liabilities.............................   7,061      8,360
                                                              ------    -------
          Net tax liabilities...............................  $6,078    $ 6,977
                                                              ======    =======

     Net deferred tax liabilities are included in the accompanying consolidated balance sheets in deferred income taxes and currently deferred income taxes.

(9)  STOCK OPTION PLANS

  Predecessor:

     On January 17, 1989, the Board of Directors approved a nonstatutory stock option plan (the Plan) for management and executive personnel, officers, directors, employees, agents and consultants of the Company. The Company had reserved 540,030 shares of the Company's common stock for issuance under the Plan. Options granted under the Plan were issued at the fair market value at the date of grant as determined by the Board of Directors. Option prices range from $2.47 per share to $4.80 per share. The following table summarizes option activity from December 31, 1994 through May 26, 1995.

                                                                  1995
                                                                --------
Options Outstanding at December 31, 1994....................     436,675
  Granted...................................................          --
  Exercised.................................................          --
  Redeemed for Cash.........................................    (150,000)
  Redeemed for New Company Stock............................    (286,675)
                                                                --------
Options Outstanding at May 26, 1995.........................          --
                                                                ========
Options Exercisable at May 26, 1995.........................          --
                                                                ========

     As of May 26, 1995 all stock options under this plan had been redeemed and the plan was terminated.

  The Company:

     On July 25, 1995, the Board of Directors of the Company approved the Stock Incentive Plan (the Plan) for key executives, management and employees. The Company has reserved 9,568 shares of the Company's common stock for issuance under the Plan. Shares issued under the Plan may be either nonqualified stock options or incentive stock options. Nonqualified options granted under the Plan are exercisable at a price equal

                            SIMONDS INDUSTRIES INC.

to the greater of $100 or the net book value per share at the time of grant. Incentive stock options are issued at the fair market value at the date of grant as determined by the Board of Directors. The exercise period for options granted under the Plan are determined by the Board of Directors, but in the case of incentive stock options, the period may not exceed 10 years from the grant date. For incentive stock options granted to those employees owning more than 10% of the Company's common shares at the grant date, the exercise price is at least 100% of the fair market value at the date of grant, and the option expires five years from the grant date. At the discretion of the Board of Directors, the options may be exercisable in installments based on the completion of a specified service requirement by the optionholder.

     Also on July 25, 1995 the Board of Directors approved the Senior Management Stock Option Plan (the Senior Plan). The Senior Plan is a nonstatutory stock option plan for senior management and executives of the Company. Options are 100% vested at the grant date and are exercisable into shares of the Company's common stock at a price of $400 per share. The options expire upon the earliest of the termination of the optionholder's employment with the Company, the one-year anniversary of the optionholder's death, or the seventh-year anniversary of the date of grant. The Company has reserved 28,704.19 shares of the Company's common stock for issuance under the Senior Plan, and at December 27, 1997, options for all of the shares had been granted.

     Stock option activity for the period May 26,1995 through December 27, 1997 is summarized below:

                                                                                   WEIGHTED
                                                                 WEIGHTED        AVERAGE FAIR
                                                                 AVERAGE           VALUE OF
                                              TOTAL SHARES    EXERCISE PRICE    OPTIONS GRANTED
                                              ------------    --------------    ---------------
Outstanding, May 26, 1995...................          --         $    --
  Granted...................................   36,904.19          333.34
                                               ---------         -------
Outstanding, December 30, 1995..............   36,904.19          333.34
  Granted...................................      200.00          100.00            $56.84
                                               ---------         -------
Outstanding, December 28, 1996..............   37,104.19          332.08
  Granted...................................      500.00          113.28            $59.06
  Canceled..................................     (366.00)         100.00
  Exercised.................................     (334.00)         100.00
                                               ---------         -------
Outstanding, December 27, 1997..............   36,904.19         $333.52
                                               =========         =======
Options exercisable.........................   36,504.19
                                               =========
Shares reserved for future grants...........    1,034.06
                                               =========

     During 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair-value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for those plans using the method of accounting prescribed by APB Opinion
25. Entities electing to remain with the accounting in APB Opinion 25 must make pro forma disclosures of net income as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company has elected to account for its stock-based compensation plans under APB Opinion 25. No accounting recognition is given to stock options with exercise prices equal to fair market value on the grant date until the options are exercised, at which time the proceeds are credited to the shareholders' equity accounts. For options with an exercise price less than fair market value on the grant date, the amount that the fair market value exceeds the exercise price is charged to compensation expense over the period the options

                            SIMONDS INDUSTRIES INC.

vest. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income would not have been materially different from amounts reported. Because the SFAS No. 123, method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs may not be representative of those to be expected in future years.

     Set forth below is a summary of options outstanding at December 27, 1997:

                                                                                                  WEIGHTED
                                                                                                  AVERAGE
                                                                                               EXERCISE PRICE
                             OUTSTANDING       WEIGHTED          WEIGHTED                      FOR CURRENTLY
RANGE OF                      NUMBER OF        AVERAGE           AVERAGE          OPTIONS       EXERCISABLE
EXERCISE PRICE                 OPTIONS      EXERCISE PRICE    REMAINING LIFE    EXERCISABLE       OPTIONS
--------------               -----------    --------------    --------------    -----------    --------------
$100 -- $113.28............    8,200.00        $100.81          7.56 years        7,800.00        $100.28
  400......................   28,704.19         400.00          7.42 years       28,704.19         400.00

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants: Risk-free interest rate of 6.62%, expected dividend yield at zero, expected lives of 10 years and expected volatility of zero.

(10)  SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash payments for interest and income taxes and certain noncash transactions were as follows for the following periods:

                                    PREDECESSOR                    THE COMPANY
                                    -----------    --------------------------------------------
                                       FIVE           SEVEN
                                      MONTHS          MONTHS           YEAR            YEAR
                                       ENDED          ENDED           ENDED           ENDED
                                      MAY 26,      DECEMBER 30,    DECEMBER 28,    DECEMBER 27,
                                       1995            1995            1996            1997
                                    -----------    ------------    ------------    ------------

Interest paid.....................    $  538         $ 2,689          $3,914          $4,429
Income taxes paid.................     1,435             756           1,876           2,733
Liabilities assumed in
  acquisitions....................        --          37,805           2,830           7,879
Issuance of 38,037 shares of
  common stock in exchange for the
  Predecessor's stock at carryover
  basis (Note 2)..................        --           1,252              --              --


(11)  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following summarizes unaudited quarterly financial data for the years ended December 28, 1996 and December 27, 1997:

                                                       1996
                                --------------------------------------------------
                                              FOR THE QUARTERS ENDED
                                --------------------------------------------------
                                MARCH 30    JUNE 29    SEPTEMBER 28    DECEMBER 28
                                --------    -------    ------------    -----------

Net Sales.....................  $25,582     $24,651      $22,689         $25,658
Gross Profit..................    7,661       7,406        6,364           7,056
Net Income....................    1,272       1,103          761             874


                            SIMONDS INDUSTRIES INC.

                                                       1997
                                --------------------------------------------------
                                              FOR THE QUARTERS ENDED
                                --------------------------------------------------
                                MARCH 29    JUNE 28    SEPTEMBER 27    DECEMBER 27
                                --------    -------    ------------    -----------

Net Sales.....................  $27,174     $28,202      $27,950         $30,856
Gross Profit..................    8,219       8,689        8,611           9,457
Net Income....................    1,151       1,066        1,066           1,285


(12)  OPERATING AND GEOGRAPHIC SEGMENT INFORMATION AND CONCENTRATION OF CREDIT
      RISK

     The Company operates in one industry segment, industrial cutting tools and related machinery. No single customer accounts for 10% or more of consolidated net sales. Prior to 1996, more than 65% of net sales and 75% of identifiable assets were related to the Company's domestic operations. The following information by geographic area is presented for 1996 and 1997.

     For the year ended December 28, 1996:

                                                   TRANSFERS    INCOME
                                    NET SALES TO    BETWEEN     BEFORE
                                    UNAFFILIATED   GEOGRAPHIC   INCOME    IDENTIFIABLE
                                     CUSTOMERS       AREAS       TAXES       ASSETS
                                    ------------   ----------   -------   ------------

Geographic areas:
  Domestic Operations.............    $65,824       $ 11,133    $ 9,483     $60,812
  Canadian Operations.............     10,520            206        625       6,399
  European Operations.............     22,317            472      1,590      15,409
                                      -------       --------    -------     -------
                                       98,661         11,811     11,698      82,620
  Unallocated.....................         --        (11,811)      (258)         --
  Interest Expense................         --             --     (4,399)         --
  Interest Income.................         --             --         13          --
                                      -------       --------    -------     -------
Consolidated Totals...............    $98,661       $     --    $ 7,054     $82,620
                                      =======       ========    =======     =======


     For the year ended December 27, 1997:

                                                   TRANSFERS    INCOME
                                    NET SALES TO    BETWEEN     BEFORE
                                    UNAFFILIATED   GEOGRAPHIC   INCOME    IDENTIFIABLE
                                     CUSTOMERS       AREAS       TAXES       ASSETS
                                    ------------   ----------   -------   ------------

Geographic areas:
  Domestic Operations.............    $ 75,903      $ 13,954    $11,538     $74,440
  Canadian Operations.............      17,172            74      1,151       6,652
  European Operations.............      21,107           557      1,546      14,251
                                      --------      --------    -------     -------
                                       114,182        14,585     14,235      95,343
  Unallocated.....................          --       (14,585)      (544)         --
  Interest Expense................          --            --     (4,963)         --
  Interest Income.................          --            --         24          --
                                      --------      --------    -------     -------
Consolidated Totals...............    $114,182      $     --    $ 8,752     $95,343
                                      ========      ========    =======     =======

                            SIMONDS INDUSTRIES INC.

(13) SELECTED CONSOLIDATING FINANCIAL STATEMENTS OF PARENT, GUARANTORS, AND NON-GUARANTORS

     In connection with the Offering of Notes, the Company's wholly-owned domestic subsidiaries will guarantee, on a senior subordinated basis, the Notes, jointly and severally. The guarantor subsidiaries include combining financial statements of Armstrong, which was acquired in August 1997, and Simonds Holding Company. The non-guarantor subsidiaries include combining financial statements of Wespa, Simonds UK, and Simonds Canada. The following financial data summarizes the consolidating Company on the equity method of accounting for the following periods presented:

                                                              AS OF DECEMBER 28, 1996
                                       ---------------------------------------------------------------------
                                        PARENT    GUARANTORS   NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                        ------    ----------   --------------    ------------   ------------
                    ASSETS
CURRENT ASSETS:
     Cash............................  $    698    $     3         $   554               --       $ 1,255
     Accounts receivable.............     7,556         --           6,557               --        14,113
     Interdivision accounts
       receivable....................    20,850         --              --          (20,850)            0
     Inventories:
       Raw materials.................     3,436         --           1,090               --         4,526
       Work in progress..............     5,372         --             736               --         6,108
       Finished goods................     6,689         --           6,169             (257)       12,601
     Other current assets............     2,894          4             503               --         3,401
                                       --------    -------         -------         --------       -------
          Total current assets.......    47,495          7          15,609          (21,107)       42,004
                                       --------    -------         -------         --------       -------
NET PROPERTY, PLANT AND EQUIPMENT....    20,197         --           5,460               --        25,657
                                       --------    -------         -------         --------       -------
OTHER ASSETS:
     Investment in subsidiaries......    27,197      6,629              --          (33,826)           --
     Intercompany loan...............        --     17,503              --          (17,503)           --
     Other assets....................    13,963         --             996               --        14,959
                                       --------    -------         -------         --------       -------
          Total assets...............  $108,852    $24,139         $22,065         $(72,436)      $82,620
                                       ========    =======         =======         ========       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES..................  $ 34,722    $    10         $ 5,908         $(20,845)      $19,795
LONG-TERM DEBT, net of current
  portion............................    38,623         --             965               --        39,588
INTERDIVISION LONG-TERM DEBT.........    15,145         --           2,358          (17,503)           --
OTHER NONCURRENT LIABILITIES.........     3,164         --           2,875               --         6,039
TOTAL SHAREHOLDERS' EQUITY...........    17,198     24,129           9,959          (34,088)       17,198
                                       --------    -------         -------         --------       -------
          Total liabilities and
            shareholders' equity.....  $108,852    $24,139         $22,065         $(72,436)      $82,620
                                       ========    =======         =======         ========       =======

                            SIMONDS INDUSTRIES INC.

                                                           AS OF DECEMBER 27, 1997
                                     --------------------------------------------------------------------
                                      PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     --------   ----------   --------------   ------------   ------------
                   ASSETS
CURRENT ASSETS:
  Cash.............................  $     25    $   188        $ 1,042               --       $ 1,255
  Accounts receivable..............     8,896        872          6,417               --        16,185
  Intercompany accounts
     receivable....................    20,929        285             --          (21,214)           --
  Inventories:
     Raw materials.................     3,099        310            767               --         4,176
     Work in progress..............     5,527        421            792               --         6,740
     Finished goods................     5,564        576          5,825             (305)       11,660
  Other current assets.............     2,416        326            519               --         3,261
                                     --------    -------        -------         --------       -------
     Total current assets..........    46,456      2,978         15,362          (21,519)       43,277
                                     --------    -------        -------         --------       -------
NET PROPERTY, PLANT AND
  EQUIPMENT........................    22,098      2,582          4,976               --        29,656
OTHER ASSETS:
  Investment in subsidiaries.......    35,736      7,894             --          (43,630)           --
  Intercompany loan receivable.....        --     17,051             --          (17,051)           --
  Other assets.....................    17,130      4,366            913                1        22,410
                                     --------    -------        -------         --------       -------
     Total assets..................  $121,420    $34,871        $21,251         $(82,199)      $95,343
                                     ========    =======        =======         ========       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES................  $ 36,202    $   888        $ 5,751         $(21,215)      $21,626
LONG-TERM DEBT, net of current
  portion..........................    44,863         --            423               --        45,286
INTERDIVISION LONG-TERM DEBT.......    15,145          0          1,906          (17,051)           --
OTHER NONCURRENT LIABILITIES.......     3,595        638          2,583               --         6,816
SHAREHOLDERS' EQUITY...............    21,615     33,345         10,588          (43,933)       21,615
                                     --------    -------        -------         --------       -------
     Total liabilities and
       shareholders' equity........  $121,420    $34,871        $21,251         $(82,199)      $95,343
                                     ========    =======        =======         ========       =======

                            SIMONDS INDUSTRIES INC.

                                  (UNAUDITED)

                                                                 AS OF JUNE 27, 1998
                                         --------------------------------------------------------------------
                                          PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         --------   ----------   --------------   ------------   ------------
                     ASSETS
CURRENT ASSETS:
  Cash.................................  $     26    $   265        $   544         $     --       $    835
  Accounts receivable, net of
     reserves..........................     8,735      1,040          9,067               --         18,842
  Intercompany accounts receivable.....       997        101          1,320           (2,418)            --
  Inventories:
     Raw materials.....................     3,539        344          1,481               --          5,364
     Work in progress..................     5,978        332          1,019               --          7,329
     Finished goods....................     6,545        626          9,138             (305)        16,004
  Other current assets.................     2,454        304            810               --          3,568
                                         --------    -------        -------         --------       --------
     Total current assets..............    28,274      3,012         23,379           (2,723)        51,942
                                         --------    -------        -------         --------       --------
NET PROPERTY, PLANT AND EQUIPMENT......    22,935      2,525          7,496               --         32,956
OTHER ASSETS:
  Investment in subsidiaries...........    41,403      7,653             --          (49,056)            --
  Intercompany loan receivable.........        --     22,163             --          (22,163)            --
  Other assets.........................    16,751      4,236          2,709               --         23,696
                                         --------    -------        -------         --------       --------
     Total assets......................  $109,363    $39,589        $33,584         $(73,942)      $108,594
                                         ========    =======        =======         ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES....................  $ 17,485    $   834        $12,336         $ (2,439)      $ 28,216
LONG-TERM DEBT, net of current
  portion..............................    48,548         --            277               --         48,825
INTERDIVISION LONG-TERM DEBT...........    15,145         --          7,018          (22,163)            --
OTHER NONCURRENT LIABILITIES...........     3,481        638          2,730               --          6,849
TOTAL SHAREHOLDERS'
  EQUITY...............................    24,704     38,117         11,223          (49,340)        24,704
                                         --------    -------        -------         --------       --------
     Total liabilities and
       shareholders'
       equity..........................  $109,363    $39,589        $33,584         $(73,942)      $108,594
                                         ========    =======        =======         ========       ========

                            SIMONDS INDUSTRIES INC.

                                                               THE PREDECESSOR
                                     -------------------------------------------------------------------
                                                       FIVE MONTHS ENDED MAY 26, 1995
                                     -------------------------------------------------------------------
                                     PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ------    ----------   --------------   ------------   ------------

Net sales..........................  $33,513     $   --        $14,093         $(5,394)       $42,212
Cost of goods sold.................   24,147         --         11,237          (5,282)        30,102
                                     -------     ------        -------         -------        -------
       Gross profit................    9,366         --          2,856            (112)        12,110
Selling, general and administrative
  expense..........................   13,549         --          1,789              --         15,338
                                     -------     ------        -------         -------        -------
       Operating income (loss).....   (4,183)        --          1,067            (112)        (3,228)
Other expenses (income):
  Interest expense.................      999         --            200            (549)           650
  Interest income..................       --       (549)            --             549             --
  Other, net.......................     (205)       (23)           (48)              --          (276)
  Equity in earnings of
     subsidiaries..................     (784)      (544)            --           1,328             --
                                     -------     ------        -------         -------        -------
       Income (loss) before income
          taxes....................   (4,193)     1,116            915          (1,440)        (3,602)
Provision (benefit) for income
  taxes............................   (1,978)       220            371              --         (1,387)
                                     -------     ------        -------         -------        -------
       Net income (loss)...........  $(2,215)    $  896        $   544         $(1,440)       $(2,215)
                                     =======     ======        =======         =======        =======

                                                                  THE COMPANY
                                      -------------------------------------------------------------------
                                                     SEVEN MONTHS ENDED DECEMBER 30, 1995
                                      -------------------------------------------------------------------
                                      PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      ------    ----------   --------------   ------------   ------------

Net sales...........................  $46,865     $   --        $19,320         $(7,253)       $58,932
Cost of goods sold..................   33,272         --         15,328          (7,247)        41,353
                                      -------     ------        -------         -------        -------
       Gross profit.................   13,593         --          3,992              (6)        17,579
Selling, general and administrative
  expense...........................    7,668         --          2,508              --         10,176
                                      -------     ------        -------         -------        -------
       Operating income.............    5,925         --          1,484              (6)         7,403
Other expenses (income):
  Interest expense..................    3,413         29            246            (808)         2,880
  Interest income...................                (808)                           808             --
  Other, net........................     (289)        --             81              --           (208)
  Equity in earnings of
     subsidiaries...................   (1,155)      (649)            --           1,804             --
                                      -------     ------        -------         -------        -------
       Income before income taxes...    3,956      1,428          1,157          (1,810)         4,731
Provision for income taxes..........    1,081        267            508              --          1,856
                                      -------     ------        -------         -------        -------
       Net income...................  $ 2,875     $1,161        $   649         $(1,810)       $ 2,875
                                      =======     ======        =======         =======        =======

                            SIMONDS INDUSTRIES INC.

                                                                 THE COMPANY
                                     -------------------------------------------------------------------
                                                     FISCAL YEAR ENDED DECEMBER 28, 1996
                                     -------------------------------------------------------------------
                                     PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ------    ----------   --------------   ------------   ------------
Net sales..........................  $76,957         --        $33,515         $(11,811)      $98,661
Cost of goods sold.................   55,121         --         26,421          (11,714)       69,828
                                     -------    -------        -------         --------       -------
       Gross profit................   21,836         --          7,094              (97)       28,833
Selling, general and administrative
  expense..........................   12,155         --          4,980               --        17,135
                                     -------    -------        -------         --------       -------
       Operating income............    9,681         --          2,114              (97)       11,698
Other expenses (income):
  Interest expense.................    5,411         35            365           (1,412)        4,399
  Interest income..................       --     (1,412)            --            1,412            --
  Other, net.......................      360         --           (115)                           245
  Equity in earnings of
     subsidiaries..................   (1,735)      (960)            --            2,695            --
                                     -------    -------        -------         --------       -------
       Income before income
          taxes....................    5,645      2,337          1,864           (2,792)        7,054
Provision for income taxes.........    1,662        505            904               --         3,071
                                     -------    -------        -------         --------       -------
       Net income..................  $ 3,983    $ 1,832        $   960         $ (2,792)      $ 3,983
                                     =======    =======        =======         ========       =======

                                                                 THE COMPANY
                                     -------------------------------------------------------------------
                                                     FISCAL YEAR ENDED DECEMBER 27, 1997
                                     -------------------------------------------------------------------
                                     PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ------    ----------   --------------   ------------   ------------
Net sales..........................  $86,060    $ 3,797        $38,910         $(14,585)      $114,182
Cost of goods sold.................   60,571      2,401         30,362          (14,536)        78,798
                                     -------    -------        -------         --------       --------
       Gross profit................   25,489      1,396          8,548              (49)        35,384
Selling, general and administrative
  expense..........................   14,288        900          5,961               --         21,149
                                     -------    -------        -------         --------       --------
       Operating income............   11,201        496          2,587              (49)        14,235
Other expenses (income):
  Interest expense.................    6,163        196            430           (1,826)         4,963
  Interest income..................       --     (1,826)                          1,826             --
  Other, net.......................      463        186           (129)              --            520
  Equity in earnings of
     subsidiaries..................   (2,402)    (1,231)            --            3,633             --
                                     -------    -------        -------         --------       --------
       Income before income
          taxes....................    6,977      3,171          2,286           (3,682)         8,752
Provision for income taxes.........    1,976        720          1,055               --          3,751
                                     -------    -------        -------         --------       --------
       Net income..................  $ 5,001    $ 2,451        $ 1,231         $ (3,682)      $  5,001
                                     =======    =======        =======         ========       ========

                            SIMONDS INDUSTRIES INC.

                                  (UNAUDITED)

                                                                 THE COMPANY
                                     -------------------------------------------------------------------
                                                       SIX MONTHS ENDED JUNE 28, 1997
                                     -------------------------------------------------------------------
                                     PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ------    ----------   --------------   ------------   ------------
Net sales..........................  $42,696     $   --        $20,032         $(7,352)       $55,376
Cost of goods sold.................   30,189         --         15,410          (7,352)        38,247
                                     -------     ------        -------         -------        -------
       Gross profit................   12,507         --          4,622              --         17,129
Selling, general and administrative
  expense..........................    6,964         --          2,980              --          9,944
                                     -------     ------        -------         -------        -------
       Operating income............    5,543         --          1,642              --          7,185
Other expenses (income):
  Interest expense.................    2,962         --            394            (956)         2,400
  Interest income..................       --       (809)          (153)            956             (6)
  Other, net.......................      211         15            (54)             --            172
  Equity in earnings of
     subsidiaries..................   (1,296)      (788)            --           2,084             --
                                     -------     ------        -------         -------        -------
       Income before income
          taxes....................    3,666      1,582          1,455          (2,084)         4,619
Provision for income taxes.........    1,018        286            667              --          1,971
                                     -------     ------        -------         -------        -------
       Net income..................  $ 2,648     $1,296        $   788          (2,084)       $ 2,648
                                     =======     ======        =======         =======        =======

                                                                 THE COMPANY
                                     -------------------------------------------------------------------
                                                       SIX MONTHS ENDED JUNE 27, 1998
                                     -------------------------------------------------------------------
                                     PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                     ------    ----------   --------------   ------------   ------------
Net sales..........................  $43,960     $5,099        $21,272         $(7,690)       $62,641
Cost of goods sold.................   30,344      3,344         16,283          (7,690)        42,281
                                     -------     ------        -------         -------        -------
       Gross profit................   13,616      1,755          4,989              --         20,360
Selling, general and administrative
  expense..........................    7,374      1,310          3,277              --         11,961
                                     -------     ------        -------         -------        -------
       Operating income............    6,242        445          1,712              --          8,399
Other expenses (income):
  Interest expense.................    3,044        238            452          (1,249)         2,485
  Interest income..................       --     (1,106)          (151)          1,249             (8)
  Other, net.......................      240         26            (99)             --            167
  Equity in earnings of
     subsidiaries..................   (1,654)      (853)            --           2,507             --
                                     -------     ------        -------         -------        -------
       Income before income
          taxes....................    4,612      2,140          1,510          (2,507)         5,755
Provision for income taxes.........    1,298        486            657              --          2,441
                                     -------     ------        -------         -------        -------
       Net income..................  $ 3,314     $1,654        $   853         $(2,507)       $ 3,314
                                     =======     ======        =======         =======        =======

                            SIMONDS INDUSTRIES INC.

                                                                      THE PREDECESSOR
                                           ----------------------------------------------------------------------
                                                            FIVE MONTHS ENDED DECEMBER 30, 1995
                                           ----------------------------------------------------------------------
                                           PARENT    GUARANTORS    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                           -------   -----------   ---------------   ------------   -------------
Net cash (used in) provided by operating
  activities.............................  $ 1,773      $ 52           $ (774)          $ 402          $ 1,453
Cash flows from investing activities:
  Proceeds from asset sales..............       31        --               14              --               45
  Purchase of equipment..................     (630)       --             (115)             --             (745)
                                           -------      ----           ------           -----          -------
  Net cash used by investing
     activities..........................     (599)       --             (101)             --             (700)
Cash flows from financing activities:
  Change in overdraft....................      147        --                2              --              149
  Proceeds from issuance of long-term
     debt................................     (284)       --               37              --             (247)
  Principal payments of long-term debt...     (914)       --              173            (391)          (1,132)
  Intercompany loans.....................       --       (27)              27              --               --
                                           -------      ----           ------           -----          -------
  Net cash (used in) provided by
     financing activities................   (1,051)      (27)             239            (391)          (1,230)
  Effect of foreign exchange.............       --        --             (178)            (11)            (189)
                                           -------      ----           ------           -----          -------
Increase (decrease) in cash..............      123        25             (814)             --             (666)
Cash at beginning of the period..........       17         1            1,430              --            1,448
                                           -------      ----           ------           -----          -------
Cash at end of the period................  $   140      $ 26           $  616           $  --          $   782
                                           =======      ====           ======           =====          =======

                            SIMONDS INDUSTRIES INC.

                                                                        THE COMPANY
                                           ----------------------------------------------------------------------
                                                            SEVEN MONTHS ENDED DECEMBER 30, 1995
                                           ----------------------------------------------------------------------
                                           PARENT    GUARANTORS    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                           -------   -----------   ---------------   ------------   -------------
Net cash (used in) provided by operating
  activities.............................  $ 3,040      $(854)         $   978         $ 2,480         $ 5,644
Cash flows from investing activities:
  Proceeds from asset sales..............       22         --               --              --              22
  Purchase of equipment..................   (1,628)        --             (267)             --          (1,895)
  Acquisitions...........................  (44,620)        --               --              --         (44,620)
                                           -------      -----          -------         -------         -------
  Net cash used in investing
     activities..........................  (46,226)        --             (267)             --         (46,493)
Cash flows from financing activities:
  Change in overdraft....................      124         --               --              --             124
  Net proceeds from revolving credit
     facility............................    7,643         --           (2,590)             --           5,053
  Proceeds from issuance of long-term
     debt................................   35,800         --               --              --          35,800
  Principal payments of long-term debt...   (9,125)        --            1,829          (1,481)         (8,777)
  Intercompany loans.....................       --        829             (829)             --              --
  Issuance of common stock...............   11,000         --            1,000          (1,000)         11,000
  Other..................................   (1,597)        --               --              --          (1,597)
                                           -------      -----          -------         -------         -------
  Net cash (used in) provided by
     financing activities................   43,845        829             (590)         (2,481)         41,603
  Effect of foreign exchange.............       --         --                7               1               8
                                           -------      -----          -------         -------         -------
Increase (decrease) in cash..............      659        (25)             128              --             762
Cash at beginning of the period..........      140         26              616              --             782
                                           -------      -----          -------         -------         -------
Cash at end of the period................  $   799      $   1          $   744         $    --         $ 1,544
                                           =======      =====          =======         =======         =======

                            SIMONDS INDUSTRIES INC.

                                                                        THE COMPANY
                                           ----------------------------------------------------------------------
                                                            FISCAL YEAR ENDED DECEMBER 28, 1996
                                           ----------------------------------------------------------------------
                                           PARENT    GUARANTORS    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                           -------   -----------   ---------------   ------------   -------------

Net cash (used in) provided by operating
  activities.............................  $ 2,227     $ 1,204         $(1,540)        $ 4,774         $ 6,665
Cash flows from investing activities:
  Proceeds from asset sales..............       20          --              15              --              35
  Purchase of equipment..................   (3,168)         --            (470)             --          (3,638)
  Acquisitions...........................   (1,185)     (1,185)         (1,185)          2,370          (1,185)
                                           -------     -------         -------         -------         -------
  Net cash used in investing
     activities..........................   (4,333)     (1,185)         (1,640)          2,370          (4,788)
Cash flows from financing activities:
  Change in overdraft....................      266          --              53              --             319
  Net proceeds from revolving credit
     facility............................       --          --            (197)             --            (197)
  Proceeds from issuance of long-term
     debt................................       --          --              --              --              --
  Principal payments of long-term debt...      865          --             611          (4,006)         (2,530)
  Intercompany loans.....................       --      (2,125)          2,125              --              --
  Issuance of common stock...............       --       3,100              37          (3,137)             --
  Dividends (paid) received..............      992        (992)             --              --              --
  Other..................................     (118)         --              --              --            (118)
                                           -------     -------         -------         -------         -------
  Net cash (used in) provided by
     financing activities................    2,005         (17)          2,629          (7,143)         (2,526)
  Effect of foreign exchange.............       --          --             361              (1)            360
                                           -------     -------         -------         -------         -------
Increase (decrease) in cash..............     (101)          2            (190)             --            (289)
Cash at beginning of the period..........      799           1             744              --           1,544
                                           -------     -------         -------         -------         -------
Cash at end of the period................  $   698     $     3         $   554         $    --         $ 1,255
                                           =======     =======         =======         =======         =======

                            SIMONDS INDUSTRIES INC.

                                                                  THE COMPANY
                                      -------------------------------------------------------------------
                                                      FISCAL YEAR ENDED DECEMBER 27, 1997
                                      -------------------------------------------------------------------
                                      PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      ------    ----------   --------------   ------------   ------------

Net cash provided by operating
  activities........................  $ 7,385     $1,644        $ 3,342         $   675        $13,046
Cash flows from investing
  activities:
  Proceeds from asset sales.........       65         37              4               1            107
  Purchase of equipment.............   (3,074)       (18)          (616)             --         (3,708)
  Acquisitions......................  (13,703)    (8,125)            --           8,125        (13,703)
                                      -------     ------        -------         -------        -------
  Net cash used by investing
     activities.....................  (16,712)    (8,106)          (612)          8,126        (17,304)
Cash flows from financing
  activities:
  Change in overdraft...............     (488)        --            (51)             --           (539)
  Net proceeds from revolving credit
     facility.......................       --       (536)          (909)             --         (1,445)
  Proceeds from issuance of
     long-term debt.................    7,700         --             --              --          7,700
  Principal payments of long-term
     debt...........................     (722)        --           (733)            143         (1,312)
  Intercompany loans................       --        452           (452)             --             --
  Issuance of common stock..........       33      9,000             (1)         (8,999)            33
  Dividends (paid) received.........    2,269     (2,269)            --              --             --
  Other.............................     (138)        --             --              --           (138)
                                      -------     ------        -------         -------        -------
  Net cash (used in) provided by
     financing activities...........    8,654      6,647         (2,146)         (8,856)         4,299
  Effect of foreign exchange........       --         --            (96)             55            (41)
                                      -------     ------        -------         -------        -------
Increase (decrease) in cash.........     (673)       185            488              --             --
Cash at beginning of the period.....      698          3            554              --          1,255
                                      -------     ------        -------         -------        -------
Cash at end of the period...........  $    25     $  188        $ 1,042              --        $ 1,255
                                      =======     ======        =======         =======        =======

                            SIMONDS INDUSTRIES INC.

                                  (UNAUDITED)

                                                                        THE COMPANY
                                           ----------------------------------------------------------------------
                                                             FOR SIX MONTHS ENDED JUNE 27, 1997
                                           ----------------------------------------------------------------------
                                           PARENT    GUARANTORS    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                           -------   -----------   ---------------   ------------   -------------

Net cash (used in) provided by operating
  activities.............................  $ 3,194      $ 506          $ 1,290           $(14)         $ 4,976
Cash flows from investing activities:
  Proceeds from asset sales..............       38         --               --             --               38
  Purchase of equipment..................   (1,242)        --             (300)            --           (1,542)
  Acquisitions...........................   (5,578)        --               --             --           (5,578)
                                           -------      -----          -------           ----          -------
     Net cash used in investing
       activities........................   (6,782)        --             (300)            --           (7,082)
Cash flows from financing activities:
  Change in overdraft....................     (270)        --              (20)            --             (290)
  Net proceeds from revolving credit
     facility............................       --         --             (585)            --             (585)
  Proceeds from issuance of long-term
     debt................................    6,000         --               --             --            6,000
  Principal payments of long-term debt...   (2,960)        --             (402)            --           (3,362)
  Proceeds from issuance of notes
     payable.............................       --         --               --             --               --
  Intercompany loans.....................       33         --               (1)             1               33
  Issuance of common stock...............       --         --               --             --               --
  Purchase of treasury stock.............       --         --               --             --               --
  Dividends (paid) received..............      594       (594)              --             --               --
  Other..................................      (32)        93              (92)            (1)             (32)
                                           -------      -----          -------           ----          -------
  Net cash (used in)/provided by
     financing activities................    3,365       (501)          (1,100)            --            1,764
  Effect of foreign exchange.............       --         --              (47)            14              (33)
                                           -------      -----          -------           ----          -------
Increase (decrease) in cash..............     (223)         5             (157)            --             (375)
Cash at beginning of the period..........      698          3              554             --            1,255
                                           -------      -----          -------           ----          -------
Cash at end of the period................  $   475      $   8          $   397             --          $   880
                                           =======      =====          =======           ====          =======

                            SIMONDS INDUSTRIES INC.

                                  (UNAUDITED)

                                                                        THE COMPANY
                                           ----------------------------------------------------------------------
                                                             FOR SIX MONTHS ENDED JUNE 28, 1998
                                           ----------------------------------------------------------------------
                                           PARENT    GUARANTORS    NON-GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                           -------   -----------   ---------------   ------------   -------------

Net cash (used in) provided by operating
  activities.............................  $(3,043)    $ 1,025         $  (600)        $ 5,318         $ 2,700
Cash flows from investing activities:
  Proceeds from asset sales..............        1          --              56              --              57
  Purchase of equipment..................   (1,874)        (50)           (161)             --          (2,085)
  Acquisitions...........................       --          --          (6,781)             --          (6,781)
                                           -------     -------         -------         -------         -------
     Net cash used in investing
       activities........................   (1,873)        (50)         (6,886)             --          (8,809)
Cash flows from financing activities:
  Change in overdraft....................      (97)         --              (2)             --             (99)
  Net proceeds from revolving credit
     facility............................    6,167          --             635              --           6,802
  Proceeds from issuance of long-term
     debt................................       --          --              --              --              --
  Principal payments of long-term debt...   (2,250)         --             (66)             --          (2,316)
  Proceeds from issuance of notes
     payable.............................       --          --           1,474              --           1,474
  Intercompany loans.....................       --      (5,112)          5,112              --              --
  Issuance of common stock...............       --       5,358              --          (5,358)             --
  Purchase of treasury stock.............      (47)         --              --              --             (47)
  Dividends (paid) received..............    1,144      (1,144)             --              --              --
  Other..................................       --          --              --              --              --
                                           -------     -------         -------         -------         -------
  Net cash (used in)/provided by
     financing activities................    4,917        (898)          7,153          (5,358)          5,814
  Effect of foreign exchange.............       --          --            (165)             40            (125)
                                           -------     -------         -------         -------         -------
Increase (decrease) in cash..............        1          77            (498)             --            (420)
Cash at beginning of the period..........       25         188           1,042              --           1,255
                                           -------     -------         -------         -------         -------
Cash at end of the period................  $    26     $   265         $   544              --         $   835
                                           =======     =======         =======         =======         =======

                            SIMONDS INDUSTRIES INC.

(14)  SUBSEQUENT EVENTS AND INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The unaudited condensed consolidated financial statements presented (Unaudited Financial Statements) as of June 27, 1998 and for the three months ended June 28, 1997 and June 27, 1998 have been prepared by the Company and include all of its wholly owned subsidiaries after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted; however, the Company believes that the disclosures included are adequate to make the information presented not misleading. The Unaudited Financial Statements should be read in conjunction with the consolidated financial statements and the notes included herein.

     Inventories at June 27, 1998 include approximately $5,364 of raw materials, $7,329 of work in process and $16,004 in finished goods.

     In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income and foreign currency translation adjustments, in the Consolidated Statements of Shareholders' Equity. Prior years have been restated to conform to the SFAS No. 130 requirements.

     On May 8, 1998, the Company acquired 100% of the outstanding stock of W. Notting Limited for approximately $6,781, of which $5,358 was paid in cash with additional financing from the Company's revolving credit facility and the balance was in the form of a term Promissory Note bearing interest at 8.5% and repayable April 30, 1999. The acquisition is accounted for as a purchase and the purchase price has been allocated based on the fair market value of the underlying assets and liabilities. The purchase allocation is preliminary and subject to adjustment. Goodwill totaled $1,867 on this acquisition and will be amortized on a straight-line basis over 40 years. The consolidated financial statements include the results of operations of W. Notting Limited subsequent to the date of acquisition.

     In July 1998, the Company issued $100,000 of Senior Subordinated Notes (the "Notes"). Interest on the Notes will accrue from the date of issuance at 10.25% and is payable semi-annually on January 1 and July 1, commencing January 1, 1999. The Notes are due in 2008 but may be redeemed on or after July 1, 2003 at specified premium prices. Proceeds from the Notes were primarily used for repayment of indebtedness, acquisition of treasury stock, and buyout of all outstanding stock options and warrants. The buyout of stock options resulted in a pretax compensation charge of approximately $4,500 recorded in July 1998. The repayment of indebtedness resulted in an extraordinary charge of approximately $600, net of tax benefit, recorded in July 1998 to write off unamortized debt discount and deferred financing costs.

     The Company concurrently entered into a new Senior Credit Facility with a commercial lender, that provides $30,000 availability, undrawn as of the offering date. Borrowings under the Senior Credit Facility are available for permitted acquisitions and working capital, including letters of credit.

     The Senior Credit Facility is secured by first priority liens on all tangible and intangible personal property and real property assets of the Company and its subsidiaries.

     The Senior Credit Facility will expire in 2003, unless extended. The interest rate per annum applicable to the Senior Credit Facility will be, at the Company's option, either LIBOR or the greater of the prime rate or the overnight federal funds rate plus 0.50%, in each case plus 0.125% to 2.375% depending on the Company's financial leverage (the "Applicable Margin"). The Company will be required to pay certain fees in connection with the Senior Credit Facility, including a commitment fee of 0.50% initially and thereafter at a per annum rate equal to the Applicable Margin on the unutilized portion of the revolver.

                            SIMONDS INDUSTRIES INC.

     Financing costs relating to the issuance of these Notes are estimated to be $5,000 and will be amortized over the term of the debt.

     Also in July 1998 the Company issued warrants to certain shareholders to purchase an aggregate of 4393.74 shares of common stock at a price of $458.52 per share, and granted options to two executives to purchase an aggregate of 673 shares of common stock at $458.52 per share.

================================================================================

     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Summary...................................................................    1
Risk Factors..............................................................   11
Use of Proceeds...........................................................   15
Capitalization............................................................   15
Selected Pro Forma Financial Data.........................................   16
Selected Historical Financial Data........................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations...............................................   21
Business..................................................................   25
Management................................................................   32
Security Ownership of Certain Beneficial Owners and Management............   36
Certain Transactions......................................................   37
Description of Senior Debt................................................   37
Description of Exchange Notes.............................................   39
The Exchange Offer........................................................   64
Certain Federal Income Tax Considerations.................................   72
Plan of Distribution......................................................   75
Legal Matters.............................................................   76
Experts...................................................................   76
Index to Consolidated Financial Statements................................  F-1


================================================================================

                                  $100,000,000


                                    SIMONDS
                                INDUSTRIES INC.


                          10 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2008



                                  --------------
                                  PROSPECTUS
                                          , 1998
                                  --------------





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), the Registrant's Certificate of Incorporation eliminates the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation contains a provision covering indemnification to the maximum extent permitted under the DGCL of directors and officers of the Registrant against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers or agents of the Registrant, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

     At present, there is no pending litigation or proceeding involving a director, officer or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer or other agent of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------

   2.1 Stockholder Agreement dated as of July 7, 1998 among the Company and its stockholders

   2.2 Stock Purchase Agreement dated August 1, 1997 among Simonds Holding Company, Inc., Armstrong Manufacturing Company and Frederic B. Andrianoff

   2.3 Share Purchase Agreement dated May 7, 1998 among Time Eclipse Limited, SI Holding Corporation and the shareholders of W. Notting Limited

   3.1    Amended and Restated Certificate of Incorporation of Simonds

   3.2    By-laws of Simonds

   3.3    Certificate of Incorporation of Armstrong Manufacturing Company

   3.4    By-laws of Armstrong Manufacturing Company

   3.5    Certificate of Incorporation of Simonds Holding Company, Inc.

   3.6    By-laws of Simonds Holding Company, Inc.

   3.7    Certificate of Incorporation of Simonds Industries FSC, Inc.

   3.8    By-laws of Simonds Industries FSC, Inc.

   4.1 Indenture dated as of July 7, 1998 among the Company, the Guarantors and the Trustee

   4.2 Registration Rights Agreement dated July 7, 1998 among the Company, the Guarantors and Salomon Brothers Inc., First Union Capital Markets and Schroder & Co. Inc.

   4.3 Credit Agreement dated as of July 2, 1998 among the Company, certain of its Subsidiaries and First Union National Bank

   4.4 Credit Agreement between Wespa and The First National Bank of Boston Zweigniederlassung Frankfurt dated February 23, 1993

   4.5    Promissory Notes of Simonds UK Holdings Ltd.

   4.6 Purchase Agreement dated June 30, 1998 among the Company, the Guarantors and Salomon Smith Barney Inc, First Union Capital Markets and Schroder & Co., Inc.

   5.1    Opinion of Wellesley Law Associates

   5.2    Opinion of Edwards & Angell, LLP

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------

  10.1 Employment and Non-Competition Agreement between the Company and Ross George dated May 26, 1995, as amended July 7, 1998

  10.2 Employment and Non-Competition Agreement between the Company and Joseph Sylvia dated May 26, 1995, as amended July 7, 1998

  10.3 Employment agreement between the Company and Robert Deedrick dated June 1, 1993

  10.4 Employment agreement between the Company and James Palmer dated March 31, 1995

  10.5 Employment agreement between the Company and Roland Richard dated May 7, 1992

  10.6    Employment Agreement dated November 14, 1995 between the Company and
          F. A. DeVilling, III

  10.7 Employment Agreement dated March 31, 1998 between the Company and Ronald Owens

  10.8    Simonds Industries Inc. Amended and Restated 1998 Stock Incentive Plan

  10.9 Escrow Agreement dated May 26, 1995 among SI Holding Corporation, the Company, Charles W. Doulton, the Massachusetts Capital Resource Company, the shareholders of Simonds Industries, Inc., the option holders of the Company and Fleet Bank of Massachusetts, N.A.

 10.10 Labor Agreement dated May 5, 1998 between the Company and Local No. 7896 of the United Steel Workers of America

 10.11 Agreement dated April 6, 1998 between the Company and Local 2737-16 of the United Steelworkers of America, AFL-CIO

 10.12 Agreement dated April 6, 1998 between the Company and Local No. 2737-17 of the United Steelworkers of America, AFL-CIO

 10.13 Employment Agreement between the Company and Harry Rogers dated February 23, 1994

  12.1    Statement regarding computation of ratios

  21.1    Subsidiaries

  23.1    Consent of Wellesley Law Associates (included in Exhibit 5.1)

  23.2    Consent of Edwards & Angell, LLP (included in Exhibit 5.2)

  23.3    Consent of Arthur Andersen LLP

  24.1    Powers of Attorney (included on signature pages)

  25.1 Statement of Eligibility on Form T-1 of State Street Bank and Trust Company as Trustee under the Indenture

  27.1    Financial Data Schedules

  99.1    Form of Letter of Transmittal used in connection with the Exchange
          Offer

  99.2 Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer

  99.3    Form of Exchange Agent Agreement


ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That, every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (8) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (10) To file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305 (b)(2) of the Act.

                                   SIGNATURES

     Simonds Industries Inc. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fitchburg, Commonwealth of Massachusetts, on the 2nd day of September, 1998.

                                            SIMONDS INDUSTRIES INC.

                                            By: /s/ ROSS GEORGE
                                              ----------------------------------
                                              Ross George
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 2nd day of September, 1998.

     KNOW ALL MEN BY THESE PRESENTS that each officer and director of Simonds Industries Inc. whose signature appears below constitutes and appoints Ross George, Joseph Sylvia and David Witman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments, or any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    SIGNATURES                                             TITLE
                    ----------                                             -----

                  /s/ ROSS GEORGE                    President, Chief Executive Officer and Director
---------------------------------------------------  (principal executive officer)
                    Ross George

                 /s/ JOSEPH SYLVIA                   Executive Vice President, Chief Financial Officer
---------------------------------------------------  and Director (principal financial and accounting
                   Joseph Sylvia                     officer)

                  /s/ HABIB GORGI                    Director
---------------------------------------------------
                    Habib Gorgi

             /s/ BERNARD BUONANNO III                Director
---------------------------------------------------
               Bernard Buonanno III

                                   SIGNATURES

     Armstrong Manufacturing Company. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fitchburg, Commonwealth of Massachusetts, on the 2nd day of September, 1998.

                                            ARMSTRONG MANUFACTURING COMPANY

                                            By: /s/ ROSS GEORGE
                                              ----------------------------------
                                              Ross George
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 2nd day of September, 1998.

     KNOW ALL MEN BY THESE PRESENTS that each officer and director of Armstrong Manufacturing Company whose signature appears below constitutes and appoints Ross George, Joseph Sylvia and David Witman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments, or any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    SIGNATURES                                             TITLE
                    ----------                                             -----

                  /s/ ROSS GEORGE                    President, Chief Executive Officer and Director
---------------------------------------------------  (principal executive officer)
                    Ross George

                 /s/ JOSEPH SYLVIA                   Chief Financial Officer and Director (principal
---------------------------------------------------  financial and accounting officer)
                   Joseph Sylvia

                /s/ JOHN F. WILSON                   Director
---------------------------------------------------
                  John F. Wilson

                                   SIGNATURES

     Simonds Holding Company, Inc. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fitchburg, Commonwealth of Massachusetts, on the 2nd day of September, 1998.

                                            SIMONDS HOLDING COMPANY, INC.

                                            By: /s/ JOSEPH L. SYLVIA
                                              ----------------------------------
                                              Joseph L. Sylvia
                                              President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 2nd day of September, 1998.

     KNOW ALL MEN BY THESE PRESENTS that each officer and director of Simonds Holding Company, Inc. whose signature appears below constitutes and appoints Ross George, Joseph Sylvia and David Witman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments, or any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    SIGNATURES                                             TITLE
                    ----------                                             -----

               /s/ JOSEPH L. SYLVIA                  President, Treasurer and Director (principal
---------------------------------------------------  executive officer and principal financial and
                 Joseph L. Sylvia                    accounting officer)

                /s/ DAVID P. WITMAN                  Director
---------------------------------------------------
                  David P. Witman

                /s/ JOAN DOBRZYNSKI                  Director
---------------------------------------------------
                  Joan Dobrzynski

                 /s/ BARBARA STEEN                   Director
---------------------------------------------------
                   Barbara Steen

                                   SIGNATURES

     Simonds Industries FSC, Inc. Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fitchburg, Commonwealth of Massachusetts, on the 2nd day of September, 1998.

                                            SIMONDS INDUSTRIES FSC, INC.

                                            By: /s/ ROSS GEORGE
                                              ----------------------------------
                                              Ross George
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 2nd day of September, 1998.

     KNOW ALL MEN BY THESE PRESENTS that each officer and director of Simonds Industries FSC, Inc. whose signature appears below constitutes and appoints Ross George, Joseph Sylvia and David Witman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments, or any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    SIGNATURES                                             TITLE
                    ----------                                             -----

                  /s/ ROSS GEORGE                    President, Chief Executive Officer and Director
---------------------------------------------------  (principal executive officer)
                    Ross George

                 /s/ JOSEPH SYLVIA                   Treasurer and Director (principal financial and
---------------------------------------------------  accounting officer)
                   Joseph Sylvia

             /s/ FRANCISCO J.T. RIVERA               Director
---------------------------------------------------
               Francisco J.T. Rivera

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Stockholder Agreement dated as of July 7, 1998 among the
          Company and its stockholders
   2.2    Stock Purchase Agreement dated August 1, 1997 among Simonds
          Holding Company, Inc., Armstrong Manufacturing Company and
          Frederic B. Andrianoff
   2.3    Share Purchase Agreement dated May 7, 1998 among Time
          Eclipse Limited, SI Holding Corporation and the shareholders of W. Notting Limited
   3.1    Amended and Restated Certificate of Incorporation of Simonds
   3.2    By-laws of Simonds
   3.3    Certificate of Incorporation of Armstrong Manufacturing
          Company
   3.4    By-laws of Armstrong Manufacturing Company
   3.5    Certificate of Incorporation of Simonds Holding Company,
          Inc.
   3.6    By-laws of Simonds Holding Company, Inc.
   3.7    Certificate of Incorporation of Simonds Industries FSC, Inc.
   3.8    By-laws of Simonds Industries FSC, Inc.
   4.1    Indenture dated as of July 7, 1998 among the Company, the
          Guarantors and the Trustee
   4.2    Registration Rights Agreement dated July 7, 1998 among the
          Company, the Guarantors and Salomon Brothers Inc., First
          Union Capital Markets and Schroder & Co. Inc.
   4.3    Credit Agreement dated as of July 2, 1998 among the Company, certain of its Subsidiaries and First Union National Bank
   4.4    Credit Agreement between Wespa and The First National Bank of Boston Zweigniederlassung Frankfurt dated February 23,
          1993
   4.5    Promissory Notes of Simonds UK Holdings Ltd.
   4.6    Purchase Agreement dated June 30, 1998 among the Company,
          the Guarantors and Salomon Smith Barney Inc, First Union
          Capital Markets and Schroder & Co., Inc.
   5.1    Opinion of Wellesley Law Associates
   5.2    Opinion of Edwards & Angell, LLP
  10.1    Employment and Non-Competition Agreement between the Company and Ross George dated May 26, 1995, as amended July 7, 1998
  10.2    Employment and Non-Competition Agreement between the Company and Joseph Sylvia dated May 26, 1995, as amended July 7,
          1998
  10.3    Employment agreement between the Company and Robert Deedrick dated June 1, 1993
  10.4    Employment agreement between the Company and James Palmer
          dated March 31, 1995
  10.5    Employment agreement between the Company and Roland Richard dated May 7, 1992
  10.6    Employment Agreement dated November 14, 1995 between the
          Company and F. A. DeVilling, III
  10.7    Employment Agreement dated March 31, 1998 between the
          Company and Ronald Owens
  10.8    Simonds Industries Inc. Amended and Restated 1998 Stock
          Incentive Plan
  10.9    Escrow Agreement dated May 26, 1995 among SI Holding
          Corporation, the Company, Charles W. Doulton, the
          Massachusetts Capital Resource Company, the shareholders of
          Simonds Industries, Inc., the option holders of the Company and Fleet Bank of Massachusetts, N.A.
 10.10    Labor Agreement dated May 5, 1998 between the Company and
          Local No. 7896 of the United Steel Workers of America
 10.11    Agreement dated April 6, 1998 between the Company and Local
          2737-16 of the United Steelworkers of America, AFL-CIO
 10.12    Agreement dated April 6, 1998 between the Company and Local
          No. 2737-17 of the United Steelworkers of America, AFL-CIO
 10.13    Employment Agreement between the Company and Harry Rogers
          dated February 23, 1994
  12.1    Statement regarding computation of ratios
  21.1    Subsidiaries
  23.1    Consent of Wellesley Law Associates (included in Exhibit
          5.1)
  23.2    Consent of Edwards & Angell, LLP (included in Exhibit 5.2)
  23.3    Consent of Arthur Andersen LLP
  24.1    Powers of Attorney (included on signature pages)
  25.1    Statement of Eligibility on Form T-1 of State Street Bank
          and Trust Company as Trustee under the Indenture
  27.1    Financial Data Schedules
  99.1    Form of Letter of Transmittal used in connection with the
          Exchange Offer
  99.2    Form of Notice of Guaranteed Delivery used in connection
          with the Exchange Offer
  99.3    Form of Exchange Agent Agreement